Exhibit 10.34

U.S. $57,164,228.00
FIRST AMENDED AND RESTATED REVOLVING LOAN AGREEMENT
by and among
ARBOR REALTY TRUST, INC.,
as a Borrower
ARBOR REALTY GPOP, INC.,
as a Borrower
ARBOR REALTY LPOP, INC.,
as a Borrower
ARBOR REALTY LIMITED PARTNERSHIP,
as a Borrower
ARBOR REALTY SR, INC.,
as a Borrower
ARBOR REALTY COLLATERAL MANAGEMENT, LLC,
as a Borrower
EACH OTHER BORROWER THAT BECOMES A PARTY HERETO,
each as a Borrower
EACH OF THE GUARANTORS THAT BECOMES A PARTY HERETO,
each as a Guarantor
WACHOVIA BANK, NATIONAL ASSOCIATION,
in its capacity as Initial Lender and in its capacity as Administrative Agent
and
EACH OF THE OTHER LENDERS THAT BECOMES A PARTY HERETO,
each as a Lender
Dated as of July 23, 2009

 ii

SCHEDULES

Schedule 1	-	Accounts
Schedule 2	-	Commitments
Schedule 3	-	Addresses
Schedule 4.1(cc)	-	List of Contingent Liabilities
Schedule 4.1(ff)	-	List of Existing Financing Facilities
Schedule 4.1(ll)	-	Organizational Chart of the Borrowers
EXHIBITS

Exhibit I	-	Revolving Note
Exhibit II	-	Form of Notice of Borrowing
Exhibit III	-	Form of Confirmation
Exhibit IV	-	Form of Closing Certificate of Borrower/Guarantor
Exhibit V	-	Compliance Certificate
Exhibit VI–1	-	Form of Irrevocable Instruction
Exhibit VI–2		Form of Irrevocable Instruction
Exhibit VII	-	Form of Servicer Redirection Notice
Exhibit VIII	-	Power of Attorney
Exhibit IX	-	Form of Commitment Transfer Supplement
Exhibit X	-	Form of Joinder Agreement
Exhibit XI	-	Form of Account Control Agreement
 iii

FIRST AMENDED AND RESTATED REVOLVING LOAN AGREEMENT
     THIS FIRST AMENDED AND RESTATED REVOLVING LOAN AGREEMENT (as amended, modified, waived, supplemented, extended, restated or replaced from time to time, this “Agreement”) is made as of this 23rd day of July, 2009, by and among:
     (1) ARBOR REALTY TRUST, INC., a Maryland corporation, as a borrower (together with its successors and permitted assigns, “ART”);
     (2) ARBOR REALTY GPOP, INC., a Delaware corporation, as a borrower (together with its successors and permitted assigns, “GPOP”);
     (3) ARBOR REALTY LPOP, INC., a Delaware corporation, as a borrower (together with its successors and permitted assigns, “LPOP”);
     (4) ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership, as a borrower (together with its successors and permitted assigns, “ARLP”);
     (5) ARBOR REALTY SR, INC., a Maryland corporation, as a borrower (together with its successors and permitted assigns, “ARSR”);
     (6) ARBOR REALTY COLLATERAL MANAGEMENT, LLC, a Delaware limited liability company, as a borrower (together with its successors and permitted assigns, “ARCM”);
     (7) EACH OTHER BORROWER THAT BECOMES A PARTY HERETO, each as a Borrower;
     (8) EACH OF THE GUARANTORS THAT BECOMES A PARTY HERETO, each as a guarantor (in such capacity, together with its successors and permitted assigns, each a “Guarantor”);
     (9) WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Wachovia”), in its capacity as initial lender (together with its successors and assigns in such capacity, the “Initial Lender”), and in its capacity as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”); and
     (10) EACH OF THE LENDERS THAT BECOMES A PARTY HERETO, each as a lender (together with their successors and assigns, each a “Lender” and collectively with the Initial Lender, the “Lenders”).
R E C I T A L S
     WHEREAS, the Borrowers, the Lender, the Administrative Agent and the Guarantors that become a party thereto are parties to that certain Revolving Loan Agreement, dated as of June 11, 2007, as amended by the First Amendment to the Revolving Loan Agreement, dated as of November 6, 2007, the Second Amendment to the Revolving Loan Agreement, dated as of June 9, 2008, the Third Amendment to the Revolving Loan Agreement, dated as of June 26, 2008, the Fourth Amendment to the Revolving Loan Agreement, dated as of July 9, 2008, the Fifth Amendment to the Revolving Loan Agreement, dated as of September 30, 2008, the Sixth Amendment to the Revolving Loan Agreement,

dated as of December 31, 2008, the Seventh Amendment to the Revolving Loan Agreement, dated as of December 31, 2008 and the Eighth Amendment to the Revolving Loan Agreement, dated as of June 8, 2009 (the “Original Agreement”);
     WHEREAS, the Borrowers, the Guarantors, the Lenders and the Administrative Agent desire to amend and restate the Original Agreement in several respects.
     NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms.
     (a) Certain capitalized terms used throughout this Agreement are defined above or in this Article I.
     (b) As used in this Agreement and the schedules, exhibits and other attachments hereto, unless the context requires a different meaning, the following terms shall have the following meanings:
“40 Act”: The Investment Company Act of 1940, as amended from time to time.
“450 Transaction”: The Preferred Equity Interests of ART and/or one or more of its Consolidated Subsidiaries in AT 450 I LLC and AT 450 II LLC.
“Account Beneficiaries”: The Lenders and the Borrowers (but, in the case of the Borrowers, solely to the extent any such Borrower shall have a right to receive amounts from the Collection Account in accordance with Subsection 2.7(b) hereof).
“Account Control Agreement”: An amended and restated letter agreement, dated as of the Restatement Date, among the Borrowers, the Administrative Agent and Wachovia, substantially in the form of Exhibit XI attached hereto, regarding the Administrative Agent’s control over the Collection Account and the CDO Management Fee Account.
“Accrual Period”: With respect to the first Payment Date, the period from and including the applicable Borrowing Date to but excluding such first Payment Date, and, with respect to any subsequent Payment Date, the period from and including the previous Payment Date to but excluding such subsequent Payment Date.
“ACM”: Arbor Commercial Mortgage, LLC, a New York limited liability company.
“Additional Amount”: Defined in Subsection 2.12(a) of this Agreement.
“Additional Collateral”: Eligible Assets that are from time to time pledged to the Administrative Agent, on behalf of the Lenders, as Collateral for the Loans and the other Obligations (in each case excluding any Retained Interests).
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Additional Term Loan Collateral” Has the meaning set forth in the Arbor Credit Agreement.
“Adjusted Eurodollar Rate”: For any Eurodollar Period, a rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the Eurodollar Rate for such Eurodollar Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Eurodollar Period.
“Adjusted Tangible Net Worth”: Tangible Net Worth plus the aggregate principal amount outstanding under the Eligible Subordinated Debt plus deferred revenues relating to the 450 Transaction to the extent classified as a liability according to GAAP.
“Administrative Agent”: Defined in the Preamble to this Agreement.
“Administrative Agent’s Account”: An account of the Administrative Agent disclosed to the Borrower from time to time.
“Advance Rate”: The applicable advance rate set forth in Schedule 1-B to the Fee Letter or such other advance rate set forth in the related Confirmation, provided that any advance rate set forth in the Confirmation shall control over any applicable advance rate set forth in the Fee Letter.
“Affected Party”: The Administrative Agent, each Lender, each Indemnified Party and the transferees, pledgees, participants, successors and assigns of each of the foregoing, as applicable.
“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director of such Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Outstanding Principal”: As of any day, the aggregate principal amount then outstanding under the Revolving Notes.
“Aggregate Unpaids”: At any time, an amount equal to the sum of the Aggregate Outstanding Principal, the aggregate unpaid and accrued Interest, Breakage Costs, Due Diligence Costs, Increased Costs, Other Costs, Taxes, Additional Amounts, Late Payment Fees, Upfront Fee, Unused Fees, Extension Fees and all other fees and other amounts owed by the Borrowers or the Guarantors to the Administrative Agent, the Lenders or the Affected Parties under this Agreement, the Loan Documents and any other document or agreement delivered in connection with the transactions contemplated by this Agreement or the other Loan Documents and all interest and/or fees that accrue after the commencement by or against any Borrower, any Guarantor or any Affiliate of the foregoing of any proceeding under any Insolvency Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (whether due or accrued).
“Agreement”: Defined in the Preamble.
“Alpine Asset”: Defined in the Arbor Credit Agreement.
“Alpine ESH Release Amount”: Defined in the Arbor Credit Agreement.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Anti-Terrorism Laws”: Any Applicable Law relating to money laundering or terrorism, including, but not limited to, Executive Order 13224, the OFAC Regulations and the USA Patriot Act.
“Applicable Law”: For any Person or Property of such Person, all existing and future applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction and, as applicable, all Authority Documents applicable to such Person.
“Approved Fund”: With respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Arbor Credit Agreement”: That certain First Amended and Restated Credit Agreement, dated as of July 23, 2009, among Arbor Realty Funding, LLC, a Delaware limited liability company, as a borrower, ARSR Tahoe, LLC, a Delaware limited liability company, as a borrower, Arbor ESH II LLC, a Delaware limited liability company, as a borrower, ARLP, as a borrower and a guarantor, ART 450 LLC, a Delaware limited liability company, as a borrower, ART, as a guarantor, ARSR, as a borrower and a guarantor, the lenders from time to time party thereto and Wachovia, as administrative agent, as such agreement is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
“Arbor Credit Documents”: Has the meaning given to the term “Credit Documents” in the Arbor Credit Agreement.
“Arbor Credit Facility”: That certain facility evidenced by the Arbor Credit Agreement and the other Arbor Credit Documents, as such agreements are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
“Arbor Credit Facility Fee Letter”: Has the meaning given to the term “Fee Letter” in the Arbor Credit Agreement, as such agreement is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
“Arbor Entity”: Each of the Borrowers and any Affiliate or Subsidiary of the Borrowers.
“ARCM”: Defined in the Preamble to this Agreement.
“ARLP”: Defined in the Preamble to this Agreement.
“ARSR”: Defined in the Preamble to this Agreement.
“ART”: Defined in the Preamble to this Agreement.
“Asset Valuation Period”: Has the meaning set forth in the Arbor Credit Facility Fee Letter.
“Asset Value”: As of any date of determination for any Mortgage Asset included or to be included as a part of the Additional Collateral, the lesser of (a) the product of the Advance Rate times the Book Value
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

of the such Mortgage Asset, as determined by the Administrative Agent in its discretion and (b) the product of the Advance Rate times the Market Value of such Mortgage Asset, as determined by the Administrative Agent in its discretion; provided, however, the Asset Value of any Mortgage Asset shall not at any time exceed a last Dollar LTV of 85%, as determined by the Administrative Agent in its discretion; provided, further, however, the Asset Value of any Mortgage Asset may be reduced in the Administrative Agent’s discretion for any reason by an amount determined by the Administrative Agent in its discretion (which amount may, in the Administrative Agent’s discretion, be reduced to zero) with respect to any Mortgage Asset, including, without limitation, (i) with respect to which the Administrative Agent does not have a perfected, first priority security interest in such Mortgage Asset and the related Collateral at any time and for any reason, (ii) in respect of which there is a breach of a representation or warranty set forth in Article III of the Arbor Credit Agreement (to the extent such representation or warranty relates to Mortgage Assets or the Administrative Agent’s rights or remedies with respect thereto), Schedule 1.1(c) to the Arbor Credit Agreement or the Mortgage Loan Documents (in each case, assuming each representation and warranty is made as of the date the Asset Value is determined) without regard to (A) knowledge or lack of knowledge of a breach, (B) any qualifications (if any) to such representations and warranties based on knowledge (regardless of how such knowledge is qualified or phrased) and (C) representations or warranties with respect to knowledge or lack of knowledge thereof, (iii) in respect of which any statement, affirmation or certification made or information, document, agreement, report or notice provided by any Borrower or the Guarantor to the Administrative Agent with respect to the related Mortgage Asset is untrue in any material respect, (iv) in respect of which the complete Mortgage Asset File has not been delivered to the Custodian within the time periods required by the Custodial Agreement, the Custodial Agreement for the Arbor Credit Facility, (v) except as approved by the Administrative Agent in writing, that is not or is no longer in any respect an Eligible Asset, (vi) with respect to which any Retained Interest, funding commitment, funding obligation or any other obligation of any kind shall have been transferred to the Administrative Agent, (vii) for which a Mortgage Loan Document or Mortgage Asset File (y) has been released from the possession of the Custodian under the Custodial Agreement to a Borrower or its designee and the same has not been returned to the Custodian for a period in excess of twenty (20) calendar days or (z) is the subject of Section 4.3 of the Custodial Agreement, (viii) any portion of which (including any interest that is senior or pari passu to the Mortgage Asset) has been downgraded by any Rating Agency, (ix) with respect to which there has occurred any Insolvency Proceeding with respect to any Obligor or any co-participant or any Person having an interest in the Mortgage Asset or any related Underlying Mortgaged Property which is pari passu with, in right of payment or priority, the rights of the Administrative Agent in such Mortgage Asset, (x) in respect of which any Borrower fails to comply with any covenant, duty, obligation or agreement set forth in the Arbor Credit Documents as it relates to such Mortgage Asset or the Administrative Agent’s rights or remedies with respect thereto, (xi) to the extent described in Subsection 2.5(c) to the Arbor Credit Agreement, (xii) with respect to which any Preferred Equity Grantor or Equity Asset Grantor (or the Borrowers on its behalf) fails to satisfy the requirements of Section 5.25 to the Arbor Credit Agreement, (xiii) with respect to which any Borrower fails to deliver any reports, documents or other information regarding any Mortgage Asset or Underlying Mortgaged Property and such failure affects, impairs or interferes with the Administrative Agent’s rights or remedies with respect to or the ability to determine the Asset Value of any Mortgage Asset and/or (xiv) with respect to any Mortgage Asset (including the Underlying Mortgaged Property with respect thereto), the Underlying Mortgaged Property has deteriorated materially in value or the Underlying Mortgaged Property and/or any applicable asset or development plan are not performing as expected (whether related to construction progress, re-leasing, zoning, reserve balances, servicing and any other similar situations), including, without limitation, (A) the lease-up plan or lot or condo sales differ from the original asset business plan, (B) the debt service reserve runs out with no replenishment feature or guaranty of interest, (C) any construction timeline greater than six (6) months is off the initial schedule, (D) cost overruns are greater than 15% to 20% or (E) required principal pay downs are not met.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Authority Documents”: As to any Person, the articles or certificate of incorporation or formation, by-laws, limited liability company agreement, general partnership agreement, limited partnership agreement, trust agreement, joint venture agreement or other applicable organizational or governing documents and the applicable resolutions of such Person.
“Availability”: At any time, an amount equal to the positive excess (if any) of (i) the least of (a) the Maximum Amount, (b) four (4) times the Collateral Cash Flow for the immediately preceding calendar quarter plus the Asset Value of all Additional Collateral, (c) four (4) times the Projected Collateral Cash Flow for the immediately following calendar quarter plus the Asset Value of all Additional Collateral, and (d) one (1) times the Projected Collateral Cash Flow for the next four (4) quarters plus the Asset Value of all Additional Collateral, minus (ii) the Aggregate Outstanding Principal for all Loans on such day; provided, however, for so long as and to the extent that either (i) the Administrative Agent does not have a first priority perfected security interest in any item of Collateral or (ii) any Required Payment is not subject to an Irrevocable Instruction that is in full force and effect, then such Collateral or Required Payment shall be disregarded for the purposes of calculating Availability; provided, further, however, on and after the occurrence of the Facility Maturity Date or an Event of Default, the Availability shall be zero (0).
“Availability Correction Deadline”: Defined in Subsection 2.2(a)(i) of this Agreement.
“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate”: On any date, a fluctuating rate per annum equal to the lower of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%.
“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which any Borrower, any Guarantor or any ERISA Affiliate of any Borrower or any Guarantor is, or at any time during the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
“Benefited Lender”: Defined in Section 13.21 of this Agreement.
“Book Value”: With respect to any Mortgage Asset at any time, an amount equal to the lesser of (a) face or par value and (b) the price that the applicable Borrower initially paid or advanced for or in respect of such Mortgage Asset, as such Book Value may be marked down by the Borrowers from time to time, including, as applicable, any loss/loss reserve/price adjustments, less an amount equal to the sum of all principal payments or paydowns paid and realized losses recognized relating to such Mortgage Asset.
“Borrower-Related Obligations”: Any obligations, liabilities and/or indebtedness of the Borrowers and/or the Guarantors under the Loan Documents and under any other arrangement between any Borrower, any Guarantor or any Consolidated Subsidiary of any Borrower or any Guarantor (including, without limitation, Arbor Realty Funding LLC) on the one hand and the Administrative Agent, the Initial Lender, an Affiliate of the Administrative Agent or the Initial Lender or any commercial paper conduit for which the Administrative Agent, the Initial Lender or an Affiliate of the Administrative Agent or Initial Lender acts as a liquidity provider on the other hand, including, without limitation, such obligations, liabilities and/or indebtedness under the Wachovia Indebtedness.
“Borrowers”: Individually or collectively, as the context requires, ART, GPOP, LPOP, ARCM, ARLP, ARSR and each other Arbor Entity that becomes a borrower hereunder by execution of a joinder agreement in form and substance satisfactory to the Administrative Agent. Each Borrower is jointly and severally liable as a Borrower under this Agreement and other Loan Documents.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Borrowing Date”: In respect of any Loan, the date on which such Loan is made under this Agreement.
“Breakage Costs”: Defined in Subsection 2.5(b) of this Agreement.
“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in Minneapolis, Minnesota, New York, New York, Charlotte, North Carolina or any other state in which the Administrative Agent or a Lender is located, and (b) if the term “Business Day” is used in connection with the determination of the Eurodollar Rate, dealings in United States dollar deposits are carried on in the London interbank market.
“Capital Lease Obligations”: For any Person and its Consolidated Subsidiaries, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents”: Any of the following: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits or certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (any such bank, an “Approved Bank”), with such deposits or certificates having maturities of not more than one (1) year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one (1) year after the date of acquisition, and (v) investments in money market funds that are registered under the 40 Act, which have net assets of at least $1,000,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above. All such Cash Equivalents must be denominated solely for payment in Dollars.
“CDO Collateral Manager Distributions”: All dividends, distributions and other amounts payable to ARSR as the holder of 100% of the Equity Interests in ARCM.
“CDO Equity Distributions”: All dividends, distributions and other amounts payable to ARSR as holder of 100% of the Equity Interests in each Pledged CDO Subsidiary.
“CDO Issuance”: Any securitization transaction involving the issuance of collateralized debt obligations.
“CDO Issuer”: The issuer of securities in a CDO Issuance.
“CDO Management Fee Account”: Defined in Subsection 2.7(a).
“CDO Management Fees”: Any and all fees and other amounts paid or to be paid to ARCM as Collateral Manager under each Collateral Management Agreement.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“CDO Payment Trigger”: Any calendar quarter in which ART satisfies the CDO Payment Liquidity Threshold as of the last day of such quarter; provided, however, if (a) ART does not satisfy the CDO Payment Liquidity Threshold for a calendar quarter but would have met the CDO Payment Liquidity Threshold but for the fact that a Credit Party or an Affiliate of a Credit Party repurchased debt securities during such calendar quarter and (b) ART does not satisfy the CDO Payment Liquidity Threshold for the next calendar quarter but would have met the CDO Payment Liquidity Threshold but for the fact that a Credit Party or an Affiliate of a Credit Party repurchased debt securities during the immediately preceding calendar quarter and the current calendar quarter, then ART will be deemed to have satisfied the CDO Payment Liquidity Threshold for such second calendar quarter.
“CDO Payment Liquidity Threshold”: For any calendar quarter, ART has Liquidity in an amount greater than or equal to TWENTY SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($27,500,000).
“CDO Subsidiary”: Each of ARMS 2006-1 Equity Holdings LLC, ARMS 2005-1 Equity Holdings LLC, ARMS 2004-1 Equity Holdings LLC and, after the Restatement Date, any other Subsidiary of ARSR that holds Equity Interests in a CDO Issuer in connection with a CDO Issuance and is otherwise approved by the Administrative Agent in its discretion, provided that each such CDO Subsidiary is or will be a Subsidiary of ARSR that holds Equity Interests in a CDO Issuer in connection with a CDO Issuance and has a right to receive dividends, distributions and payments on or with respect to such Equity Interests or from any notes, bonds or certificates or other Property or assets owned or held by such CDO Subsidiary.
“Change of Control”: With respect to any Borrower or Guarantor, a change of control shall be deemed to have occurred upon the occurrence of any of the following: (a) a Person or two or more Persons acting in concert shall have acquired “beneficial ownership”, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Interests of such Borrower or such Guarantor (or other securities convertible into such Voting Interests) representing more than 50% of the combined voting power of all Voting Interests of any Borrower or any Guarantor, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of any Borrower or any Guarantor then in office, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of any Borrower (together with its Subsidiaries), or any Guarantor (together with its Subsidiaries) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or (d) the adoption by the equity holders of any Borrower or any Guarantor of a plan or proposal for the liquidation or dissolution of any Borrower or any Guarantor. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 and 13d-5 of the Exchange Act. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed to approve or have approved any internalization of management as a result of this definition or any other provision.
“Closing Certificate”: A Closing Certificate, substantially in the form attached hereto as Exhibit IV, including all attachments and exhibits thereto.
“Closing Date”: June 11, 2007.
“Code”: The Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: Defined in Subsection 8.1(a) of this Agreement.
“Collateral Cash Flow”: The aggregate Income from all CDO Management Fees and CDO Equity Distributions deposited into the Collection Account or CDO Management Fee Account, as applicable.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Collateral Management Agreements”: Any and all existing and future agreements entered into by ARCM, in its capacity as Collateral Manager, for the management of all or any portion of the collateral in a CDO Issuance involving any Borrower, Guarantor or any Consolidated Subsidiary of the Borrower or Guarantor.
“Collateral Manager”: Any Person that manages all or a portion of the collateral for a CDO Issuance, in its capacity as collateral manager (or any equivalent term).
“Collection Account”: Defined in Subsection 2.7(a) of this Agreement.
“Commitment Fee”: Defined in the Fee Letter.
“Commitment Period”: The period from and including the Closing Date to but excluding June 9, 2009. For the avoidance of doubt, as of the Restatement Date, the Commitment Period has expired and no further borrowings shall be permitted hereunder.
“Commitment Transfer Supplement”: A Commitment Transfer Supplement, substantially in the form of Exhibit IX.
“Commonly Controlled Entity”: An entity, whether or not incorporated, that is under common control with any Borrower or any Guarantor within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower or any Guarantor and that is treated as a single employer under Section 414 of the Code.
“Compliance Certificate”: A Compliance Certificate, substantially in the form of Exhibit V, demonstrating as of the date thereof compliance by ART with the Financial Covenants and such other matters as are required to be set forth therein, in each case for the periods specified therein.
“Confirmation”: An executed confirmation with respect to each pledge of Additional Collateral, substantially in the form of Exhibit III attached hereto.
“Consolidated Subsidiaries”: As of any date and any Person, any Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.
“Contingent Liabilities”: Means, with respect to any Person and its Consolidated Subsidiaries (without duplication): (i) liabilities and obligations (including any Guarantee Obligations) of such Person or any Consolidated Subsidiary of such Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules), (ii) any obligation, including, without limitation, any Guarantee Obligation, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of (A) contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (B) guarantees of non-monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve-out matters made in connection with Non-Recourse Indebtedness, such as (but not limited to) fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person or of any other Person, and (iii) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in clause (ii) shall be deemed to be, (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee,
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

shall be deemed to be equal to the debt service for the note secured thereby), through, (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person. As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release No. 33-8182, 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).
“Continuing Director”: Means (i) an individual who is a member of any Person’s board of directors (or the equivalent thereof) on the date hereof or (ii) any new director (or the equivalent thereof) whose appointment was approved by a majority of the individuals who were already Continuing Directors at the time of such appointment, election or approval.
“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its Property is bound or is subject.
“Correction Amount”: Defined in Subsection 2.2(a)(i) of this Agreement.
“Credit Party”: Any of the Borrowers, the Guarantors or the Pledgor.
“Credit Risk Security”: Has the meaning given to such term in the related CDO Issuance.
“Custodial Agreement”: The First Amended and Restated Custodial Agreement, dated as of the Restatement Date, by and among the Borrowers, the Administrative Agent and the Custodian, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time.
“Custodial Fee Letter”: The Custodial Fee Letter between the Borrowers and the Custodian, as such letter may be amended, modified, waived, supplemented, extended, restated or replaced from time to time.
“Custodian”: Wells Fargo Bank, National Association, and its successor in interest as the custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.
“Debt Issuance”: Means the issuance of any indebtedness for borrowed money by any Borrower or any Consolidated Subsidiary of ART, including, without limitation, (i) Preferred Securities to the extent such Preferred Securities constitute Indebtedness and (ii) any such issuance in accordance with Applicable Law relating to Taxes; provided, however, “Debt Issuance” shall not include any CDO Issuance, the Arbor Credit Facility or any indebtedness under any repurchase facility or any warehouse facility.
“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.
“Defaulted Mortgage Asset”: Any Mortgage Asset (a) that is ninety (90) days or more delinquent, (b) for which there is a breach of any of the representations and warranties set forth on Schedule 1.1(c) to the Arbor Credit Facility (or, if not set forth therein, the related Confirmation), or (c) for which there is a
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

non-monetary default (beyond any applicable notice and cure period) under the related Mortgage Loan Documents, including, without limitation, any Preferred Equity Interest that has not been paid current during such period.
“Defaulted Security”: Has the meaning given to such term in the related CDO Issuance.
“Delinquent Mortgage Asset”: A Mortgage Asset that is thirty (30) or more days, but less than ninety (90) days, delinquent under the related Mortgage Loan Documents, including, without limitation, any Preferred Equity Interest that has not been paid current during such period.
“Derivatives Contract”: Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Derivatives Termination Value”: Means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent).
“Dollars” and “$”: Lawful money of the United States of America.
“Due Diligence Costs”: Defined in Section 13.19 of this Agreement.
“Due Diligence Review”: The performance by the Administrative Agent or any of the Lenders of any or all of the reviews permitted under Section 13.19 with respect to any or all of the Collateral, the Borrowers or the Guarantors, as desired by the Administrative Agent from time to time.
“Eligible Asset”: Any loan that satisfies the definition of Mortgage Asset (as defined in the Arbor Credit Facility) (i) that is not a Defaulted Mortgage Asset, (ii) that is not a Delinquent Mortgage Asset, (iii) with respect to which the funding obligations thereunder have been satisfied in full and there is no unfunded commitment outstanding, (iv) that is owned by ARSR or any other Borrower and (v) that has been approved in advance by the Administrative Agent in its discretion for inclusion as Additional Collateral.
“Eligible Subordinated Debt”: Means (a) the debt securities of ARSR issued under (i) the Junior Subordinated Indenture, dated as of May 6, 2009, between ARSR, as issuer, and The Bank of New York Mellon Trust Company, National Association (“BONY”), as trustee, pursuant to which ARSR issued $29,400,000 in original aggregate principal amount of Junior Subordinated Notes, (ii) the Junior
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Subordinated Indenture, dated as of May 6, 2009, between ARSR, as issuer, and BONY, as trustee, pursuant to which ARSR issued $168,000,000 in original aggregate principal amount of Junior Subordinated Notes, (iii) the Junior Subordinated Indenture, dated as of May 6, 2009, between ARSR, as issuer, ART, as guarantor, and Wilmington Trust Company, as trustee, pursuant to which ARSR issued $21,224,000 in original aggregate principal amount of Junior Subordinated Notes, (iv) the Junior Subordinated Indenture, dated as of May 6, 2009, between ARSR, as issuer, ART, as guarantor, and Wilmington Trust Company, as trustee, pursuant to which ARSR issued $2,632,000 in original aggregate principal amount of Junior Subordinated Notes, (v) the Junior Subordinated Indenture, dated as of May 6, 2009, between ARSR, as issuer, ART, as guarantor, and Wilmington Trust Company, as trustee, pursuant to which ARSR issued $47,180,000 in original aggregate principal amount of Junior Subordinated Notes, (vi) Junior Subordinated Indenture, dated April 6, 2005 (as amended), between ARSR, as issuer, ART, as guarantor, and Wilmington Trust Company, as trustee, and (vii) Junior Subordinated Indenture, dated June 2, 2006, between ARSR, as issuer, ART, as guarantor, and Wilmington Trust Company, as trustee (the indentures described in (vi) and (vii), collectively, the “Original Kodiak Indentures”), (b) any future debt securities of ARSR issued in exchange for the securities held under the Original Kodiak Indentures that (i) have express subordination provisions substantially the same as those contained in the indentures for the transactions listed in clause (a) of this definition of Eligible Subordinated Debt, (ii) has enforceable subordination provisions, (iii) has a maturity date no earlier than the date that is six (6) months following the Facility Maturity Date, (iv) the Administrative Agent is in receipt of an Opinion of Counsel acceptable to the Administrative Agent in its discretion addressing the enforceability of the subordination provisions contained in the documents governing the proposed Eligible Subordinated Debt, and (c) any future debt securities of ART and its Consolidated Subsidiaries that (i) has express subordination provisions substantially the same as those contained in the indentures for the transactions listed in clause (i) of this definition of Eligible Subordinated Debt, (ii) has enforceable subordination provisions, (iii) has a maturity date no earlier than the date that is six (6) months following the Facility Maturity Date, (iv) the Administrative Agent is in receipt of an Opinion of Counsel acceptable to the Administrative Agent in its discretion addressing the enforceability of the subordination provisions contained in the documents governing the proposed Eligible Subordinated Debt and (v) has been specifically approved in writing by the Administrative Agent in its discretion.
“Encumbrance”: Any Lien or any rights, options, warrants, conversion rights or similar agreements or understandings.
“Environmental Laws”: Any and all Applicable Laws and all other foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq., the Hazardous Material Transportation Act, as amended, 49 U.S.C. § 1501 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §1251 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §1101 et seq., the Clean Air Act of 1966, as amended, 42 U. S. C. §7401 et seq., the National Environmental Policy Act of 1969, 42 U.S.C. §4321, the River and Harbor Act of 1899, 33 U.S.C. §401 et seq., the Endangered Species Act of 1973, as amended, 16 U.S.C. §1531 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §201 et seq., and the Environmental Protection Agency’s regulations relating to underground storage
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

tanks, 40 C.F.R. Parts 280 and 281, and the rules and regulations under each of the foregoing, each as amended, modified, waived, supplemented, extended, restated or replaced from time to time.
“Equity Interests”: With respect to any Person, any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership, equity or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Issuance”: Any issuance by any Borrower or any Consolidated Subsidiary of ART to any Person that is not a Borrower, Guarantor or Consolidated Subsidiary of a Borrower or Guarantor of (a) shares or interests of its Equity Interests, (b) any shares or interests of its Equity Interests pursuant to the exercise of options, warrants or similar rights (other than shares issued upon the exercise of options or warrants that were issued to officers, directors or employees of a Borrower), (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) (other than warrants issued by any Borrower or any Consolidated Subsidiary of ART for which no cash is paid to the applicable Borrower or Consolidated Subsidiary or options or warrants issued to officers, directors or employees of a Borrower) warrants, options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests; provided, however, “Equity Issuance” shall not include an Equity Issuance in connection with a CDO Issuance engaged in by a Consolidated Subsidiary of ARSR or an issuance of shares in ART to ACM as compensation for acting as servicer.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as the same are amended from time to time.
“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Borrower or any Guarantor, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with any Borrower or any Guarantor, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as any Borrower or any Guarantor, any corporation described in clause (a) above or any trade or business described in clause (b) above.
“ESH Allocated Assets”: The Pledged Mortgage Assets (as defined in the Arbor Credit Agreement) to which allocated loan amounts relating to the ESH Pledged Mortgage Assets were allocated on the Restatement Date.
“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Disruption Event”: The occurrence of any of the following: (a) the Administrative Agent, any Lender or any Affected Party has determined that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Loan, (b) the inability, for any reason, of the Administrative Agent, any Lender or any Affected Party to determine the Adjusted Eurodollar Rate, (c) the Administrative Agent, any Lender or any Affected Party have determined that the rate at which deposits of United States dollars are being offered to the Administrative Agent, any Lender or any
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Affected Party in the London interbank market does not accurately reflect the cost to the Administrative Agent, any Lender or any Affected Party of making, funding or maintaining any Loan, or (d) the inability of the Administrative Agent, any Lender or any Affected Party to obtain United States dollars in the London interbank market to make, fund or maintain any Loan.
“Eurodollar Period”: With respect to any Loan, (i) initially, the period commencing on the Borrowing Date with respect to such Loan and ending on the earlier of (x) the Facility Maturity Date and (y) the first Payment Date following the Borrowing Date, and (ii) thereafter, each period commencing on the day following the last day of the preceding Eurodollar Period applicable to such Loan and ending on the earlier of (x) the date that is one-month thereafter or (y) the Facility Maturity Date.
“Eurodollar Rate”: With respect to each Eurodollar Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate appearing at Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars, at or about 9:00 a.m., Charlotte, North Carolina time, three (3) Business Days prior to the beginning of such Eurodollar Period for a term comparable to such Eurodollar Period, or, if no such rate appears on Reuters Screen LIBOR01 Page (or any successors page) at such time and day, then the Eurodollar Rate shall be determined by the Administrative Agent at its principal office (so long as the Initial Lender is the Administrative Agent, in Charlotte, North Carolina) as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which thirty (30) day deposits in United States Dollars are being, have been, or would be offered or quoted by the Administrative Agent to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day. The Administrative Agent’s determination of Eurodollar Rate shall be conclusive and binding upon the parties absent manifest error on the part of the Administrative Agent.
“Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to the applicable Eurodollar Period.
“Event of Default”: Defined in Section 10.1 of this Agreement.
“Excepted Persons”: Defined in Subsection 13.13(a) of this Agreement.
“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.
“Excluded Accounts”: All accounts established to hold Obligor Reserve Payments, all accounts holding funds that are required to be disbursed to an Obligor under the terms of the related Mortgage Loan Documents.
“Existing Borrower”: Collectively, the Credit Parties who were Borrowers under the Original Agreement.
“Existing Financing Facilities”: The financing facilities identified on Schedule 4.1(ff) hereto, as the same may be modified, amended, extended or renewed, together with any additional facility entered into with the approval of the Administrative Agent in its discretion. For the avoidance of doubt, Existing Financing Facilities shall not include any Debt Issuance or any replacement of an Existing Financing Facility or any modification to an Existing Financing Facility that is not in accordance with substantially the same terms (or terms more favorable to Borrowers) unless approved by the Administrative Agent in its discretion,
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

provided that the amount of an Existing Financing Facility may be decreased or increased without the approval of the Administrative Agent so long as such modification shall not result in a Default or an Event of Default hereunder.
“Facility Maturity Date”: Subject to Article X, the earliest of (a) June 8, 2012, (b) the termination of the Arbor Credit Facility, (c) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of Applicable Law and (d) one hundred twenty (120) calendar days after the enactment date of a Tax Law Change. For the avoidance of doubt, the Borrowers may not extend the Facility Maturity Date without the Lenders’ and the Administrative Agent’s consent in their discretion.
“Fair Market Value”: With respect to (a) a security listed on a national securities exchange or recognized automated quotation system, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other assets or Property, including realty, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in H.15 or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next succeeding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m.
“Fee Letter”: The First Amended and Restated Fee Letter, dated as of the Restatement Date, between the Borrowers and the Administrative Agent, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.
“Final Termination”: With respect to any Loan Document, the termination of this Agreement in accordance with Subsection 13.6(a).
“Financial Covenants”: The covenants set forth in Subsection 5.1(w) of this Agreement.
“Financing Spread”: The applicable spread set forth in Schedule 1 to the Fee Letter or, with respect to Additional Collateral only, to the extent the Administrative Agent requires a different applicable spread than is set forth in the Fee Letter or if the Fee Letter does not address the applicable spread, the applicable spread set forth in the related Confirmation.
“Foreclosed Loans”: A loan the security for which has been foreclosed upon by a Borrower.
“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its Properties, and any accounting board or authority (whether or not a part of government) that is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“GPOP”: Defined in the Preamble of this Agreement.
“Guarantee Obligation”: Means, as to any Person (the “guaranteeing person”), without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, however, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by such Person in good faith.
“Guarantor”: Each Arbor Entity that becomes a Guarantor hereunder.
“Guaranty”: Each Guaranty entered into by a Guarantor for the benefit of the Administrative Agent, the Lenders and the other Affected Parties.
“H.15”: Federal Reserve Statistical Release H.15(519).
“Initial Lender”: Defined in the Preamble to this Agreement.
“Income”: With respect to the Collateral, all payments, collections, prepayments, recoveries, insurance and condemnation proceeds (with respect to the Additional Collateral, other than to the extent that an Obligor is or may be entitled to the same under the related Mortgage Loan Documents), distributions, principal, interest, fees, dividends, gains, receipts, allocations, profits, payments in kind, returns or repayment of contributions, Proceeds and all other amounts payable to a Borrower on or with respect to the foregoing, less the Servicing Fee in the case of Additional Collateral. Income shall not include any Obligor Reserve Payments.
“Increased Costs”: Any amounts required to be paid by the Borrowers to the Administrative Agent, the Lenders and the other Affected Parties pursuant to Section 2.11 of this Agreement.
“Indebtedness”: Means, with respect to any Person (in reference to ART and its Subsidiaries, Person shall mean ART and its Consolidated Subsidiaries determined on a consolidated basis), at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (including, without limitation, principal, interest, assumption fees (to the extent they are due during the period in question), prepayment fees (to the extent they are due during the period in question), contingent interest (to the extent it is due during the period in question), and other
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

monetary obligations whether choate or inchoate); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, letters of credit, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatory Redeemable Stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations, unfunded interest reserve amounts, purchase obligations, repurchase obligations, takeout commitments or forward equity commitments, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatory Redeemable Stock)); (h) net obligations under any Derivative Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; provided, however, if such Person has not assumed or become liable for the payment of such Indebtedness, then for the purposes of this definition the amount of such Indebtedness shall not exceed the market value of the property subject to such Lien and (k) Contingent Liabilities.
“Indemnified Amounts”: Defined in Subsection 11.1(a) of this Agreement.
“Indemnified Parties”: Defined in Subsection 11.1(a) of this Agreement.
“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its Property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its Property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its Property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Instrument”: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
“Intercreditor Agreement”: That certain Intercreditor Agreement to be entered into by and among the Administrative Agent and Wachovia, as administrative agent under the Arbor Credit Facility, as amended, restated, modified or supplemented from time to time.
“Interest”: For each Accrual Period and all Loans outstanding, the sum of the products (for each day during such Accrual Period) of:

R x AOP x	1 D
where:

R	=	the Rate applicable on such day;

AOP	=	the Aggregate Outstanding Principal on such day; and

D	=	360;
provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of any Interest in excess of the maximum permitted by Applicable Law and (ii) the Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
“Interest Expense”: For ART and its Consolidated Subsidiaries, the total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest (but excluding interest funded under a construction loan), by ART and its Consolidated Subsidiaries, without duplication for the most recent period.
“Interest Rate Protection Agreement”: (i) Any Derivatives Contract required under the terms of the related Mortgage Loan Documents providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and acceptable to the Administrative Agent in its discretion and (ii) any Derivatives Contract put in place by any Borrower or any Consolidated Subsidiary of a Borrower with respect to any Collateral or any assets or other Property of such Person.
“Investment”: Means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Loan Documents, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Irrevocable Instruction”: (a) An instruction letter in the form of Exhibit VI, which (i) shall be executed by (A) (1) ARCM, with respect to the CDO Management Fees, (2) ARSR, with respect to the CDO Equity Distributions and the CDO Collateral Manager Distributions and (3) such other Persons as the Administrative Agent may require in its discretion with respect to the Collateral, the Required Payments or any other payments required under the Loan Documents, and (B) each Person obligated to pay or disburse any payments described above in clauses (A)(1)-(3), respectively, (ii) shall provide that it is irrevocable, and (iii) shall provide that such Irrevocable Instruction shall not be modified without the prior written consent of the Administrative Agent and (b) any Servicer Redirection Notice required in connection with the pledge of Additional Collateral.
“Junior Interest”: (a) A senior, pari passu or junior participation interest in a performing Commercial Real Estate Loan or (b) a senior, pari passu or junior note or certificate in an “A/B” or similar structure in a performing Commercial Real Estate Loan.
“Late Payment Fee”: Defined in Subsection 2.5(a) of this Agreement.
“Lead Based Paint”: Paint containing more than 0.5% lead by dry weight.
“Lender”: Defined in the Preamble to this Agreement.
“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or Properties in favor of any other Person.
“Liquidity”: An amount equal to the (a) sum of (without duplication) (i) the amount of unrestricted cash and unrestricted Cash Equivalents, plus (ii) the borrowing availability (if any) under the Arbor Credit Facility, in each case in clauses (i) and (ii), solely to the extent that such amounts exceed the amounts necessary to satisfy at such time all of the Financial Covenants (other than Subsection 5.1(w)(i) hereunder and all financial covenants (other than any liquidity covenants) under the Arbor Credit Facility and, in each case, to the extent ART continues to be in compliance thereof, less, (b) amounts necessary to satisfy margin deficits or other prepayment obligations under the Arbor Credit Facility.
“Loan”: Defined in Subsection 2.1(a) of this Agreement.
“Loan Documents”: This Agreement, the Revolving Notes, the Account Control Agreement, the Fee Letter, the Custodial Agreement, the Pledge and Security Agreement, the Preferred Equity Pledge Agreement, the Guaranties, the Irrevocable Instructions, any UCC financing statements (and amendments thereto) filed pursuant to the terms of this Agreement or any other Loan Document, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents, as each of the foregoing is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
“LPOP”: Defined in the Preamble of this Agreement.
“Mandatory Redeemable Stock”: Means, with respect to any Person and any Subsidiary thereof, any Equity Interests of such Person which by the terms of such Equity Interests (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is required to be redeemed, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatory Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

or other equivalent common Equity Interests); in the case of each clause (a) through (e), on or prior to the Facility Maturity Date.
“Market Value”: As of any date in respect of any Mortgage Asset, the price at which such Mortgage Asset could readily be sold, as determined by the Administrative Agent in its discretion (which price may be determined to be zero).
“Material Adverse Effect”: Any material adverse effect on (a) the Properties, assets, business, operations, financial condition, credit quality or prospects of any Borrower or any Guarantor, (b) the ability of any Borrower or any Guarantor to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents, (e) the timely payment of any amounts payable under the Loan Documents, or (f) any Collateral or the value of any Collateral.
“Materials of Environmental Concern”: Any mold, petroleum (including, without limitation, crude oil or any fraction thereof), petroleum products or by-products (including, without limitation, gasoline), or any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radioactive materials, Lead Based Paint, Toxic Mold, flammable explosives and radon.
“Maximum Amount”: As of the Restatement Date, $57,164,228.00; at any time following the Restatement Date, the Aggregate Outstanding Principal.
“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five (5) years contributed to by any Borrower, a Guarantor or any ERISA Affiliate on behalf of its employees.
“Net Income”: With respect to ART and its Consolidated Subsidiaries for any period, the net income of ART and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.
“Net Proceeds”: With respect to any Equity Issuance or Debt Issuance by a Person, the aggregate amount of all cash, Cash Equivalents and the Fair Market Value of all other assets or Property received by or payable to such Person in respect of such Equity Issuance or Debt Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance or Debt Issuance. With respect to any Securitization, Net Proceeds shall mean the proceeds received by a Person in connection with such Securitization after the payment of all amounts required to be paid in order to obtain a release of all Liens related to the assets contributed in such Securitization and the payment of all investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with each such Securitization.
“Net Total Liabilities”: Total Liabilities minus the sum of (a) aggregate principal amount outstanding under the Eligible Subordinated Debt and (b) deferred revenues relating to the 450 Transaction to the extent classified as a liability according to GAAP.
“New Stock Class”: Defined in the Fee Letter.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Non-Recourse Indebtedness”: Means, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to non-recourse provisions (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Notice of Borrowing”: A request for a Loan in the form of Exhibit II, attached hereto.
“Obligations”: Without duplication, (i) the Aggregate Unpaids, and (ii) all Borrower-Related Obligations.
“Obligor”: Individually and collectively, as the context may require, the obligor or obligors under a Mortgage Asset, including, but not limited to, any guarantor thereof and any Person that has not signed the related Mortgage Note, Junior Interest Note, a Mezzanine Note or any other note, instrument or certificate, but owns an interest in the related Underlying Mortgaged Property, which interest has been encumbered to secure such Mortgage Asset.
“Obligor Reserve Payments”: Any payments made by an Obligor under the applicable Mortgage Loan Documents which, pursuant to the terms of such Mortgage Loan Documents, are required to be deposited into escrow or into a reserve to be used for a specific purpose (e.g., tax and insurance escrows), but not including such amounts that are entitled or permitted to be disbursed to the holder of the Mortgage Asset.
“OFAC”: The U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.
“OFAC Regulations”: The regulations promulgated by OFAC, as amended from time to time.
“Off-Balance Sheet Obligations”: With respect to any Person (in reference to ART and its Subsidiaries, Person shall mean ART and its Consolidated Subsidiaries ) as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of ART and its Consolidated Subsidiaries in accordance with GAAP: (a) the monetary obligations under any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws to such Person or any of its Consolidated Subsidiaries, would be characterized as indebtedness; (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Officer’s Certificate”: A certificate signed by a Responsible Officer of a Borrower.
“Operating Account”: The account designated by the Borrowers set forth on Schedule 1 hereto.
“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its discretion.
“Original Agreement”: Defined in the Recitals of this Agreement.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Original Kodiak Indenture”: Defined in the definition of “Eligible Subordinated Debt.”
“Other Costs”: Defined in Subsection 13.9(d) of this Agreement.
“Payment Date”: The second to last Business Day of each calendar month.
“PBGC”: The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Pension Plans”: Defined in Subsection 4.1(r) of this Agreement.
“Permitted Investments”: Investments of any one or more of the following types:
     (a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;
     (b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;
     (c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated of least A-1 by S&P and P-1 by Moody’s;
     (d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;
     (e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s;
     (f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s; and
     (g) money market mutual funds possessing the highest available rating from S&P and Moody’s.
“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable, (b) Liens imposed by Applicable Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, (c) Liens granted pursuant to or by the Loan Documents, and (d) in the case of Additional Collateral only and not any Borrower’s interest therein, with respect to the Underlying
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Mortgaged Property applicable thereto, Liens which are permitted pursuant to the terms of the related Mortgage Loan Documents.
“Permitted Credit Facility”: Any credit facility of ARSR or its Consolidated Subsidiaries of which the Borrowers have given the Administrative Agent at least thirty (30) days advance notice and that (a) has terms and conditions substantially the same as those in the Arbor Credit Facility, (b) has financial covenants no more restrictive than those in the Arbor Credit Facility, (c) does not permit collateral other than Whole Loans, Junior Interests, Mezzanine Loans, Preferred Equity Interests, Condominium Loans, Land Loans and/or Bridge Loans and/or any equity interests in an entity that acts as a borrower of such credit facility and (d) is otherwise acceptable to the Administrative Agent in its reasonable discretion.
“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
“Plan”: An employee benefit or other plan established or maintained by any Borrower, any Guarantor or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.
“Plan Party”: Defined in Subsection 13.20(a) of this Agreement.
“Pledge and Security Agreement”: That certain First Amended and Restated Pledge and Security Agreement, dated as of the Restatement Date, by ARSR, in its capacity as pledgor of Equity Interests in the Pledged CDO Subsidiaries, for the benefit of the Administrative Agent, as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
“Pledge Date”: Defined in Subsection 2.1(f)(i) of this Agreement.
“Pledged CDO Subsidiary”: (i) Each CDO Subsidiary existing on the Closing Date and (ii) each additional CDO Subsidiary created after the Closing Date with respect to which the Equity Interests are pledged, at the option of ARSR, to the Administrative Agent as Collateral.
“Pledged Collateral”: Defined in the Pledge and Security Agreement.
“Pledged Preferred Equity Collateral”: Defined in the Preferred Equity Pledge Agreement.
“Pledgor” Arbor Realty SR, Inc., a Maryland corporation, together with its successors and assigns.
“Post-Default Rate”: In respect of any day a Loan is outstanding or any other amount under this Agreement or any other Loan Document is not paid when due to the Administrative Agent, the Lenders or the Affected Parties at the stated repayment date or otherwise when due (a “Post-Default Day”), a rate per annum determined on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the applicable Rate plus 500 basis points.
“Pre-Approved Lender”: A bank, financial institution, insurance company, Approved Fund, any Person similar to any of the foregoing or any special purpose vehicle.
“Preferred Equity Pledge Agreement”: The First Amended and Restated Preferred Equity Interests Pledge and Security Agreement, dated as of the Restatement Date, by the Borrowers, in their capacity as pledgors, for the benefit of the Administrative Agent, as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Preferred Securities”: Means, with respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interests in such Person in respect of the payment (or accrual) of dividends or distribution of assets upon liquidation, or both.
“Prime Rate”: The rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia in connection with extensions of credit to debtors.
“Prohibited Person”: Means (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a Person with whom any Borrower or any Guarantor is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person, (vi) a Person that is named as a “specially designated national or blocked person” on the most current list maintained or published by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn.index.html or at any replacement website or in any other official publication of such list, and (vii) a Person who is affiliated with a Person described in clauses (i)-(vi) above.
“Projected Collateral Cash Flow”: For any calendar quarter, future projections of Collateral Cash Flow for the immediately following calendar quarter or for the immediately following four (4) calendar quarters, as applicable, determined in reliance on an Officer’s Certificate signed by a Responsible Officer of a Borrower after due inquiry, which Officer’s Certificate shall provide future projections of Collateral Cash Flow, together with the relevant facts supporting such projections, which Projected Collateral Cash Flow may be adjusted by the Administrative Agent in its discretion.
“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible.
“QRS”: Means a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the Code.
“Rate”: For any Accrual Period and for all Loans outstanding and for each day during such Accrual Period, the rate per annum equal to the Adjusted Eurodollar Rate plus the applicable Financing Spread; provided, however, the Rate for any Accrual Period shall be the Base Rate (plus the applicable Financing Spread) if a Eurodollar Disruption Event has occurred and is continuing.
“Rating Agency”: Each of S&P, Moody’s and any other statistical rating agency that has been requested to issue a rating in connection with the matter at issue.
“Real Property Assets”: Means, as of any time, the real Property assets (including interests in preferred equity and participating mortgages in which the lender’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by ART or a Consolidated Subsidiary of ART at such time.
“Register”: Defined in Subsection 13.16(f).
“Registration Rights Agreement”: Defined in the Arbor Credit Agreement.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Regulations T, U and X”: Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended from time to time.
“REIT”: A “real estate investment trust” within the meaning of the Code.
“Related Party Loan”: Any loan, Indebtedness or preferred equity investment identified or presented as a related party loan in ART’s consolidated financial statements or in the notes to the consolidated financial statements, in accordance with GAAP; provided, however, Related Party Loan shall not include any loan or preferred equity investment (i) which is held as collateral in a CDO Issuance involving ART or any Consolidated Subsidiary of ART or (ii) to which the Administrative Agent in its discretion has consented in writing to its exclusion from the definition of Related Party Loan.
“Release”: Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any Property or Underlying Mortgaged Property.
“Remedial Work”: Any investigation, inspection, site monitoring, containment, clean-up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any Property or Underlying Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.
“REO Property”: Real property acquired by any Person by foreclosure or by deed in lieu of such foreclosure.
“Reportable Event”: Any of the events set forth in Section 4043(c) of ERISA or a successor provision thereof, other than those events as to which the notice requirement has been waived by regulation.
“Requested Borrowing Date”: The date specified in Subsection 2.1(b)(i) of this Agreement.
“Required Payments”: All payments required under Section 2.2 of this Agreement or subject to or required to be subject to an Irrevocable Instruction, which amounts shall be free of any deductions for or on account of any set-off, counterclaim or defense and shall be deposited into the Collection Account for application in accordance with the terms of this Agreement.
“Requisite Lenders”: As of any date, Lenders holding Revolving Commitment Percentages totaling at least 66-2/3%; provided, however, that any Lender that is in default hereunder shall not be included in calculating such Revolving Commitment Percentages.
“Responsible Officer”: With respect to any Person, any duly authorized Senior Vice President (or equivalent or higher office) of such Person with direct responsibility for the administration of the Loan Documents and also, with respect to a particular matter, any other duly authorized Senior Vice President (or equivalent or higher office) to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
“Restatement Date”: The date of this Agreement.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Restricted Payment”: Means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of ART or any Consolidated Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of ART or any Consolidated Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of ART or any Consolidated Subsidiary now or hereafter outstanding.
“Retained Interest”: (a) With respect to any Mortgage Asset with an unfunded commitment on the part of a Borrower, all of the obligations, if any, to provide additional funding or contributions with respect to such Mortgage Asset, and, (b) with respect to any Mortgage Asset that is pledged by a Borrower to the Administrative Agent, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Mortgage Asset and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Mortgage Asset that relate to such portion(s) of the Indebtedness that is owned by another lender or is being retained by a Borrower pursuant to clause (a) of this definition.
“Revolving Commitment”: With respect to each Lender, the commitment of such Lender to make Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Commitment as specified in Schedule 2 of this Agreement, as such amount may be reduced or increased from time to time in accordance with the provisions hereof. For the avoidance of doubt, the Revolving Commitment shall terminate upon the expiration of the Commitment Period or upon the request of the Borrower.
“Revolving Commitment Percentage”: For each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2 of this Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 13.16 of this Agreement.
“Revolving Notes”: The Amended and Restated Revolving Notes, in the form attached hereto as Exhibit I, issued in favor of the Lenders under this Agreement, as the same may be amended, modified, waived, supplemented, extended, restated or replaced from time to time.
“S&P”: Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor thereto.
“Securitization”: Defined in Subsection 2.2(a)(iv) of this Agreement.
“Servicer Redirection Notice”: An executed Servicer Redirection Notice with respect to each pledge of Additional Collateral, substantially in the form of Exhibit VII attached hereto.
“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the Property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

“Stock Exchange”: Defined in Subsection 4.1(nn) of this Agreement.
“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.
“Tangible Net Worth”: Net worth as determined in accordance with GAAP.
“Tax Law Change”: A change in the Applicable Law relating to Taxes that would cause a transfer of the entire membership interests in a CDO Subsidiary to a REIT, a QRS or a disregarded entity (for federal income tax purposes) that is wholly owned by a REIT to result in a loss of the QRS status of the CDO Issuer owned by that CDO Subsidiary.
“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.
“Test Period”: The immediately preceding calendar quarter.
“Total Assets”: Total assets of ART and its Consolidated Subsidiaries, determined in accordance with GAAP.
“Total ESH Release Amount”: Defined in the Arbor Credit Agreement.
“Total Liabilities”: Means all Indebtedness of any Person (without duplication) and all of such Person’s Consolidated Subsidiaries determined on a consolidated basis.
“Toxic Mold”: Any mold or fungus at any Property which is a type that (i) might pose a significant risk to human health or the environment or (ii) that would negatively impact any Property.
“Transfer Effective Date”: The meaning set forth in each Commitment Transfer Supplement.
“Transferee”: Defined in Subsection 13.16(b) of this Agreement.
“Trust Preferred Debt”: Means (a) the existing indebtedness of ART and its Consolidated Subsidiaries under any securities and guarantees issued by them in any debt securities transaction related to any of the indentures identified in clause (a) of the definition of “Eligible Subordinated Debt” and (b) any future indebtedness of ART and its Consolidated Subsidiaries in connection with any debt securities transaction for which the related indenture (i) has subordination provisions substantially the same as those in the indentures identified in clause (a) of the definition of “Eligible Subordinated Debt” and (ii) has enforceable subordination provisions, and (c) has a maturity date no earlier than the date that is six (6) months following the Facility Maturity Date.
“Uniform Commercial Code” or “UCC”: The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, that if by reason of mandatory provisions of Applicable Law, the perfection, priority or the effect of perfection or non-perfection or priority or lack of priority of the
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or lack of priority.
“United States”: The United States of America.
“Unused Fee”: The “Unused Fee” defined in and payable under the Fee Letter.
“Upfront Fee”: The “Upfront Fee” defined in and payable under the Fee Letter.
“USA Patriot Act”: The “United and Strengthening America by providing Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as amended from time to time.
“Voting Interests”: With respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Wachovia”: Defined in the Preamble of this Agreement.
“Wachovia Indebtedness”: All indebtedness, obligations or liabilities of any Borrower, any Guarantor or any Consolidated Subsidiary of any Borrower or any Guarantor to Wachovia or any of its Affiliates, and shall include, without limitation, indebtedness, obligations and liabilities arising under the Arbor Credit Facility and any Wachovia Interest Rate Protection Agreements.
“Wachovia Interest Rate Protection Agreements”: Any and all of a Borrower’s, a Guarantor’s or any of their Consolidated Subsidiary’s obligations, liabilities and indebtedness arising under, or in connection with, any Interest Rate Protection Agreements to which the Initial Lender or any of its Affiliates is a counterparty thereto.
“Warrant Agreements”: Defined in the Arbor Credit Agreement.
“WFS”: Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), a Delaware limited liability company.
     Section 1.2 Other Terms.
     (a) All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.
     (b) Capitalized terms used with respect to the Additional Collateral but not defined in this Agreement shall have the meanings given to such terms in the Arbor Credit Documents, mutatis mutandis.
     Section 1.3 Computation of Time Periods.
     Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     Section 1.4 Interpretation.
     In each Loan Document, unless a contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Loan Documents;
     (iii) reference to any gender includes each other gender;
     (iv) reference to day or days without further qualification means calendar days;
     (v) reference to any time means Charlotte, North Carolina time;
     (vi) the term “including” means “including without limitation;”
     (vii) the term “through” means “to and including;”
     (viii) unless the context clearly requires or the language provides otherwise, reference to a section, subsection, paragraph, subparagraph, clause, exhibit, schedule, annex, appendix, attachment, rider or other attachment means a section, subsection, paragraph, subparagraph, clause, exhibit, schedule, annex, appendix, attachment, rider or other attachment of or to this Agreement;
     (ix) to the extent this Agreement uses or requires different limitations, tests or measurements to regulate the same or similar matters, all such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms;
     (x) unless the context clearly requires or the language provides otherwise, the words “herein,” “hereof,” “hereunder” or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (xi) reference to any agreement (including any Loan Document), document or instrument means such agreement, document or instrument as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time in accordance with the terms thereof and, if applicable, the terms of the other Loan Documents, and reference to any promissory note, certificate, instrument or trust receipt includes any promissory note, certificate, instrument or trust receipt that is an extension or renewal thereof or a substitute or replacement therefor;
     (xii) reference to any Applicable Law, including any reference to any specific provision of Applicable Law, means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (xiii) unless otherwise expressly provided in this Agreement, reference to any notice, request, approval, consent or determination provided for, permitted or required under the terms of this Agreement with respect to a Borrower, a Guarantor, the Administrative Agent or a Lender means, in order for such notice, request, approval, consent or determination to be effective hereunder, such notice, request, approval or consent must be in writing; and
     (xiv) reference herein or in any Loan Documents to the Administrative Agent’s or any Lender’s discretion shall mean, unless otherwise stated herein or therein, the Administrative Agent’s or Lender’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever the Administrative Agent or a Lender has a decision or right of determination or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove, or any arrangement or term is to be satisfactory or acceptable (or any similar language or terms) to the Administrative Agent or a Lender, the decision of the Administrative Agent or a Lender with respect thereto shall be in the sole and absolute discretion of the Administrative Agent or the Lender, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.
ARTICLE II
THE LOANS
     Section 2.1 Loans.
     (a) Revolving Commitment. During the Commitment Period, and subject to the terms and conditions of this Agreement, the Initial Lender agrees initially and, upon an assignment of any portion of the Revolving Commitment to one or more Lenders, all Lenders, including, without limitation, the Initial Lender, severally, agree to make revolving loans (each a “Loan” and collectively the “Loans”) to the Borrowers from time to time for the purposes hereinafter set forth; provided, however, (i) no Loans shall be made (A) when a Default or any Event of Default has occurred and is continuing, (B) if, before or after giving effect to the requested Loan, the Availability is or would be negative, and (C) after the Commitment Period, and (ii) in the event of an assignment of any portion of the Maximum Amount to one or more Lenders, with regard to each Lender individually, the sum of such Lender’s share of the outstanding Loans shall not exceed such Lender’s Revolving Commitment Percentage of the Maximum Amount.
     (b) Revolving Loan Borrowings.
     (i) Notice of Borrowing. ARSR, on behalf of the Borrowers, shall request a Loan by giving written notice (or telephonic notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent in the form of a duly completed and executed Notice of Borrowing, together with a duly completed and executed Compliance Certificate, not later than 11:00 a.m. on or before two (2) Business Days prior to the date of the requested borrowing (unless a shorter notice period is approved by the Administrative Agent) (the “Requested Borrowing Date”). Each Notice of Borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) the purpose for the Loan, which purpose must be approved by the Administrative Agent in its discretion, (E) the proposed source of repayment of the Loan, (F) the Borrower’s calculation of the Availability and the Borrower’s compliance therewith after giving effect to the requested borrowing, and (G) such other information as the Administrative Agent may require in its discretion. The Administrative Agent
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

shall give notice to each Lender promptly upon receipt of each Notice of Borrowing and Compliance Certificate, the contents thereof and each such Lender’s share thereof.
     (ii) Loan Approval. The Administrative Agent shall notify the Borrowers on or prior to the Requested Borrowing Date whether the Administrative Agent on behalf of the Lenders has (A) rejected the proposed Loan based on the Administrative Agent’s review of the Notice of Borrowing and/or the Compliance Certificate, (B) has agreed to the proposed Loan or (C) has agreed to make the requested Loan subject to certain terms, conditions or modifications. The Administrative Agent’s failure to timely respond to a Notice of Borrowing shall be deemed to be a rejection of the proposed Loan. If the Administrative Agent rejects the proposed Loan as provided in clause (A) above or the Borrowers reject the terms, conditions or modifications required by the Administrative Agent under clause (C) above, the Lenders shall not be obligated to make the proposed Loan requested in the Notice of Borrowing, and the submitted Notice of Borrowing shall thereafter become void automatically without further action by any party.
     (iii) Minimum Amounts. Subject to the other provisions of this Article II, each Loan shall be in a minimum aggregate amount of $1,000,000.
     (iv) Advances. Provided that each condition precedent set forth in Articles II and III of this Agreement and all other terms and conditions are satisfied, as determined by the Administrative Agent in its discretion, each Lender will make its Revolving Commitment Percentage of each approved Loan available to the Administrative Agent for the account of the Borrowers at the office of the Administrative Agent identified on Schedule 3, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 p.m. on the Requested Borrowing Date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent by crediting the Operating Account with the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. The obligations of the Lenders hereunder are several and not joint or joint and several. The failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Revolving Commitment Percentage of any Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Revolving Commitment Percentage provided for in this Agreement.
     (v) Borrower’s Use of Proceeds. The proceeds of all Loans shall be used solely for the purpose requested and approved by the Administrative Agent. Neither the Lenders nor the Administrative Agent shall have any liability, obligation or responsibility whatsoever with respect to a Borrower’s use of the proceeds of the Loans, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not a Borrower’s use of the proceeds of the Loans are for purposes permitted under a Borrower’s Authority Documents, Applicable Law, under any other applicable document or agreement or otherwise. Nothing, including, without limitation, any borrowing or any acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by a Borrower qualifies under this Agreement or is otherwise permitted by the terms of the Borrower’s Authority Documents, Applicable Law, under any other applicable document or agreement or otherwise.
     (c) Revolving Loans. Loans may be repaid subject to and in accordance with the terms, provisions and conditions of this Agreement and the other Loan Documents. Notwithstanding any contained in the Loan Documents to the contrary, Loans may not be repaid and reborrowed.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (d) Revolving Notes. The Borrowers’ obligation to pay each Lender’s Loans shall be evidenced by a Revolving Note made payable to each such Lender, if requested by such Lender.
     (e) Repayment of Loans. Borrowers covenant and agree to repay the Loans in accordance with the terms and conditions of this Agreement and the Revolving Notes. Subject to earlier repayment under Article X and Subsection 2.1(g), the Aggregate Outstanding Principal, accrued and unpaid Interest and all other Aggregate Unpaids shall be paid in full on or before the Facility Maturity Date.
     (f) Additional Collateral.
     (i) In order to increase the Availability under this Agreement, the Administrative Agent may, subject to the terms of this Subsection 2.1(f), approve certain Eligible Assets to be included in the Additional Collateral included in the Collateral hereunder (the date of any such approval and pledge hereunder, the “Pledge Date”). The addition of any Additional Collateral to the Collateral pool shall be permitted in the Administrative Agent’s discretion, in accordance with the terms of this Subsection 2.1(f).
     (ii) Unless otherwise expressly provided herein and without duplication, all of the terms, provisions, requirements, deliveries, representations, warranties, covenants, duties, liabilities, defaults, rights, remedies and agreements that are contained in or required by the Arbor Credit Documents and apply in any way to the Mortgage Assets and related Purchased Items under the Arbor Credit Facility (as opposed to the Arbor Credit Facility generally) shall, unless waived in writing by the Administrative Agent pursuant to a written request of the Borrowers, be equally applicable to the Mortgage Assets and the related Collateral under this Agreement, with all of the necessary changes having been or deemed to have been made to such terms, provisions, requirements, deliveries, representations, warranties, covenants, duties, liabilities, defaults, rights, remedies and agreements as necessary. Notwithstanding the foregoing, however, (A) the terms Deficit, Notice of Borrowing, Table Funded Mortgaged Asset and Table Funded Trust Receipt contained in the Arbor Credit Facility, (B) the provisions of Sections 2.5 and 2.9 of the Arbor Credit Agreement and Schedule 1-A to the Arbor Credit Facility Fee Letter shall be inapplicable to this Agreement and the other Loan Documents. For the avoidance of doubt, the terms Asset Value, Confirmation, Custodian, Custodial Agreement, Custodial Fee Letter, Junior Interest and Servicer Redirection Notice shall have the meaning set forth in this Agreement or the other Loan Documents and not as defined in the Arbor Credit Facility. With respect to the Additional Collateral, the applicable Advance Rates, the Maximum LTV (or Maximum LTC), Minimum DSCR and financing spreads shall be contained in the related Confirmation. To the extent there is any question or dispute as to the applicability, interpretation, implication, impact, effect or scope of any term, provision, requirement, delivery, representation, warranty, covenant, duty, liability, default, right, remedy or agreement from the Arbor Credit Facility, the Administrative Agent shall resolve all such questions and disputes in its reasonable and good faith discretion. Notwithstanding anything contained herein to the contrary, the terms of the financing of any Additional Collateral may be set forth in the related Confirmation and such terms shall be controlling over any contrary terms in this Agreement, the Fee Letter or any other Loan Document.
     (iii) To the extent the Borrowers desire to include any Mortgage Asset as a part of the Additional Collateral under this Agreement and the other Loan Documents, the Borrowers shall make a written request to the Administrative Agent and, in connection therewith, provide the Administrative Agent with the Underwriting Package and Seller-Asset Schedule for such Mortgage Asset and such other information as the Administrative Agent may require in its
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

discretion. Provided a Mortgage Asset is an Eligible Asset and the Administrative Agent in its discretion approves of the inclusion of such Mortgage Asset as a part of the Additional Collateral, the Administrative Agent shall provide written notice thereof to the Borrowers and the Borrowers shall, with respect to the Mortgage Assets and related Collateral under this Agreement, (A) take all actions and provide all deliveries to the same extent as required for the transfer and pledge of Mortgage Assets under the Arbor Credit Facility, (B) take all actions and provide all deliveries required for the grant to the Administrative Agent of a first priority perfected security interest in the Mortgage Assets and the related Collateral, (C) take all such other actions as the Administrative Agent may require in its discretion, and (D) take all actions required with respect to such Additional Collateral as set forth in Subsection 2.1(f)(ii). The Borrowers acknowledge and agree that the Administrative Agent in its discretion may reject any Mortgage Asset for inclusion as a part of the Additional Collateral for any reason or no reason whatsoever. The Administrative Agent’s failure to respond to a request to include a Mortgage Asset as a part of the Additional Collateral shall be deemed to be a denial of such a request and the rejection of such Mortgage Asset. Upon the issuance of a Trust Receipt by the Custodian under the Custodial Agreement with respect to a Mortgage Asset that is an Eligible Asset and approved by the Administrative Agent in its discretion, a Mortgage Asset shall be deemed to be included as a part of the Additional Collateral under this Agreement and the other Loan Documents. With respect to any proposed Additional Collateral that is a Preferred Equity Interest, the Administrative Agent may, as a condition to the pledge of such Additional Collateral, require that such Additional Collateral be held and pledged by a special purpose entity acceptable to the Administrative Agent and that such entity become a Borrower under the Loan Documents.
     (g) Tax Law Change. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, if there is a Tax Law Change, the Commitment Period shall automatically terminate, no further Loans shall be made, the Facility Maturity Date will be deemed to occur one hundred twenty (120) calendar days from the enactment date of such Tax Law Change and the Borrowers shall pay to the Administrative Agent on behalf of the Lenders all Aggregate Unpaids and all other amounts owed hereunder or under the other Loan Documents within one hundred twenty (120) calendar days of the enactment date of such Tax Law Change; provided, however, the foregoing shall not affect or impair the Administrative Agent’s rights to accelerate the Obligations and to exercise its rights and remedies under the Loan Documents (other than with respect to a foreclosure on the impacted Pledged Collateral) upon the occurrence of an Event of Default.
     (h) Expiration of Commitment Period. Notwithstanding anything contained in the Loan Documents to the contrary, the Commitment Period has expired on or prior to the Restatement Date. As such, no additional Loans may be made to the Borrowers after the Restatement Date. Notwithstanding the foregoing, each Loan made on or prior to the Restatement Date shall be a “Loan” hereunder.
     Section 2.2 Mandatory Prepayments.
     (a) The Borrowers shall pay the following amounts upon the occurrence of any of the following events:
(i) Availability. The Administrative Agent may calculate Availability on any day during an Asset Valuation Period. If the Availability, as determined by the Administrative Agent in its discretion, is negative on any day during an Asset Valuation Period the Borrowers shall, immediately upon notice from the Administrative Agent and, in any event, within two (2) Business Days (the “Availability Correction Deadline”), prepay the Loans in cash in an amount determined by the Administrative Agent so that, after giving effect to such payment, the Availability will not be negative (each such amount, a “Correction Amount”); provided, however,
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

to the extent the Administrative Agent has calculated the Availability based on either clause (i)(b), (i)(c) or (i)(d) of the definition of Availability and provided no Event of Default has occurred and the Facility Maturity Date has not occurred, the Borrowers may, subject to the Administrative Agent’s right of approval pursuant to Subsection 2.1(f), pledge Additional Collateral to the Administrative Agent on or before the Availability Correction Deadline, provided that such Additional Collateral is acceptable to the Administrative Agent in its discretion, and the Asset Value of such Additional Collateral is equal to or greater than the Correction Amount.
(ii) Debt Issuances. The terms and provisions governing mandatory prepayments in connection with Debt Issuances are set forth in the Fee Letter and are hereby incorporated by reference.
(iii) Equity Issuances. The terms and provisions governing mandatory prepayments in connection with Equity Issuances are set forth in the Fee Letter and are hereby incorporated by reference.
(iv) Securitizations. The terms and provisions governing mandatory prepayments in connection with the closing of any securitization of any assets (“Securitization”) are set forth in the Fee Letter and are hereby incorporated by reference.
(v) Tax Law Change. In the event of a Tax Law Change, the Borrowers shall pay all Aggregate Unpaids and all other amounts owed hereunder and under the other Loan Documents within one hundred twenty (120) calendar days of the enactment date of the Tax Law Change.
(vi) Principal Payments. For each calendar quarter in which the CDO Payment Trigger is satisfied (or deemed to be satisfied), the Borrowers shall repay the outstanding principal balance of the Loans in an aggregate amount equal to ONE MILLION DOLLARS ($1,000,000) for each CDO Issuance that makes CDO Equity Distributions in such calendar quarter, which amounts will be applied to the outstanding principal amounts of the Loans; provided that the principal payment required pursuant to this clause (vi) shall be reduced by any amounts previously received pursuant to clauses (vii) and (viii). Each such repayment, to the extent required, shall be made on the first Business Day of the month following the end of the applicable calendar quarter.
(vii) Additional Term Loan Collateral. The terms and provisions governing mandatory prepayments in connection with repayments, prepayments and/or reductions of the Loans with respect to Additional Term Loan Collateral are set forth in the Fee Letter and are hereby incorporated by reference.
(viii) Prime Distribution Prepayment. To the extent there are annual dividends or distributions in excess of $10,000,000 from the Prime Pledged Mortgage Asset, the Borrowers shall prepay the Loans in an aggregate principal amount equal to one hundred percent (100%) of all such excess dividends or distributions. Such amounts shall be applied in such manner as the Administrative Agent may determine in its discretion.
     (b) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.2 shall be deposited into the Collection Account and shall be accompanied by Breakage Costs (if any). All such amounts shall be applied in accordance with the payment priorities set forth in Subsection 2.7(b) (i) on the Business Day received if received prior to 3:00 pm or (ii) on the next Business Day if received after 3:00 pm.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     Section 2.3 Optional Prepayments.
     (a) [Reserved].
     (b) The Borrowers shall have the right to make optional prepayments hereunder from time to time upon the delivery of one (1) Business Day prior written notice, which notice shall be irrevocable; provided, however, each optional prepayment of Loans (other than an optional prepayment resulting from the prepayment of any Eligible Asset included in Additional Collateral by the Obligor under the related Mortgage Loan Documents) shall be in a minimum principal amount of $1,000,000 and in integral multiples of $500,000. Amounts prepaid under this Subsection 2.3(b) shall be accompanied by Breakage Costs (if any). All such prepayment amounts shall be deposited into the Collection Account and shall be applied in accordance with the payment priorities set forth in Subsection 2.7(b) (i) on the Business Day received if received prior to 3:00 pm or (ii) on the next Business Day if received after 3:00 pm. For the avoidance of doubt, all prepayments are subject to Section 8.2.
     Section 2.4 [Reserved].
     Section 2.5 Payment of Interest.
     (a) The Borrowers shall pay to the Administrative Agent for the benefit of the Lenders the accrued Interest on each Loan on each Payment Date. The Administrative Agent shall deliver to the Borrowers notice of the amount of Interest due (along with the calculation of the Unused Fee, if any, and other amounts owed and to be paid on the Payment Date) on or prior to the second (2nd) Business Day preceding each Payment Date; provided, however, the Administrative Agent’s failure to give notice to the Borrowers of any amount due shall not waive such amount or relieve the Borrowers of their obligation to pay such amount but such failure shall extend the due date of such amount until the Business Day after such notice is received by the Borrowers. If the Borrowers fail to pay the Interest and the other amounts due by 3:00 p.m. on the Payment Date, the Borrowers shall be obligated to pay to the Administrative Agent on behalf of the Lenders (in addition to, and together with, the Interest and the other amounts due) interest on the unpaid amounts at a rate per annum equal to the Post-Default Rate (the “Late Payment Fee”) until the unpaid amounts are received in full by the Administrative Agent. If the Interest includes any estimated Interest, the Administrative Agent shall recalculate such Interest after the Payment Date and, if necessary, make adjustments to the Interest amount due on the following Payment Date.
     (b) If the Borrowers pay or prepay any principal on any day that is not either the last day of the Eurodollar Period or the maturity date for such Loan, the Borrowers shall indemnify the Administrative Agent, the Lenders and the other Affected Parties and hold the Administrative Agent, the Lenders and the other Affected Parties harmless from any losses, costs and/or expenses that the Administrative Agent, the Lenders and the other Affected Parties may sustain or incur arising from the reemployment of funds obtained by the Administrative Agent, the Lenders and the other Affected Parties hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the Eurodollar Period. The Administrative Agent shall deliver to the Borrowers a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Administrative Agent, the Lenders and the other Affected Parties to be adequate, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon the Borrowers, absent manifest error. This Subsection 2.5(b) shall survive termination of this Agreement and the payment in full of the Obligations.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     Section 2.6 Pro Rata Treatment and Payments.
     Each borrowing of Loans shall be made pro rata by the Lenders according to the respective Revolving Commitment Percentages of the Lenders. Each payment to the Lenders under this Agreement or any Revolving Note shall be applied pro rata among the Lenders entitled thereto (based on the respective Revolving Commitment Percentages).
     Section 2.7 Accounts; Payments.
     (a) On or before the Closing Date, the Borrowers shall establish and maintain with Wachovia an account (as more specifically identified on Schedule 1 hereto, the “Collection Account”) into which all Income, CDO Equity Distributions and other amounts required to be paid pursuant to this Agreement shall be deposited and ARCM shall establish and maintain with Wachovia an account into which all CDO Management Fees shall be deposited (as more specifically identified on Schedule 1 hereto, the “CDO Management Fee Account”). The Collection Account and the CDO Management Fee Account shall be established at Wachovia’s Charlotte, North Carolina location. The Collection Account shall be in the name of one (1) or more Borrowers and the CDO Management Fee Account shall be established in the name of ARCM. The Collection Account shall be for the benefit of each beneficiary of the security interest in favor of the Administrative Agent and for the benefit of each Borrower (but only to the extent any such Borrower is entitled to any cash flow in accordance with Subsection 2.7(b) hereof). The Administrative Agent shall invest any cash deposited in the Collection Account in such Permitted Investments as a Borrower shall direct the Administrative Agent in writing. The CDO Management Fee Account shall be for the benefit of each beneficiary of the security interest in favor of the Administrative Agent and for the benefit of ARCM (but only to the extent ARCM is entitled to any cash flow in accordance with Subsection 2.7(b) hereof).
     (b) The Administrative Agent shall be entitled to receive on behalf of the Lenders and the other Affected Parties an amount equal to all Income paid or distributed on or in respect of the Collateral, the Required Payments and all other payments and amounts required or permitted hereunder or under the other Loan Documents, which amounts shall be deposited by the Borrowers and all other applicable Persons into the Collection Account or the CDO Management Fee Account, as applicable. On or before each Payment Date and on such other dates as the Administrative Agent may determine in its discretion, the Administrative Agent shall transfer all amounts on deposit in the CDO Management Fee Account to the Collection Account. On each Payment Date, any amounts on deposit in the Collection Account shall be withdrawn by the Administrative Agent and shall be applied as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Loan Documents;
     SECOND, pro rata to the Lenders to the payment of any expenses, costs, advances and other obligations then due and owing by the Borrowers to the Lenders under the Loan Documents (including, without limitation, reasonable attorneys’ fees and costs), other than amounts described in any subsequent clause of this Section 2.7;
     THIRD, pro rata to the Lenders to the payment of any fees then due and owing by the Borrowers to the Lenders under the Loan Documents (including, without limitation, the Unused Fee and any Extension Fee);
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     FOURTH, pro rata to the Lenders to the payment of Late Payment Fees outstanding and any other Interest at the Post-Default Rate;
     FIFTH, pro rata to the Lenders to the payment of accrued and unpaid Interest then due;
     SIXTH, pro rata to the Lenders to the payment of the Aggregate Outstanding Principal of the Loans to the extent of any mandatory prepayment pursuant to Section 2.2 of this Agreement;
     SEVENTH, pro rata to the Lenders to the payment of the Aggregate Outstanding Principal of the Loans to the extent of any voluntary prepayment pursuant to Section 2.3 of this Agreement;
     EIGHTH, on and after the Facility Maturity Date, pro rata to the Lenders to the payment of the Aggregate Outstanding Principal of the Loans;
     NINTH, pro rata to the Administrative Agent, the Lenders, the other Affected Parties and the Indemnified Parties, to the payment of Breakage Costs, Indemnified Amounts, Increased Costs, Additional Amounts, Due Diligence Costs and all other Aggregate Unpaids and other amounts then due and owing to the Administrative Agent, the Lenders, the other Affected Parties and the Indemnified Parties pursuant to this Agreement and the other Loan Documents;
     TENTH, to the extent any mandatory or voluntary prepayments were made under Sections 2.2 or 2.3 of this Agreement, to the extent of funds available therefor, and to the extent the parties under the Arbor Credit Facility subsequently agree that any excess proceeds under this clause TENTH shall be applied under either or both such facilities, to Wachovia for application to such facilities in accordance with the terms of such facilities; and
     ELEVENTH, to the extent of funds available therefor, to the Operating Account, for such purposes as the Borrowers shall determine in their sole discretion;
provided, however, if a Default or Event of Default has occurred and is continuing or a Tax Law Change has occurred, such amounts shall not be transferred to the Operating Account but shall remain in the Collection Account and, (i) in the case of a Tax Law Change and no Default or Event of Default has occurred, the Administrative Agent shall apply such amounts in reduction of all Aggregate Unpaids or, upon request of the Borrowers, the Administrative Agent may in its discretion determine whether and in what amounts it will release such funds, or (ii) in the case of a Default or Event of Default, the Administrative Agent shall apply such amounts in reduction of all Obligations.
     Notwithstanding anything to the contrary contained herein, in the event any Obligor Reserve Payments are deposited into the Collection Account, such Obligor Reserve Payments shall, upon written request of a Borrower, be promptly transferred from the Collection Account to the Operating Account for such Borrower to transfer into the appropriate escrow or reserve accounts.
     Section 2.8 Non-Receipt of Funds by the Administrative Agent.
     (a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, make available to (but shall not be required to) make available to) the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to, (i) if payable by the Borrowers, the Rate, and (ii) if payable by a Lender, the Federal Funds Rate.
     (b) Unless the Administrative Agent shall have been notified in writing by the Borrowers, prior to the date on which any payment is due hereunder (which notice shall be effective upon receipt) that the Borrowers do not intend to make such payment, the Administrative Agent may assume that such Borrowers have made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrowers have not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Rate.
     (c) A certificate of the Administrative Agent submitted to the Borrowers or any Lender with respect to any amount owing under this Section 2.8 shall be conclusive in the absence of manifest error.
     Section 2.9 Payments by Borrowers.
     (a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrowers hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due in lawful money of the United States, in immediately available funds to the Administrative Agent’s Account and, if not received before such time, shall be deemed to be received on the next Business Day. The Borrowers shall, to the extent permitted by Applicable Law, pay to the Administrative Agent interest on any amounts not paid when due hereunder or under the Loan Documents at the Post-Default Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, the Lenders. All computations of Interest and all computation of other interest and fees hereunder shall be made on the basis of a year consisting of 360 days for the actual number of days (including the first but excluding the last day) elapsed. The Borrowers acknowledge that they have no rights of withdrawal from the Collection Account, the CDO Management Fee Account or from the Administrative Agent’s Account; provided, however, the Borrowers may have a right to distributions from the Collection Account in accordance with Subsection 2.7(b).
     (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of the Interest, other interest or any fee payable hereunder, as the case may be.
     (c) If (i) any Loan requested by the Borrowers and approved in writing by the Administrative Agent is not, for any reason, made or effectuated, as the case may be, on the date specified therefor, (ii) the Borrowers fail to pay the principal amount of or any Interest on any Loan in accordance with the
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

terms hereof or (iii) the Borrowers fail to make any prepayment after receiving or giving notice thereof, the Borrowers shall indemnify the Administrative Agent against any reasonable loss, cost or expense incurred by the Administrative Agent and the Lenders, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits, if any, in the reemployment of any funds in the manner determined by the Administrative Agent or Lenders in their discretion), any reasonable cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Administrative Agent or the Lenders to fund or maintain such Loan and any Interest, other interest or fees payable by the Administrative Agent or any Lender to lenders of funds obtained by it in order to maintain any Loan hereunder. A certificate as to any such amounts payable under this Subsection 2.9(c) submitted by the Administrative Agent to the Borrowers shall be conclusive absent manifest errors.
     (d) Except as set forth to the contrary in the Loan Documents, all sums payable by the Borrowers and the Guarantors hereunder or under the Loan Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person or any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person or any reason whatsoever), and the obligations and liabilities of each Borrower and each Guarantor hereunder shall in no way be released, discharged or otherwise affected (except as expressly provided herein) by reason of: (a) any damage to or destruction of or any taking of any asset, any Property, any Collateral or any portion of the foregoing; (b) any restriction or prevention of or interference with any use of any asset, any Property, any Collateral or any portion of the foregoing; (c) any title defect or encumbrance or any eviction from any Property, by title paramount or otherwise; (d) any Insolvency Proceeding relating to any Borrower, any Guarantor, any Affiliate or Subsidiary of the foregoing or any obligor, account debtor or indemnitor under the Collateral, or any action taken with respect to this Agreement or any other Loan Document by any trustee or receiver of any Borrower, any Guarantor, any Affiliate or Subsidiary of the foregoing or any obligor, account debtor or indemnitor under the Collateral, or by any court, in any such proceeding; (e) any claim that any Borrower or any Guarantor has or might have against the Administrative Agent, any Lender, any Affected Party and/or any Indemnified Party; (f) any default or failure on the part of the Administrative Agent, any Lender, any Affected Party and/or any Indemnified Party to perform or comply with any of the terms hereof, the Loan Documents or of any other agreement with any Borrower, any Guarantor, any Consolidated Subsidiary of the foregoing and/or any other Person; (g) the invalidity or unenforceability of any Collateral or Loan; (h) anything related to or arising out of any Borrower-Related Obligation; or (i) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not any Borrower, any Guarantor or any Affiliate or Subsidiary of the foregoing shall have notice or knowledge of any of the foregoing.
     (e) This Section 2.9 shall survive the termination of this Agreement and the payment in full of the Obligations.
     Section 2.10 Fees.
     (a) On or prior to the Restatement Date, the Borrowers shall pay to the Administrative Agent the fees then due and payable, as agreed to by the Borrowers and the Administrative Agent in the Fee Letter.
     (b) To the extent not separately paid by the Borrowers under the Fee Letter or this Agreement, and without waiving the Borrowers’ obligations to pay such amounts, the unpaid Interest, the Commitment Fee and all other fees shall be paid to the Administrative Agent from the Collection Account to the extent funds are available on each Payment Date pursuant to Section 2.7.
     (c) The Borrowers shall pay to Moore & Van Allen PLLC, as counsel to the Administrative Agent, on the Restatement Date, its reasonable estimated fees and out-of-pocket expenses in immediately
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Moore & Van Allen PLLC within ten (10) days after receiving an invoice for such amounts.
     Section 2.11 Increased Costs; Capital Adequacy; Illegality.
     (a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) the compliance by the Administrative Agent, any Lender or any Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) shall (A) subject the Administrative Agent, any Lender or any Affected Party to any Tax (except for Taxes on, or Taxes one or more of the alternative bases for which are, the overall net income of the Administrative Agent, any Lender or any Affected Party, and except for franchise taxes imposed in lieu thereof), duty or other charge with respect to any ownership interest in the Collateral, or any right to enter into Loans hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Administrative Agent, any Lender or any Affected Party or (C) impose any other condition affecting the ownership interest in the Collateral conveyed to the Administrative Agent hereunder or the Administrative Agent’s or any Lender’s or Affected Party’s rights hereunder, the result of which is to increase the cost to the Administrative Agent, any Lender or any Affected Party or to reduce the amount of any sum received or receivable by the Administrative Agent, any Lender or any Affected Party under this Agreement or the other Loan Documents, then within ten (10) days after demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrowers shall pay directly to the Administrative Agent such additional amount or amounts as will compensate the Administrative Agent, any Lender or any Affected Party for such additional or increased cost incurred or such reduction suffered.
     (b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by the Administrative Agent, any Lender or any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including, without limitation, compliance by the Administrative Agent, any Lender or any Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of the Administrative Agent, any Lender or any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which the Administrative Agent, any Lender or any Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of the Administrative Agent, any Lender or any Affected Party with respect to capital adequacy) by an amount deemed by the Administrative Agent, any Lender or any Affected Party to be material, then from time to time, within ten (10) days after demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrowers shall pay directly to the Administrative Agent such additional amount or amounts as will compensate the Administrative Agent, any Lender and any Affected Party for such reduction. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adaptation, change, request or directive subject to this Subsection 2.11(b).
     (c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.11, the Administrative Agent, any Lender or any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to the Administrative Agent, any Lender or any Affected Party in connection with this Agreement, the
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

other Loan Documents or the funding or maintenance of any Loan hereunder, then within ten (10) days after demand by the Administrative Agent, the Borrowers shall pay to the Administrative Agent such additional amount or amounts as may be necessary to reimburse the Administrative Agent, any Lender or any Affected Party for any amounts payable or paid by it.
     (d) In determining any amount provided for in this Section 2.11, the Administrative Agent, any Lender or any Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, any Lender or any Affected Party making a claim under this Section 2.11 shall submit to the Borrowers a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.
     (e) If any Lender shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrowers, whereupon all Loans in respect of which the Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Loans in respect of which the Interest accrues at the Base Rate.
     (f) If, as a result of any event or circumstance described in clause (a), (b) or (c) of this Section 2.11, the Borrowers are required to make payments to the Administrative Agent, any Lender or any Affected Party, the Borrowers shall have the right to elect, by written notice to the Administrative Agent, to convert the Rate at which the Interest accrues to the Base Rate.
     (g) Without prejudice to the survival of any other agreement of the Borrowers and the Guarantors hereunder, the agreements and obligations of the Borrowers and the Guarantors contained in this Section 2.11 shall survive the termination of this Agreement and the payment in full of the Obligations.
     Section 2.12 Taxes.
     (a) All payments made by the Borrowers and the Guarantors under this Agreement and/or the other Loan Documents will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Lenders or any other Affected Party then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement and/or the other Loan Documents after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Administrative Agent, any Lender or any other Affected Party, with respect to payments required to be made by the Borrowers and the Guarantors under this Agreement and/or the other Loan Documents, by a taxing jurisdiction in which the Administrative Agent, any Lender or any other Affected Party is organized, conducts business or is paying taxes (as the case may be).
     (b) The Borrowers and the Guarantors will indemnify the Administrative Agent, any Lender or any other Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten (10) days from the date a written invoice therefor is delivered to the Borrowers or the Guarantors.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (c) Within thirty (30) days after the date of any payment by the Borrowers or the Guarantor of any Taxes, the Borrowers and the Guarantors will furnish to the Administrative Agent, at its address set forth under its name on Schedule 3, appropriate evidence of payment thereof.
     (d) If the Administrative Agent, any Lender or any other Affected Party is created or organized under the laws of the United States or a political subdivision thereof, the Administrative Agent, any Lender or any other Affected Party shall deliver to the Borrowers, within fifteen (15) days after the date hereof (or the date on which a Lender or Affected Party becomes a party hereto), two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws). If the Administrative Agent, any Lender or any other Affected Party is not created or organized under the laws of the United States or a political subdivision thereof, the Administrative Agent, the Lenders or any other Affected Party shall deliver to the Borrowers, (i) within fifteen (15) days after the date hereof (or the date on which a Lender or Affected Party becomes a party hereto), two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrowers and Guarantors to make payments hereunder for the account of the Administrative Agent, the Lenders and the Affected Parties without deduction or withholding of United States federal income or similar Taxes, and (ii) upon the obsolescence of, or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.12, copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrowers and Guarantor to make payments hereunder and under the Loan Documents for the account of the Administrative Agent, the Lenders and the Affected Parties without deduction or withholding of United States federal income or similar Taxes.
     (e) Without prejudice to the survival of any other agreement of the Borrowers and the Guarantors hereunder, the agreements and obligations of the Borrowers and the Guarantors contained in this Section 2.12 shall survive the termination of this Agreement and the payment in full of the Obligations.
     Section 2.13 Designation of a Different Lending Office.
     If any Lender requests compensation under Section 2.11, or requires any Borrower to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.12, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
     Section 2.14 Usury.
     It is the intent of the Lenders and the Borrowers to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrowers are hereby limited by the provisions of this Section 2.14, which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Revolving Notes or otherwise, exceed the maximum nonusurious amount permissible under Applicable Law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section 2.14 and such interest shall be automatically reduced to the maximum nonusurious amount permitted under Applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under Applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Obligations does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by Applicable Law.
     Section 2.15 No Additional Collateral. Notwithstanding anything contained in the Agreement to the contrary (including, without limitation, Subsections 2.1(f) and 2.2(a)(i)), Additional Collateral (i) will not be considered by the Administrative Agent for inclusion in the Collateral under Subsection 2.1(f) of the Agreement or any other provision of the Agreement or the other Loan Documents, (ii) is not (as of the Restatement Date) and may not be pledged as Collateral for the Loans, (iii) will not be included in the calculation of Availability and (iv) may not be pledged to cure any negative Availability under Subsection 2.2(a)(i).
ARTICLE III
CONDITIONS TO TRANSACTIONS
     Section 3.1 Conditions to Restatement Date.
     This Agreement shall become effective upon, and the obligation of the Lender to make the Loans on the Restatement Date, is subject to, the satisfaction of the following conditions precedent:
     (a) Each Loan Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Loans contemplated by this Agreement, each in form and substance satisfactory to the Administrative Agent;
     (b) Each Borrower and each Guarantor has obtained all required consents and approvals of all Persons, including, but not limited to, all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby;
     (c) The Borrowers and the Guarantors shall each be in compliance in all material respects with all Applicable Laws, Contractual Obligations, all Indebtedness and all Guarantee Obligations;
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (d) The Borrowers and the Guarantors shall each have delivered to the Administrative Agent a power of attorney in the form of Exhibit VIII;
     (e) [Reserved];
     (f) Any and all consents and waivers applicable to the Collateral shall have been obtained;
     (g) The Administrative Agent shall be in receipt of (i) such Opinions of Counsel from the counsel to each Borrower and each Guarantor as the Administrative Agent may require in its discretion, each in form and substance satisfactory to the Administrative Agent in its discretion, including, without limitation, corporate opinions and perfection opinions, (ii) an Opinion of Counsel from a nationally recognized tax counsel experienced in such matters opining that, under current Tax law, (x) the pledge of the Pledged Collateral under the Pledge and Security Agreement will not cause each CDO Issuer owned by any Pledged CDO Subsidiary, solely as a result of such transfer, to cease to be treated as a QRS and (y) a transfer of ownership (as determined by U.S. federal income tax principles) of all of the Equity Interests in each Pledged CDO Subsidiary directly to a REIT, a QRS or a disregarded entity (as determined by U.S. federal income tax principles) that is wholly owned by a REIT will not cause any CDO Issuer owned by any Pledged CDO Subsidiary to cease to be treated as a QRS or, after such transfer, the CDO Issuer will be treated as a foreign corporation that is not engaged in a trade or business in the United States for United States federal income tax purposes, and (iii) Opinions of Counsel from counsel to the applicable Borrower or the applicable Consolidated Subsidiary of a Borrower opining as to the enforceability of the subordination provisions contained in all Eligible Subordinated Debt, each in form and substance satisfactory to the Administrative Agent in its discretion;
     (h) The Administrative Agent shall be in receipt of good standing certificates with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization, a secretary’s certificate (or the equivalent), certified copies of the Authority Documents and certified copies of the applicable resolutions of each Borrower and each Guarantor evidencing the corporate or other authority for each Borrower and each Guarantor with respect to the execution, delivery and performance of the Loan Documents and each of the other documents to be delivered by each Borrower and each Guarantor from time to time in connection herewith;
     (i) The Administrative Agent is in receipt of certified copies of the Authority Documents of each Pledged CDO Subsidiary and such other Affiliates and Subsidiaries of the Borrowers and the Guarantors as the Administrative Agent may request in its discretion and the Authority Documents for each such Pledged CDO Subsidiary shall permit the pledge of Equity Interests in such entity as contemplated by the Pledge and Security Agreement;
     (j) The Administrative Agent shall have received fully executed Irrevocable Instructions satisfactory to the Administrative Agent in its discretion;
     (k) The Administrative Agent shall be in receipt of an Officer’s Certificate certifying that there has been no change in the following since the date of delivery of the copies thereof in connection with the Original Agreement: Collateral Management Agreements to which ARCM is a party, all documents related to or governing the payment or the right to receive payment of the CDO Management Fees, all documents relating to or governing the right of ARSR to receive payments, dividends and distributions from ARCM, all documents relating to or governing the right of any Pledged CDO Subsidiary to receive payments, dividends or distributions from a CDO Issuer in any CDO Issuance, all documents relating to any CDO Equity Distributions and Authority Documents of any CDO Issuer;
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (l) The Administrative Agent shall have received payment from the Borrowers of the fees payable under the Fee Letter and the amount of actual costs and expenses, including, without limitation, the fees and expenses of counsel to the Administrative Agent as contemplated by this Agreement and the Fee Letter, incurred by the Administrative Agent in connection with the development, preparation and execution of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith;
     (m) The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
     (i) searches of Uniform Commercial Code filings in the jurisdiction of the state of incorporation or formation of each Borrower, in and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Collateral other than Permitted Liens;
     (ii) UCC financing statements against each Borrower for each appropriate jurisdiction as is necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the Collateral; and
     (iii) duly executed consents as are necessary, in the Administrative Agent’s discretion, to perfect the Lenders’ security interest in the Collateral;
     (n) There shall not exist any pending or threatened litigation, investigation, injunction, order or claim affecting or relating to any Borrower, any Guarantor or any of their Consolidated Subsidiaries, this Agreement, the other Loan Documents or the Collateral that has not been settled, dismissed, vacated, discharged or terminated prior to the Restatement Date which could reasonably be expected to result in a Material Adverse Effect;
     (o) The corporate capital and ownership structure of the Borrowers, the Guarantor and their Consolidated Subsidiaries as of the Restatement Date shall be as reflected on Schedule 4.1(ll);
     (p) There shall be no Insolvency Proceedings commenced or threatened to be commenced against any Borrower or any Guarantor, and, to the best knowledge of each Borrower and each Guarantor, there shall be no Insolvency Proceedings commenced or threatened to be commenced against any Affiliate or Subsidiary (other than a Consolidated Subsidiary) of a Borrower or a Guarantor;
     (q) The Administrative Agent shall have received copies of such financial statements as the Administrative Agent may require in its discretion;
     (r) Since the date of the most recent financial information provided to the Administrative Agent, there has been no material adverse change in the business, properties, prospects, operations or condition (financial or otherwise) of the Borrowers, the Guarantors and their Consolidated Subsidiaries taken as a whole;
     (s) The Administrative Agent shall have received a Closing Certificate executed by a Responsible Officer of each Borrower and each Guarantor as of the Restatement Date;
     (t) The Borrowers and the Guarantors shall have provided to the Administrative Agent, for benefit of the Administrative Agent and the Initial Lender, the necessary information required by the Anti-Terrorism Laws, including, without limitation, the identity of the Borrowers, the Guarantors and
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

their Consolidated Subsidiaries, the name and address of the Borrowers, the Guarantors and their Consolidated Subsidiaries and other information that will allow the Administrative Agent or the Initial Lender, as applicable, to identify the Borrowers, the Guarantors and their Consolidated Subsidiaries in accordance with the Anti-Terrorism Laws, together with such other information with respect to any Arbor Entity that may be required in accordance with the Anti-Terrorism Laws;
     (u) No Default, Event of Default or Material Adverse Effect shall exist;
     (v) The Administrative Agent shall have completed to its satisfaction such due diligence as it may require in its discretion; and
     (w) The Administrative Agent shall have received all such other and further documents, certifications, reports, approvals and legal opinions as the Administrative Agent may reasonably require.
     Section 3.2 Conditions Precedent to all Loans.
     The obligation of the Initial Lender and any other Lenders to make any Loan hereunder is subject to the satisfaction of the following further conditions precedent on the date of making such Loan, both immediately prior to making the Loan and also after giving effect to the consummation thereof and the intended use of the proceeds of the Loan:
     (a) No Applicable Law shall prohibit or render it unlawful, and no order, judgment or decree of Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into such Loan by the Lenders in accordance with the provisions hereof or any other transaction contemplated herein;
     (b) Each Borrower, each Guarantor and all other applicable Persons shall have delivered to the Administrative Agent all documents, agreements, certificates, reports and other information required to be delivered as of the date of such Loan;
     (c) The Borrowers shall have delivered a Notice of Borrowing and such other information and documents requested by the Administrative Agent in connection therewith, all conditions precedent and other requirements set forth in Article II of this Agreement shall have been satisfied, and the Administrative Agent shall have approved the Loan;
     (d) No Default, Event of Default or Material Adverse Effect shall have occurred and be continuing;
     (e) The Administrative Agent shall have received a Compliance Certificate from a Responsible Officer of ART and ARSR that, among other things: (i) shows in detail the calculations demonstrating that, before and after giving effect to the requested Loan, the Availability shall not be negative, (ii) states that each Borrower and each Guarantor has observed or performed all of their covenants and other agreements, and satisfied every condition, contained in this Agreement, the Loan Documents and the related documents to be observed, performed or satisfied by them, (iii) states that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iv) states that all representations and warranties contained in this Agreement, the other Loan Documents and all other documents delivered to the Administrative Agent are true and correct on and as of such day as though made on and as of such day and shall be deemed to be made on such day, and (v) states that ART is in compliance with the Financial Covenants;
     (f) Before and after giving effect to the requested Loan, the Availability shall not be negative;
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (g) The Borrowers shall have delivered to the Administrative Agent any and all documents and agreements relating to the Collateral or the Required Payments entered into since the Restatement Date, including, without limitation, Collateral Management Agreements, all documents and agreements related to or governing the payment or the right to receive payment of the CDO Management Fees, all documents relating to or governing ARSR’s right to receive payments, dividends, or distributions from ARCM, all documents relating to or governing any proposed CDO Issuance, all documents relating to any CDO Equity Distributions, and all documents and agreements related to or governing the right of a CDO Subsidiary to receive payments, dividends or distributions from a CDO Issuer in a CDO Issuance;
     (h) The Administrative Agent shall have received all fees and expenses of the Administrative Agent and the Lenders and counsel to the Administrative Agent and the Lenders as contemplated by this Agreement and the Fee Letter, and the Administrative Agent and the Lenders shall have received the reasonable costs and expenses incurred by them in connection with the entering into of any Loan hereunder, including, without limitation, costs associated with due diligence recording or other administrative expenses necessary or incidental to any Loan hereunder, which amounts, at the Administrative Agent’s option, may be withheld from proceeds of any Loan hereunder;
     (i) None of the following shall have occurred and/or be continuing:
     (i) an event or events shall have occurred in the good faith determination of the Administrative Agent resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities, or an event or events shall have occurred resulting in the Administrative Agent not being able to finance mortgage assets through the “repo market” or “lending market” with traditional counterparties at rates that would have been reasonable prior to the occurrence of such event or events;
     (ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage assets, or an event or events shall have occurred resulting in the Administrative Agent not being able to sell securities backed by mortgage assets at prices that would have been reasonable prior to such event or events; or
     (iii) there shall have occurred a material adverse change in the financial condition of the Administrative Agent or any Lender that affects (or can reasonably be expected to affect) materially and adversely the ability of the Administrative Agent or any Lender to fund its obligations under this Agreement.
     (j) To the extent the same were not delivered or the Collateral did not exist on the Restatement Date, the Administrative Agent shall have received with respect thereto fully executed Irrevocable Instructions satisfactory to the Administrative Agent in its discretion;
     (k) Both immediately prior to the requested Loan and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Borrower and each Guarantor shall be true, correct and complete on and as of such Borrowing Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made only as of a specific date, as of such specific date);
     (l) The Borrowers and Guarantors shall have delivered any other opinion or closing item that was, with the written consent of the Administrative Agent, not delivered on the Restatement Date;
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (m) Other conditions to such Loan set forth in this Agreement or the other Loan Documents are satisfied;
     (n) [Reserved];
     (o) The Borrowers shall have satisfied, in all respects, all of the conditions precedent set forth in the Arbor Credit Documents that are applicable to the Additional Collateral and the related Collateral by virtue of Subsection 2.1(f) of this Agreement;
     (p) To the extent the Equity Interests in any other CDO Subsidiary (other than the Pledged CDO Subsidiaries) are pledged to the Administrative Agent after the Restatement Date, in addition to all requirements of the Administrative Agent, including such requirements as are necessary for the Administrative Agent to perfect its security interest in the Equity Interests in such CDO Subsidiary, the Borrowers shall provide to the Administrative Agent prior to such pledge an Opinion of Counsel in substantially the form of the Opinion of Counsel provided pursuant to Subsection 3.1(g)(ii) of this Agreement.
     (q) The Administrative Agent shall have received all such other and further documents, reports, certifications, approvals and legal opinions as the Administrative Agent in its discretion shall reasonably require.
     Each request for a Loan and each acceptance by the Borrowers of any such Loan shall be deemed to constitute a representation and warranty by the Borrowers as of the date of such Loan that the applicable conditions contained in Sections 3.1 and 3.2 have been satisfied (as of the date of the request for a Loan and the Borrowing Date).
     The failure of any Borrower or any Guarantor, as applicable, to satisfy any of the foregoing conditions precedent contained in Article III of this Agreement shall, unless such failure was expressly waived in writing by the Administrative Agent on or prior to the related Borrowing Date, give rise to a right of the Lenders, which right may be exercised at any time on the demand of the Administrative Agent, to rescind the related Loan and direct the Borrowers to pay to the Administrative Agent for the benefit of the Lenders an amount equal to the principal amount of the Loan outstanding, the accrued Interest thereon, Breakage Costs and other amounts due in connection therewith during any such time that any of the foregoing conditions precedent were not satisfied.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties.
     Each Borrower and each Guarantor represents and warrants, as of the date of this Agreement and any Loan hereunder and until the occurrence of a Final Termination, as follows:
     (a) Organization and Good Standing. Each Borrower’s and each Guarantor’s exact legal name is set forth on Schedule 3. Each Borrower and each Guarantor has been duly organized, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing, under the laws of the state of its corporation or formation, with all requisite, corporate, partnership or limited liability company, as applicable, power and authority to own or lease its Properties and conduct its
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

business as such business is presently conducted, and had, at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and pledge the Collateral.
     (b) Due Qualification. Each Borrower and each Guarantor is duly qualified to do business and is in good standing as a corporation, limited partnership or limited liability company, as applicable, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of Property or the conduct of its business requires such qualification, licenses or approvals.
     (c) Power and Authority; Due Authorization; Execution and Delivery. Each Borrower and each Guarantor (i) has all necessary power, authority and legal right (A) to execute and deliver the Loan Documents to which it is a party, (B) to carry out the terms of the Loan Documents to which it is a party, and (C) to pledge the Collateral on the terms and conditions provided herein, (ii) has duly authorized by all necessary corporate, partnership or limited liability company, as applicable, action (A) the execution, delivery and performance of the Loan Documents to which it is a party, and (B) the pledge of the Collateral on the terms and conditions herein provided, and (iii) has duly executed and delivered each Loan Document to which it is a party.
     (d) Binding Obligation. Each of the Loan Documents to which the Borrowers and the Guarantors are a party constitutes the legal, valid and binding obligation of each Borrower and each Guarantor enforceable against each Borrower and each Guarantor in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).
     (e) No Violation. The consummation of the transactions contemplated by the Loan Documents to which the Borrowers and the Guarantors are a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Borrower’s or any Guarantor’s Authority Documents or any material Indebtedness, Guarantee Obligation or Contractual Obligation of any Borrower or any Guarantor, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any Borrower’s or any Guarantor’s Properties pursuant to the terms of any such Indebtedness, Guarantee Obligation or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
     (f) No Proceedings. There is no material litigation, proceeding or investigation pending or, to the best knowledge of each Borrower and each Guarantor, threatened against any Borrower or any Guarantor, before any Governmental Authority (i) asserting the invalidity or unenforceability of any of the Loan Documents to which any of the Borrowers or the Guarantors are a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Loan Documents to which the Borrowers or the Guarantors are a party, or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
     (g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by each Borrower and each Guarantor of the Loan Documents to which the Borrowers and the Guarantors are a party (including the grant of a security interest in the Collateral) have been obtained, effected or given and are in full force and effect.
     (h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by any Borrower.
First Amended and Restated Revolving Loan Agreement
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     (i) Solvency. None of the Borrowers or the Guarantors is the subject of any Insolvency Proceedings or Insolvency Event. The Loans under this Agreement and any other Loan Document do not and will not render any Borrower or any Guarantor not Solvent.
     (j) Taxes. Each Borrower and each Guarantor has filed or caused to be filed all tax returns that are required to be filed by it. Each Borrower and each Guarantor has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its Property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of a Borrower or a Guarantor), and no tax Lien has been filed and, to each Borrower’s and each Guarantor’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
     (k) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X. No Borrower owns or intends to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
     (l) Environmental Matters.
     (i) No Properties owned or leased by any Borrower or any Consolidated Subsidiary thereof and, to the knowledge of each Borrower, no Properties formerly owned or leased by any Borrower or any Consolidated Subsidiary thereof, contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations that constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;
     (ii) Each Borrower is in compliance, and has in the last five (5) years (or such shorter period as each Borrower shall have been in existence) been in compliance, with all applicable Environmental Laws, and, to the knowledge of each Borrower, there is no violation of any Environmental Laws that reasonably could be expected to interfere with the continued operations of each Borrower;
     (iii) No Borrower has received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does any Borrower have any knowledge that any such notice will be received or is being threatened;
     (iv) Materials of Environmental Concern have not been transported or disposed of by any Borrower in violation of, or in a manner or to a location that reasonably could be expected to give rise to liability under, any applicable Environmental Law, nor has any of them generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably could be expected to give rise to liability under, any applicable Environmental Law;
     (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of each Borrower, threatened, under any Environmental Law to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which any Borrower is a party;
First Amended and Restated Revolving Loan Agreement
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     (vi) There has been no release or, to the best knowledge of each of the Borrowers, threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably could be expected to give rise to liability under any Environmental Law for which any Borrower may become liable; and
     (vii) To the best knowledge of each of the Borrowers, each of the representations and warranties set forth in the preceding clauses (i) through (vi) is true and correct with respect to each parcel of real property owned or operated by each Borrower.
     (m) Security Interest.
     (i) This Agreement and the other Loan Documents constitute a grant of a security interest in all Collateral to the Administrative Agent, that, upon delivery to the Administrative Agent of any Collateral that requires possession to perfect (if any) and the filing of the financing statements described in this Subsection 3.1(m)(ii) in the jurisdictions and recording offices listed on the Closing Certificate delivered with respect to the applicable Borrower, shall be a first priority perfected security interest in all Collateral to the extent such Collateral can be perfected by possession or by filing, subject only to Permitted Liens;
     (ii) Neither the Borrowers nor any Person claiming through or under the Borrowers shall have any claim to or interest in the Collection Account or the CDO Management Fee Account, except for the interest of the Borrowers in such Property under this Agreement or as a debtor for purposes of the UCC;
     (iii) The Collateral constitute either a “general intangible,” an “instrument,” an “account,” “investment property,” a “security,” a “deposit account,” a “financial asset,” an “uncertificated security,” a “securities account,” a “securities entitlement” and/or “chattel paper” within the meaning of the applicable UCC;
     (iv) Other than Permitted Liens, neither the Borrowers nor the Guarantors have sold, assigned, pledged, encumbered or otherwise conveyed any of the Collateral or any Required Payment to any Person, and, immediately prior to the pledge to the Administrative Agent, the Borrowers, as applicable, were the sole owners of such Collateral, and the Borrowers directly own and have good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens);
     (v) The Borrowers have received all consents and approvals, if any, required by the terms of any Collateral to the granting of a security interest in the Collateral hereunder to the Administrative Agent;
     (vi) The Administrative Agent (on behalf of the Account Beneficiaries) shall have exclusive control of, and the sole right of withdrawal from, the Collection Account, the CDO Management Fee Account and the deposits and investment property in the foregoing accounts;
     (vii) None of the Borrowers have authorized the filing of and none is aware of any financing statements against any Borrower that includes a description of collateral covering the Collateral or the Required Payments other than any financing statement (A) that has been terminated, or (B) filed or to be filed pursuant to the Loan Documents.
     (viii) The Borrowers and Guarantors are not aware of the filing of any judgment or tax Lien filings against any Borrower or any Guarantor; and
First Amended and Restated Revolving Loan Agreement
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     (ix) None of the Collateral has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent.
     (n) Location of Offices. Each Borrower’s location (within the meaning of Article 9 of the UCC) is set forth on Schedule 3. The office where each Borrower keep all the records (within the meaning of Article 9 of the UCC) is at the address set forth on Schedule 3 to this Agreement (or at such other locations as to which the notice and other requirements specified in Subsection 5.1(l) shall have been satisfied). Each Borrower’s organizational identification number is set forth in the Closing Certificate.
     (o) Tradenames. The Borrowers have no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.
     (p) Compliance with Anti-Terrorism Laws. No Borrower nor any Guarantor (i) is or will be in violation of any Anti-Terrorism Law, (ii) is or will be a Prohibited Person, (iii) conducts any business or engages in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (iv) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, (v) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (vi) has more than 10% of its assets in a Prohibited Person or derives more than 10% of its operating income from direct or indirect investments in, or transactions with, any Prohibited Person, and (vii) engages in or will engage in any of the foregoing activities in the future. To the extent applicable, each Borrower and each Guarantor has established an adequate anti-money laundering compliance program as required by the Anti-Terrorism Laws, has conducted the requisite due diligence in connection with the Collateral and the Loans for purposes of the Anti-Terrorism Laws, and maintains, and will maintain, sufficient information to identify the applicable obligors for purposes of the Anti-Terrorism Laws. No Collateral is subject to nullification pursuant to any Anti-Terrorism Law, and no Collateral is in violation of any Anti-Terrorism Law. The proceeds of any Loan have not been used and shall not be used to fund any operations in, finance any investments or activities in or make any payments to a Prohibited Person.
     (q) Investment Company Act. None of the Borrowers nor the Guarantors is, and none is controlled by, an “investment company” within the meaning of the 40 Act, as amended, or the Borrowers and the Guarantors are exempt from the provisions of the 40 Act.
     (r) ERISA. The Borrowers, the Guarantors and each ERISA Affiliate have made all required contributions to each Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Benefit Plan. Neither the Borrowers, the Guarantors nor any ERISA Affiliate have incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, nor has there been a complete or partial withdrawal by the Borrowers, the Guarantors or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization. The present value of all benefits vested under all “employee pension benefit plans”, as such term is defined in Section 3(2) of ERISA, maintained by each Borrower and each Guarantor, or in which employees of any Borrower or any Guarantor are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable
First Amended and Restated Revolving Loan Agreement
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events have occurred with respect to any Pension Plans that, in the aggregate, could subject any Borrower or any Guarantor to any material tax, penalty or other liability. No Lien in favor of the PBGC or a Pension Plan has arisen or is likely to arise on account of any Pension Plan. No notice of intent to terminate a Pension Plan under Section 4041(b) of ERISA has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the PBGC instituted proceedings to terminate or appoint a trustee to administer a Pension Plan, and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
     (s) PUHCA. No Borrower and no Guarantor is a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.
     (t) Compliance with Law. Each Borrower and Guarantor has complied in all respects with all Applicable Laws to which it may be subject, and no Collateral or Loan contravenes any Applicable Laws (including, without limitation, laws, rules and regulations relating to licensing, usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).
     (u) Income and Required Payments. Each Borrower and Guarantor acknowledges that all Income and Required Payments received, after the Restatement Date, by its Affiliates or its Consolidated Subsidiaries and any Person acting on its behalf with respect to the Collateral shall be held for the benefit of the Administrative Agent until deposited into the Collection Account as required herein.
     (v) Set-Off, etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrowers, the Guarantors or any obligor thereof, and no Collateral is subject to compromise, adjustment, extension (except as set forth in the related documents provided to the Administrative Agent), satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrowers, the Guarantors or any obligor with respect thereto.
     (w) Full Payment. No Borrower has any knowledge of any fact that should lead it to expect that each Loan will not be paid in full.
     (x) Collateral. (i) The security interests granted under the Loan Documents do not violate any provision of the Collateral, (ii) other than the Governing Documents for ARMS 2004-1 Equity Holdings LLC, ARMS 2005-1 Equity Holdings LLC and ARMS 2006-1 Equity Holdings LLC, the agreements governing the Collateral do not contain any express or implied prohibitions on pledges of the Collateral, (iii) the only express or implied prohibitions on pledges of the Collateral contained in the Governing Documents for ARMS 2004-1 Equity Holdings LLC, ARMS 2005-1 Equity Holdings LLC and ARMS 2006-1 Equity Holdings LLC are the requirement that the transferor obtain an Opinion of Counsel opining (x) that the pledge or transfer of the Pledged Collateral will not cause the CDO Issuer owned by the related CDO Subsidiary to cease to be treated as a QRS or (y) that, after such transfer, the CDO Issuer will be treated as a foreign corporation that is not engaged in a trade or business in the United States for United State federal income tax purposes, and (iv) the agreements governing the Collateral are valid, binding and enforceable against the Borrowers, as applicable. No Irrevocable Instruction violates any Applicable Law, any Contractual Obligation or other prohibition and such Irrevocable Instructions are the valid and binding obligations of the parties thereto.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (y) Irrevocable Instructions. The Borrowers have delivered each Irrevocable Instruction required to be delivered by the terms of this Agreement. The Borrowers are not aware of any Required Payment that has been made after the date of this Agreement but has not been deposited into the Collection Account.
     (z) No Broker. No Borrower or any Guarantor has dealt with any broker, investment banker, agent or other Person, except for the Administrative Agent (or an Affiliate of the Administrative Agent), who may be entitled to any commission or compensation in connection with this Agreement.
     (aa) Ability to Perform. No Borrower or Guarantor believes, nor does any Borrower or any Guarantor have any reason or cause to believe, that it cannot perform each and every agreement and covenant contained in the Loan Documents applicable to it to which it is a party.
     (bb) No Default. No Default or Event of Default or any Material Adverse Effect has occurred and is continuing hereunder.
     (cc) Financial Condition.
     (i) The consolidated balance sheet of ART and its Consolidated Subsidiaries provided to the Administrative Agent and the related consolidated statements of income and retained earnings and of cash flows, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct and present fairly the consolidated financial condition of ART and its Consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows as of the date of such financial statements and other information. All such financial statements, including the related schedules and notes thereto (if any), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Except as set forth on Schedule 4.1(cc) attached hereto, neither ART nor any of its Consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material contingent liability or liability for taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, that is not reflected in the foregoing statements or in the notes thereto. During the period from the date of the financial statements and other financial information delivered to the Administrative Agent, to and including the date hereof, there has been no sale, transfer or other disposition by ART or any of its Consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of ART and its Consolidated Subsidiaries on the date hereof.
     (ii) The operating forecast and cash flow projections of ART and its Consolidated Subsidiaries, copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith under the direction of a Responsible Officer of ART and in accordance with GAAP. ART has no reason to believe that as of the date of delivery thereof such operating forecast and cash flow projections are materially incorrect or misleading in any material respect or omit to state any material fact which would render them misleading in any material respect. ART shall not be required to provide information in its projections if the disclosure of such information would violate Applicable Laws relating to insider trading.
     (dd) Compliance with Covenants. ART is in full compliance with the Financial Covenants and all other Borrowers and Guarantors are in full compliance with all other applicable covenants, duties and agreements contained in the Loan Documents.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (ee) Collateral Agreements. The Borrowers have delivered to the Administrative Agent all documents and agreements related to, governing or affecting the Collateral, including, without limitation, Collateral Management Agreements, all documents related to or governing the payment or the right to receive payment of the CDO Management Fees, all documents relating to any CDO Issuance or proposed CDO Issuance, all Authority Documents of any CDO Subsidiary, all documents and agreements relating to any CDO Equity Distributions and all documents relating to a CDO Subsidiary’s right to receive payments or distributions from a CDO Issuer in any CDO Issuance, and, to the best of the Borrowers’ knowledge, no material default or event of default exists thereunder.
     (ff) Existing Financing Facilities. All credit facilities, repurchase facilities or substantially similar facilities of each Borrower that are presently in effect are listed under the definition of “Existing Financing Facilities” or are Trust Preferred Debt. To each Borrower’s knowledge, no material defaults or events of default exist thereunder. Other than the Wachovia Indebtedness, other Indebtedness not prohibited under Section 5.1, Indebtedness under Existing Financing Facilities, any Trust Preferred Debt and any other recourse Indebtedness approved by the Administrative Agent after the Restatement Date (including, without limitation, any Permitted Credit Facility), no Borrower has any Indebtedness that is recourse Indebtedness.
     (gg) True and Complete Disclosure. To each Borrower’s and each Guarantor’s actual knowledge, the information, reports, certificates, documents, financial statements, books, records, files, exhibits and schedules furnished in writing by or on behalf of each Borrower and each Guarantor to the Administrative Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Borrower and each Guarantor to the Administrative Agent and the Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any Borrower or any Guarantor, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed to the Administrative Agent. All projections furnished on behalf of each Borrower and each Guarantor to the Administrative Agent were prepared and presented in good faith by or on behalf of each Borrower and each Guarantor.
     (hh) No Reliance. Each Borrower has made its own independent decisions to enter into the Loan Documents and each Loan and as to whether such Loan is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including, without limitation, legal counsel and accountants) as it has deemed necessary. No Borrower is relying upon any advice from the Administrative Agent or any Lender as to any aspect of the Loans, including, without limitation, the legal, accounting or tax treatment of such Loans.
     (ii) Insurance. Each Borrower has and maintains, with respect to its Properties and business, insurance which meets the requirements of Subsection 5.1(bb).
     (jj) Collateral. (i) There are no outstanding rights, options, warrants or agreements for the purchase, sale or issuance of the Collateral created by, through, or as a result of any Borrower’s or Guarantor’s actions or inactions; and (ii) there are no agreements on the part of any Borrower or any Guarantor to issue, sell or distribute the Collateral, other than this Agreement.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (kk) No Change. Since December 31, 2006, there has been no development or event, nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.
     (ll) Subsidiaries. The organizational chart attached as Schedule 4.1(ll) sets forth the name of each Consolidated Subsidiary of each Borrower.
     (mm) Labor Relations. No Borrower is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending or, to the best knowledge of each of the Borrowers, threatened against any Borrower before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or, to the knowledge of any Borrower, threatened, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of each Borrower, threatened against any Borrower, and (iii) no union representation question existing with respect to the employees of a Borrower and to the knowledge of each Borrower, no union organizing activities are taking place with respect to any thereof.
     (nn) REIT Status. ART is a REIT, a publicly traded company that is listed, quoted or traded on and is in good standing in respect of the New York Stock Exchange, NASDAQ or any other nationally recognized stock exchanges (each, a “Stock Exchange”) and is not subject to any ratings downgrade by any Rating Agency. ARSR is a REIT. ART has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. ART for its current “tax year” (as defined in the Code) is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.
     (oo) Certain Tax Matters. Each Borrower represents and warrants, and acknowledges and agrees, that it does not intend to treat the Loans and the related transactions hereunder as being a “reportable transaction” (within the meaning of United States Treasury Department Regulation Section 1.6011-4). In the event a Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent and the Lenders. If a Borrower so notifies the Administrative Agent and the Lenders, the Borrower acknowledges and agrees that the Administrative Agent and the Lenders may treat the Loans as part of a transaction that is subject to United States Treasury Department Regulation Section 301.6112-1, and the Administrative Agent and the Lenders will maintain the lists and other records required by such Treasury Regulation.
     (pp) Insider. No Borrower is an “executive officer”, “director”, or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account or of any Lender which maintains a correspondent account with any Lender.
     (qq) No Defenses. There are no defenses, offsets, counterclaims, abatements, rights of rescission or other claims, legal or equitable, available to any Borrower or any Guarantor with respect to this Agreement, the Loan Documents, the Collateral or any other instrument, document and/or agreement described herein or in the other Loan Documents, or with respect to the obligation of the Borrowers to repay the Aggregate Unpaids or any other obligation under the Loan Documents.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (rr) Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers solely for the purpose requested and for no other purpose.
     (ss) Compliance with FCPA. Each of the Borrowers and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Borrowers or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Borrower or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
     (tt) Additional Collateral. All of the representations and warranties under the Arbor Credit Facility that are applicable to the Additional Collateral and the related Collateral by virtue of Subsection 2.1(f) of this Agreement, including, without limitation, the representations and warranties in Article III and Schedule 1.1(c) to the Arbor Credit Agreement, in any Security Document (as defined in the Arbor Credit Agreement) or in any Confirmation for any Additional Collateral, are true and correct in all respects, except as may be specified in the applicable Confirmation.
     (uu) Eligible Subordinated Debt. All of the Trust Preferred Debt (i) has subordination provisions substantially the same as those in the indentures for other transactions listed in clause (i) of the definition of “Eligible Subordinated Debt,” (ii) has enforceable subordination provisions, and (iii) has a maturity no earlier than the date that is six (6) months following the Facility Maturity Date. To the extent any Eligible Subordinated Debt was issued after the Closing Date, it has been specifically approved in writing by the Administrative Agent.
     (vv) [Reserved].
     (ww) Repurchase of Debt. The Borrowers and the Guarantors are in full compliance with the covenants set forth in Subsection 5.1(uu) of this Agreement.
ARTICLE V
COVENANTS
     Section 5.1 Covenants.
     Each Borrower and each Guarantor hereby covenants and agrees that on the Restatement Date and thereafter until the occurrence of a Final Termination, to the extent applicable:
     (a) Compliance with Laws and Contracts. Each Borrower and each Guarantor shall comply in all material respects with all Applicable Laws (including Environmental Laws), including, without limitation, those with respect to the Collateral or any part thereof, and comply with and perform in all material respects all of their Contractual Obligations, all Indebtedness, all Guarantee Obligations and all Borrower-Related Obligations.
     (b) Preservation of Company Existence. Each Borrower and each Guarantor shall preserve and maintain its corporate, partnership or limited liability company, as applicable, existence, rights, franchises and privileges in the jurisdiction of its formation and will qualify and remain qualified in good
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

standing as a corporation, limited partnership or limited liability company, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Performance and Compliance with Collateral. The Borrowers and the Guarantors shall, at their expense, timely and fully perform and comply (and shall cause their Consolidated Subsidiaries to timely and fully perform and comply) with all provisions, covenants and other promises required to be observed by them under the Collateral and all other agreements related to such Collateral.
     (d) Keeping of Records and Books of Account. Each Borrower and Guarantor shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof) and will keep and maintain all documents, books, records and other information reasonably necessary or advisable in which complete entries are made in accordance with GAAP and Applicable Laws.
     (e) Delivery of Income and Required Payments. The Borrowers and the Guarantors shall deposit, and shall cause each of their Consolidated Subsidiaries and all other Persons to deposit, all Income, Required Payments and other amounts payable to the Borrowers in respect of the Collateral into the Collection Account within two (2) Business Days of such Person’s receipt thereof; provided, however, the CDO Management Fees shall first be deposited into the CDO Management Fee Account and then swept to the Collection Account. The Borrowers shall deposit, or cause to be deposited, into the Collection Account, on or before the date required by the Loan Documents, all other amounts required by the terms of the Loan Documents. The Borrowers and Guarantors shall provide the Administrative Agent with fully executed copies of all Irrevocable Instructions required by this Agreement. The Borrowers and the Guarantors shall take steps necessary to enforce such Irrevocable Instructions and shall immediately inform the Administrative Agent of, and rectify any default, breach, failure or unwillingness to perform thereunder, any dispute or controversy in connection therewith or any other matter that may, could or will result in payments not being made as contemplated under the terms of such Irrevocable Instructions. The Borrowers and the Guarantors shall not, and shall not permit any Consolidated Subsidiary to, modify or revoke or permit any modifications or revocations of the Irrevocable Instructions without the Administrative Agent’s prior written consent in its discretion. The Borrowers shall deliver such other Irrevocable Instructions as the Administrative Agent may require in its discretion. All distributions from the Collection Account and the CDO Management Fee Account shall be made solely in accordance with the terms, provisions and conditions of this Agreement and the Account Control Agreement, if any.
     (f) Events of Default. Each Borrower and each Guarantor shall provide the Administrative Agent with immediate written notice of the occurrence of each Event of Default and each Default of which any Borrower or any Guarantor has knowledge or have received notice. In addition, no later than two (2) Business Days following any Borrower’s or Guarantor’s knowledge or notice of the occurrence of any Event of Default or Default, the Borrowers shall provide to the Administrative Agent a written statement of a Responsible Officer of the Borrowers setting forth the details of such event and the action that the Borrowers or Guarantors, as applicable, propose to take with respect thereto.
     (g) Perfection. With respect to the Collateral, the Borrowers shall (i) take all action necessary to perfect, protect and more fully evidence the Administrative Agent’s first priority perfected security interest in the Collateral, including, without limitation, (A) filing and maintaining effective financing statements against the Borrowers in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (B) executing or causing to be executed such other instruments, notices or control agreements as may be necessary or appropriate, and (C) to the extent that anyone other than Wachovia Bank, National Association is the Administrative Agent, entering into an Account Control Agreement, and (ii) taking all
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement and the Loan Documents in such Collateral. To the extent any Collateral is created or comes into existence after the Restatement Date (including, without limitation, any CDO Issuance by a Consolidated Subsidiary of a Borrower), the Borrowers shall take such actions as the Administrative Agent shall require to obtain a first priority perfected security interest in such Collateral.
     (h) Security Interests. The Borrowers and Guarantors shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume, suffer or permit to exist any Lien on all or any portion of the Collateral or the Required Payments, other than Permitted Liens, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrowers and Guarantors shall not sell, pledge, assign or suffer to exist any Lien, or any circumstance which, if adversely determined, would be reasonably likely to give rise to a Lien, on its interest, if any, hereunder or under the other Loan Documents. Immediately upon notice to any Borrower of a Lien or any circumstance which, if adversely determined would be reasonably likely to give rise to a Lien (other than in favor of the Administrative Agent or created by or through the Administrative Agent), on all or any portion of the Collateral or the Required Payments, the Borrowers shall notify the Administrative Agent and the Borrowers shall further defend the Collateral and the Required Payments against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral or the Required Payments (other than any Permitted Liens created under this Agreement), and the Borrowers shall defend the right, title and interest of such Borrower in and to any of the Collateral and the Required Payments against the claims and demands of all Persons whomsoever.
     (i) Collateral Not to be Evidenced by Instruments. No Borrower nor any Guarantor shall take any action to cause all or any portion of the Collateral that is not, as of the applicable Borrowing Date, evidenced by an Instrument to be so evidenced except, with the Administrative Agent’s consent, in connection with the enforcement or collection of such Collateral.
     (j) Notices. Each of the Borrowers shall furnish notice to the Administrative Agent with respect to the following:
     (i) Representations. Immediately upon notice or knowledge thereof, each Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 of this Agreement, any Loan Document or in any other document or certificate delivered to the Administrative Agent or any asset level representation or warranty with respect to the Additional Collateral was incorrect at the time it was given or deemed to have been given;
     (ii) Proceedings. As soon as possible and in any event within three (3) Business Days after notice or knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), litigation, action, suit, arbitration or proceeding before any court or governmental department, commission, board, bureau, agency, arbitrator, investigation or instrumentality, domestic or foreign, affecting (A) the Collateral or any Required Payment, (B) the Loan Documents, (C) the Administrative Agent’s interest in the Collateral or any Required Payment, or (D) any Borrower, any Guarantor or any of their Consolidated Subsidiaries and, with respect to this clause (D) only, the amount in controversy exceeds $250,000;
     (iii) REIT Status. Promptly upon notice or knowledge thereof, notice of any change in ART’s, ARSR’s, or any CDO Issuer’s status as a REIT, private REIT, QRS or taxable REIT subsidiary, as applicable, or ART’s membership or good standing on any Stock Exchange;
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (iv) Liens. Promptly upon receipt of notice or knowledge of any Lien on, or claim asserted against, any Collateral or any Required Payments other than Permitted Liens;
     (v) CDO Issuance. Promptly upon notice or knowledge thereof, notice of any downgrade, or potential downgrade (including any placement on a watch list) by Moody’s or S&P of any CDO Issuance involving the Pledged Collateral.
     (vi) Defaults. Promptly upon notice or knowledge thereof, notice of (A) any material default (beyond any applicable notice and cure period) related to all or any portion of the Collateral, (B) any default (beyond any applicable notice and cure period) under any Contractual Obligation, Indebtedness or Guarantee Obligation of any Borrower, any Guarantor or any of their Consolidated Subsidiaries, which, if not cured, could reasonably be expected to have a Material Adverse Effect and (C) any default or event of default under any Borrower-Related Obligation;
     (vii) Collateral Managers. Immediately upon notice or knowledge thereof, notice of the change in status, removal, resignation, termination or replacement of ARCM as Collateral Manager under a Collateral Management Agreement or to the extent any Person other than ARCM executes or is appointed as Collateral Manager under any Collateral Management Agreement;
     (viii) Sales. Promptly upon notice or knowledge thereof, notice of the conveyance, sale, lease, assignment, transfer or other disposition (any such transaction, or related series of transactions, a “Sale”) of any Property, business or assets of any Borrower or any Guarantor whether now owned or hereafter acquired, with the exception of (A) this Agreement, (B) any Sale of Property by any Borrower or any Guarantor that is not material to the conduct of its business and is effected in the ordinary course of business, (C) any sale to a Consolidated Subsidiary, and (D) sales by ARSR or any special purpose entity Subsidiary of ARSR of loans, participations and/or preferred equity interests (including, without limitation, any sale under any repurchase facility or pledge or collateral assignment under any warehouse facility);
     (ix) Ratings. Promptly upon notice or knowledge thereof, notice of the establishment of a rating assigned to the long-term unsecured debt issued by any Borrower or any Guarantor by Moody’s or S&P (or other rating agency acceptable to the Administrative Agent) and of any downgrade in such rating once established;
     (x) Covenants. Promptly upon notice or knowledge thereof, notice of any violation or breach of any covenant, duty or agreement contained in any Loan Document;
     (xi) Losses. Promptly upon notice or knowledge thereof, notice of any loss, expected loss or material change in the value of any Collateral, any Required Payment, any Property or asset of any Borrower, any Guarantor or any Consolidated Subsidiary of a Borrower (to the extent that such loss with respect to any such Property or asset could reasonably be expected to have a Material Adverse Effect), any determination by the Collateral Manager that any asset in a CDO Issuance related to the Collateral is a Defaulted Security or a Credit Risk Security, or any other event or change in circumstances or expected event or change in circumstances that could reasonably be expected to result (A) in a default with respect to any underlying asset relating to the Collateral (other than any asset in a CDO Issuance related to the Collateral), or (B) in a material decline in value or cash flow of any Collateral (other than any asset in a CDO Issuance related to the Collateral), any Required Payment, Property or asset (to the extent that such event
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

or change with respect to any such Property or asset could reasonably be expected to have a Material Adverse Effect); and
     (xii) Material Events. Promptly upon notice or knowledge thereof, notice of any other event or circumstances that, in the reasonable judgment of any Borrower, is likely to have a Material Adverse Effect.
Each notice pursuant to this Subsection 5.1(j) shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken or proposes to take with respect thereto.
     (k) Deposits to Accounts. The Borrowers will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account or the CDO Management Fee Account cash or cash proceeds other than Income in respect of Collateral, Required Payments or any other amounts authorized or required under this Agreement or the other Loan Documents to be deposited therein.
     (l) Change of Name or Location of Loan Files. No Borrower nor any Guarantor shall (i) change its name, organizational number, identity, structure or jurisdiction of formation, move the location of its principal place of business and chief executive office, or change the offices where it keeps the records (as defined in the UCC) from the location referred to in Subsection 4.1(n), or (ii) as applicable, move, or consent to any Person moving, the Collateral from the location thereof on the Restatement Date, unless the Borrowers and Guarantors have given at least thirty (30) days’ prior written notice to the Administrative Agent and have taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent in the Collateral.
     (m) ERISA Matters. No Borrower nor any Guarantor shall (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (iii) fail to make any payments to a Multiemployer Plan that any Borrower, any Guarantor or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Benefit Plan so as to result in any liability, (v) permit to exist any occurrence of any Reportable Event or (vi) otherwise violate the provisions of ERISA or the Code with respect to any Benefit Plan.
     (n) Compliance with Anti-Terrorism Laws. The Borrowers and the Guarantors shall comply with all applicable Anti-Terrorism Laws. The Borrowers and the Guarantors shall conduct the requisite due diligence in connection with the origination or acquisition of the Collateral and any assets or Property for purposes of complying with the Anti-Terrorism Laws, including with respect to the legitimacy of the applicable obligor or account debtor and the origin of the assets used by the said obligor or account debtor to purchase the property in question, and will maintain sufficient information to identify the applicable obligor or account debtor for purposes of the Anti-Terrorism Laws. No Borrower, Guarantor nor any Consolidated Subsidiary thereof shall engage in any conduct described in Subsection 4.1(p). The Borrowers and the Guarantors shall, upon the request of the Administrative Agent from time to time, provide certification and other evidence of the Borrowers’, the Guarantor’s and their Consolidated Subsidiaries’ compliance with this Subsection 5.1(n).
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (o) Financial Statements. The Borrowers and the Guarantors, as applicable, shall deliver to the Administrative Agent:
     (i) as soon as available, and in any event within forty-five (45) calendar days after the end of each fiscal quarter of ART, the unaudited consolidated and consolidating balance sheets of ART and its Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for ART and its Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of ART, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of ART and its Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);
     (ii) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of ART, the audited consolidated balance sheets of ART and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for ART and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of ART and its Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;
     (iii) [Reserved];
     (iv) from time to time such other information regarding the financial condition, operations, business, Properties or assets of the Borrowers and the Guarantors as the Administrative Agent may reasonably request;
     (v) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Borrowers or Guarantors knows, or with respect to any Plan or Multiemployer Plan to which the Borrowers, the Guarantors or any ERISA Affiliate makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrowers or the Guarantors setting forth details respecting such event or condition and the action, if any, that the Borrowers, the Guarantors or their ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrowers, the Guarantors or an ERISA Affiliate with respect to such event or condition):
     (A) any Reportable Event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA or any successor provision thereof, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or any successor provision thereof, shall be a “Reportable Event” regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any successor provision thereof); and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (B) the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by any Borrower, any Guarantor or an ERISA Affiliate to terminate any Plan;
     (C) the institution by the PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower, any Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;
     (D) the complete or partial withdrawal from a Multiemployer Plan by any Borrower, any Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA or any successor provision thereof (including the obligation to satisfy secondary liability as a result of a purchaser default) that would have a Material Adverse Effect or the receipt by any Borrower, any Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or any successor provision thereof or that it intends to terminate or has terminated under Section 4041A of ERISA or any successor provision thereof;
     (E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Borrower, any Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA or any successor provision thereof, which proceeding is not dismissed within thirty (30) days; and
     (F) the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if any Borrower, any Guarantor or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof; and
     (vi) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
     (p) Certificates; Other Information. The Borrowers and the Guarantors, as applicable, shall furnish to the Administrative Agent:
     (i) concurrently with the delivery of the financial statements referred to in Subsections 5.1(o)(i) and (ii) above and in connection with the delivery of each Notice of Borrowing, a Compliance Certificate from a Responsible Officer of each of ART and ARSR, which Compliance Certificate shall, among other things, on a quarterly basis describe in detail the calculations supporting the Responsible Officer’s certification of ART’s compliance with the Financial Covenants;
     (ii) as soon as available, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrowers, and provided that the disclosure does not violate Applicable Laws relating to insider trading, a copy of the projections of the Borrowers (if any) of the operating budget and cash flow budget of Borrowers (if any), for the succeeding fiscal
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;
     (iii) promptly upon receipt thereof, copies of all reports submitted to any of the Borrowers (if any) by independent certified public accountants in connection with each annual, interim or special audit of the books and records of the Borrowers (if applicable) made by such accountants, including, without limitation, any management letter commenting on any Borrower’s internal controls submitted by such accountants to management in connection with their annual audit;
     (iv) within thirty (30) days after the same are sent, copies of all financial statements, reports, notices and other documents that any Borrower or any Guarantor sends to its stockholders and, within thirty (30) days after the same are filed, copies of all financial statements and reports that any Borrower and/or any Guarantor may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;
     (v) with respect to the Collateral, any and all documents, certificates, agreements, instruments, reports or notices received by or available to any Borrower or any Guarantor within three (3) Business Days of the receipt or availability thereof;
     (vi) any and all information, documents and reports regarding the Collateral (including, without limitation, information regarding the CDO Issuances relating to the Collateral, including information relating to any ratings downgrade, any Credit Risk Security, any Defaulted Security or other material events, actions or conditions affecting such CDO Issuance), any future Collateral and the Required Payments as the Administrative Agent may require in its discretion;
     (vii) to the extent not prohibited by Applicable Law, the Borrowers shall promptly provide the Administrative Agent with copies of all documents that the Borrowers, the Guarantors or any Consolidated Subsidiary thereof are required to file with any regulatory body in accordance with its regulations;
     (viii) upon request, an update to the organizational chart attached hereto as Schedule 4.1(ll);
     (ix) promptly upon entering into an engagement letter or commitment or otherwise documenting any proposed Debt Issuance or Equity Issuance, a notice containing information regarding any proposed Debt Issuance or Equity Issuance, including, without limitation, the parties involved, the expected closing date, the amount to be received in connection therewith and such other information as the Administrative Agent may request in its discretion;
     (x) to the extent not previously delivered hereunder, within five (5) Business Days of the end of each calendar quarter, an Officer’s Certificate regarding the Projected Collateral Cash Flow for each of the next four (4) calendar quarters;
     (xi) at such time as the Administrative Agent shall request and, in any event, within five (5) Business Days of the end of each calendar month, an Officer’s Certificate regarding compliance with the Availability and the calculation thereof and/or any update that the Administrative Agent may request with respect to the Officer’s Certificate regarding the Projected Collateral Cash Flow;
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (xii) promptly upon their becoming available, copies of (i) all press releases and other statements made available generally by any Borrower to the public concerning material developments in the business of any Borrower or any Consolidated Subsidiary of a Borrower and (ii) any non-routine correspondence or official notices received by any Borrower or any Consolidated Subsidiary of a Borrower from any Governmental Authority which regulates the operations of any Borrower or any Consolidated Subsidiary of a Borrower which is likely to have a Material Adverse Effect;
     (xiii) notice of the passage of any bill by the United States Senate or United States House of Representatives that any Borrower, Guarantor or any Affiliate of the foregoing becomes aware of that would result in any Tax Law Change;
     (xiv) upon request, any and all information, documents and reports regarding any proposed Permitted Credit Facility as the Administrative Agent may require in its reasonable discretion;
     (xv) as soon as possible and in any event within thirty (30) days after the closing of any Permitted Credit Facility, fully executed copies of all loan documentation for any such Permitted Credit Facility; and
     (xvi) promptly, such additional financial and other information (including, without limitation, any watch lists, impairment reporting, concentration lists or investor reports) as the Administrative Agent may from time to time reasonably request.
     (q) Existence, etc. Each Borrower shall:
     (i) continue to engage in business of the same general type as now conducted by it and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business; provided, however, that nothing in this Subsection 5.1(q) shall prohibit any transaction expressly permitted under Subsection 5.1(r);
     (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP; and
     (iii) permit representatives of the Administrative Agent, upon reasonable notice (unless a Default or Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required) during normal business hours and at the expense of the Borrowers, to examine, copy and make extracts from any Borrower, the Guarantor’s or any of their Subsidiary’s books and records, to inspect any of their Properties, and to discuss its business and affairs with their officers, employees and independent accountants, all to the extent reasonably requested by the Administrative Agent.
     (r) Prohibition of Fundamental Changes. No Borrower nor any Guarantor shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets (other than in connection with a CDO Issuance); provided, however, that any Borrower and any Guarantor may merge or consolidate with (i) any wholly owned Subsidiary of such Borrower or such Guarantor, respectively, or
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

(ii) any other Person if the Borrower or the Guarantor, as applicable, is the surviving entity; and provided, further, that, if after giving effect thereto, no Default or Event of Default would exist hereunder.
     (s) Loans with Affiliates. Each Borrower and Guarantor may enter into any transaction with an Affiliate; provided, that such transaction is upon fair and reasonable terms no less favorable to the Borrowers or the Guarantors than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
     (t) Limitations on Guarantees. The Borrowers shall not create, incur, assume or suffer to exist any Guarantee Obligation in excess of $5,000,000 in the aggregate or $500,000 per incurrence, except in connection with the Wachovia Indebtedness, other Existing Financing Facilities, Permitted Credit Facilities, Trust Preferred Debt and such other Guarantee Obligations approved by the Administrative Agent in its discretion.
     (u) Limitation on Indebtedness. The Borrowers shall not create, incur, assume or suffer to exist any Indebtedness, in each case, in excess of $5,000,000 in the aggregate or $500,000 per incurrence, of the Borrowers, except Indebtedness of the Borrowers permitted under this Agreement, the Wachovia Indebtedness, other Existing Financing Facilities, Permitted Credit Facilities, Trust Preferred Debt and such other Indebtedness approved by the Administrative Agent in its discretion.
     (v) Limitation on Distributions. Except as otherwise required or permitted by the Loan Documents, no Borrower nor any Guarantor shall declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of any Borrower or any Guarantor whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any Guarantor, except that a Borrower or Guarantor (i) may declare and pay dividends in an amount necessary to maintain its status as a REIT and, (ii) so long as no Default or Event of Default shall have occurred, (a) in the case of ART, may declare and pay dividends in the amounts permitted by, but subject to the terms and conditions of, Subsection 5.1(w)(iv), and (b) may distribute funds among the Borrowers and their Consolidated Subsidiaries.
     (w) Financial Covenants. ART shall comply with the following Financial Covenants:
     (i) Maintenance of Liquidity. ART shall not permit, for any Test Period, Liquidity for such Test Period to be less than $7,500,000, all of which shall consist of cash or Cash Equivalents; provided, however, that such $7,500,000 shall be reduced for each dollar of cash collateral in excess of $25,000,000 posted as collateral for a Wachovia Derivatives Contract (as defined in the Arbor Credit Agreement).
     (ii) Maintenance of Tangible Net Worth. ART shall not permit, for any Test Period, Tangible Net Worth to be less than $150,000,000.
     (iii) Maintenance of Ratio of Net Total Liabilities to Adjusted Tangible Net Worth. ART shall not permit, for any Test Period, the ratio of its Net Total Liabilities to Adjusted Tangible Net Worth to be greater than 4:5 to 1:0.
     (iv) Payout Restrictions. For any calendar year, ART shall not make dividend or distribution payments in excess of 100% of taxable income; provided, that, except as set forth in clause (h) of the Fee Letter with respect to any New Stock Class, for so long as (x) the Obligations outstanding under the Arbor Credit Facility exceed $210,000,000, (y) the obligations outstanding under this Agreement exceed $30,000,000 and (y) the Liquidity of ART is less than
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

$35,000,000, all dividend or distribution payments shall be paid as Equity Interests up to the highest percentage permitted by the Code to be paid in Equity Interests; provided, however, nothing in this Section 5.1(w)(iv) shall prohibit ART from declaring and paying dividends in an amount necessary to maintain its status as a REIT. Notwithstanding the foregoing, in the event that ART mistakenly makes distributions in excess of 100% of taxable income during any calendar year, then, so long as such distributions did not exceed 110% of taxable income, such excess distributions shall not constitute a Default or Event of Default hereunder but shall be deemed distributions related to the following calendar year.
     (x) Extension or Amendment of Collateral. The Borrowers will not, except as otherwise permitted in by the last sentence of this Subsection 5.1(x), extend, amend, waive or otherwise modify, or permit any Servicer to extend, amend, waive or otherwise modify, the material terms of any Collateral, provided that the foregoing shall not prohibit the Borrower, a Servicer or a PSA Servicer from permitting, prior to a default thereunder, any Obligor to exercise an extension option contained in any Mortgage Loan Documents. Unless otherwise agreed to by the Administrative Agent in its reasonable discretion, the Borrower and the Servicers shall have no right to waive, amend, modify or alter the material terms of any Additional Collateral and the Borrowers shall have no obligation or right to repossess any such Additional Collateral or substitute other Additional Collateral, in each case except as provided in the Custodial Agreement.
     (y) Collateral Documents. On and after the Restatement Date, the Borrowers shall, within five (5) Business Days of receipt, provide to the Administrative Agent all documents and agreements relating to the Collateral created, generated or received after the Restatement Date, including, without limitation, each Collateral Management Agreement entered into after the Restatement Date, including documents and agreements relating to or governing the payment or the right to receive payment of any of the CDO Management Fees, all documents relating to or governing the right to receive payments, dividends and distributions from ARCM, all documents relating to or governing any CDO Issuance or proposed CDO Issuance after the Restatement Date, all documents related to any CDO Equity Distributions, all documents and agreements related to or governing the right of any CDO Subsidiary to receive payments, dividends or distributions from a CDO Issuer in a CDO Issuance and all other documents requested by the Administrative Agent.
     (z) Account Control Agreement. The Borrowers shall maintain the Account Control Agreement in full force and effect and shall not amend or modify the Account Control Agreement or waive compliance with any provisions thereunder without the prior written consent of the Administrative Agent.
     (aa) Inconsistent Agreements. No Borrower and no Guarantor shall, and neither shall permit any of its Consolidated Subsidiaries to, directly or indirectly, enter into any agreement containing any provision that would be violated or breached by any Loan hereunder or by the performance by the Borrowers or the Guarantors of their obligations under any Loan Document.
     (bb) Maintenance of Property; Insurance. Each Borrower shall keep all Property useful and necessary in its business in good working order and condition, shall maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (cc) Interest Rate Protection Agreements. Each Borrower shall perform its duties and obligations under and shall otherwise maintain any existing Interest Rate Protection Agreements to which it is a party.
     (dd) Payment of Obligations. Each Borrower and Guarantor shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrowers, Guarantors or any of their Affiliates or Subsidiaries, as the case may be.
     (ee) Distributions in Respect of Collateral. If the Borrowers or the Guarantors shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Collateral, or otherwise in respect thereof, the Borrowers and the Guarantors shall accept the same as the Administrative Agent’s agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent (or its designee) in the exact form received, together with duly executed instruments of transfer, assignments in blank, executed and undated stock powers in blank and such other documentation as the Administrative Agent shall reasonably request. If any sums of money or property are paid or distributed in respect of the Collateral and received by any Borrower, any Guarantor or any Consolidated Subsidiary of a Borrower or a Guarantor, the Borrowers and the Guarantors shall promptly pay or deliver, or caused to be paid or delivered, such money or property to the Administrative Agent and, until such money or property is so paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of the Borrowers and the Guarantors.
     (ff) Unrelated Activities. The Borrowers shall not engage in any activity other than activities specifically permitted by this Section 5.1, including, but not limited to, investment in mortgage loans, mezzanine loans, participations, preferred equity and other real estate related assets and the purchasing, financing and holding of commercial mortgage-backed securities and activities incident thereto.
     (gg) Authority Documents. The Borrowers shall not amend their Authority Documents in a manner which would impact, impair or affect the Collateral or any Required Payment without the prior written consent of the Administrative Agent. Without the Administrative Agent’s prior written consent in its discretion, no Borrower shall amend or modify the Authority Documents for any Pledged CDO Subsidiary, and no Borrower shall amend or modify any document governing a related CDO Issuance, in any manner that would alter the provisions governing transfers of the Equity Interests in such entities or would otherwise impair or limit the Administrative Agent’s ability to foreclose on and transfer or to otherwise exercise rights or remedies with respect to the Pledged Collateral.
     (hh) [Reserved].
     (ii) REIT Status. (i) ART shall at all times continue to be (A) qualified as a REIT as defined in Section 856 of the Code without giving any effect to any cure or corrective periods or allowances, (B) entitled to a dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service for such year, or the entering into by it of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code, and (C) a publicly traded company listed, quoted or traded on and in good standing in respect of any Stock Exchange, (ii) ARSR shall at all times continue to be qualified as a REIT and (iii) the Borrowers shall cause each CDO Issuer owned by a CDO Subsidiary to remain qualified as a QRS, in each case without giving any effect to any cure or corrective periods or allowances.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (jj) Pledged Interests. Except as set forth in the Fee Letter, no Borrower nor any Guarantor shall repurchase any outstanding common stock or operating partnership units of any Borrower or any Guarantor prior to the later of (i) the Facility Maturity Date and (ii) the payment in full of the Aggregate Unpaids.
     (kk) Borrower Subsidiaries. The Borrowers shall give notice of any new Subsidiary that, upon the formation thereof, would be a Consolidated Subsidiary.
     (ll) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Default or Event of Default if such action is taken or condition exists.
     (mm) Negative Pledge. ART shall not grant or permit, or suffer to be granted or permitted, any Lien on, or any Encumbrances upon, any of the assets or Properties of ART, which shall include, without limitation, any Collateral and any Required Payment, in favor of any Person, other than Liens in favor of the Administrative Agent and the Lenders.
     (nn) No Other Negative Pledge. None of the Borrowers or any of their Consolidated Subsidiaries shall grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts, or purports to prohibit or restrict, the granting of any Lien or other Encumbrance on any of the assets or Properties of the Borrowers or their Consolidated Subsidiaries; provided, however, that the foregoing shall not apply to (i) the negative pledge contained in Subsection 5.1(mm), (ii) Existing Financing Facilities or (iii) any other negative pledge or grant of any Lien or other Encumbrance approved by the Administrative Agent in its discretion.
     (oo) ARSR. ARSR (i) shall be the direct owner of 100% of the Equity Interests in all Pledged CDO Subsidiaries and ARCM, (ii) shall not transfer or grant any Lien or Encumbrance on any such Equity Interests in a Pledged CDO Subsidiary (other than pursuant to the Pledge and Security Agreement) or ARCM, (iii) shall not transfer or grant any Lien or Encumbrance on any Required Payment, (iv) shall not permit any CDO Subsidiary or ARCM to transfer or grant any Lien or Encumbrance on any assets of the CDO Subsidiary or ARCM (including, without limitation, any Equity Interests in a CDO Issuer), (v) shall execute and comply and shall cause each CDO Subsidiary and ARCM to execute and comply with an Irrevocable Instruction and shall cause each CDO Subsidiary and ARCM to make all dividends, distributions and payments of the CDO Equity Distributions and the CDO Collateral Manager Distributions, as applicable, to the Collection Account or the CDO Management Fee Account, as applicable, as required in such Irrevocable Instructions, (vi) shall not amend or modify any Authority Documents for any CDO Subsidiary or ARCM without the Administrative Agent’s consent in its discretion, (vii) shall enforce its right to dividends, distributions and other payments from each CDO Subsidiary and ARCM as the 100% owner for each said entity and (viii) shall immediately inform the Administrative Agent in writing if any provision of this covenant is not satisfied or is breached in any respect.
     (pp) ARCM. ARCM (i) shall be the Collateral Manager under the Collateral Management Agreements for each existing and future CDO Issuance and shall be the Person entitled to receive the CDO Management Fees thereunder, (ii) shall not transfer or grant any Lien or Encumbrance on any rights to the Collateral Management Agreements or the CDO Management Fees (other than Permitted Liens), (iii) shall execute and comply and shall cause all other applicable Persons to execute and comply with an Irrevocable Instruction, (iv) shall enforce all payments due to ARCM as Collateral Manager, and cause same to be remitted by the payor thereof directly to the CDO Management Fee Account (v) shall provide
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

the Administrative Agent with all Collateral Management Agreements in effect from time to time, (vi) shall not amend any such Collateral Management Agreements or other related agreements in any manner that would reduce or adversely affect the payments due thereunder to the Collateral Manager without the Administrative Agent’s consent in its discretion, (vii) shall pay all dividends, distributions and other amounts payable on or with respect to the Equity Interests in ARCM to the Collection Account instead of to ARSR or any other Person that may hold the Equity Interests in ARCM, (viii) shall not amend its Authority Documents without the Administrative Agent’s consent, in its discretion, and (ix) shall immediately inform the Administrative Agent in writing if any provision of this covenant is not satisfied or is breached in any respect.
     (qq) CDO Issuances. With respect to each CDO Issuance engaged in by a Borrower, the Guarantors or any Consolidated Subsidiaries, the Borrowers shall (i) not transfer or grant any Lien or Encumbrance on its rights to the Net Proceeds (other than Permitted Liens), (ii) execute and comply and cause all other Persons to execute and comply with Irrevocable Instructions to require the Net Proceeds to be paid directly to the Collection Account and not to any Borrower, any Guarantor or any other Person, (iii) provide the Administrative Agent with all documents related to such CDO Issuance, (iv) enforce its rights to the Net Proceeds and (v) immediately notify the Administrative Agent in writing of any provision of this covenant is not satisfied or is breached in any respect. With respect to any CDO Issuance engaged in by a Consolidated Subsidiary of a Borrower, the Borrowers shall (i) not transfer or grant any Lien or Encumbrance on any rights to the dividends, distributions and payments from the Consolidated Subsidiary (other than Permitted Liens), (ii) execute and comply and cause the Consolidated Subsidiary to execute and comply with Irrevocable Instructions to cause the dividends, distributions and other payments from such Consolidated Subsidiary to be paid directly to the Collection Account and not to the Borrowers, the Guarantors or any other Person, (iii) provide the Administrative Agent with all documents related to such CDO Issuance, (iv) enforce its rights to dividends, distributions and other payments from the Consolidated Subsidiary, (v) not amend the Authority Documents for such Consolidated Subsidiary without the Administrative Agent’s consent in its discretion and (vi) immediately notify the Administrative Agent in writing if any provision of this covenant is not satisfied or is breached in any respect.
     (rr) Additional Collateral. The Borrowers shall perform each and every covenant, duty and agreement set forth in the Arbor Credit Documents that are applicable to the Additional Collateral by virtue of Subsection 2.1(f) of this Agreement, including, without limitation, those set forth in the Security Agreement and Articles V, VI and IX of the Arbor Credit Agreement.
     (ss) Eligible Subordinated Debt. The Borrowers shall not, nor shall it permit any Consolidated Subsidiary to, issue any Trust Preferred Debt that (i) does not have subordination provisions substantially the same as those in the indentures for the transactions listed in clause (i) of the definition of “Eligible Subordinated Debt,” (ii) does not have enforceable subordination provisions, or (iii) has a maturity date earlier than the date that is six (6) months following the Facility Maturity Date. The applicable Borrowers shall deliver an Opinion of Counsel from the counsel to the applicable Borrower or the applicable Consolidated Subsidiary of a Borrower in connection with the creation of such Eligible Subordinated Debt as to the enforceability of the subordination provisions contained in all Eligible Subordinated Debt, each in form and substance satisfactory to the Administrative Agent in its discretion.
     (tt) Intercreditor Agreement. The Borrower and the Guarantor shall acknowledge and agree to the Intercreditor Agreement to the extent the Administrative Agent deems that such Intercreditor Agreement is necessary.
     (uu) Repurchase of Debt. For any given calendar quarter, no Credit Party and no Affiliate of a Credit Party shall use any Liquidity, cash, Cash Equivalents or other funds to repurchase any outstanding
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

debt securities of any Credit Party or any Affiliate of a Credit Party (other than proceeds of an Equity Issuance) in an amount greater than the lesser of (a) $7,500,000 in the aggregate for such calendar quarter and (b) 50% of the CDO Equity Distributions received by the Credit Parties or their Affiliates in connection with any CDO Issuance for the previous calendar quarter. The Administrative Agent and the Lenders acknowledge that ARSR intends to modify (or replace) the Original Kodiak Indentures and, in connection therewith, exchange the debt securities issued thereunder for new debt securities of ARSR. The Administrative Agent and the Lenders agree that such exchange shall not constitute a repurchase of debt securities by ARSR.
ARTICLE VI
[RESERVED]
ARTICLE VII
JOINT AND SEVERAL LIABILITY
     Section 7.1 Joint and Several Liability; Full Recourse Obligations.
     (a) At all times during which there is more than one (1) Borrower under this Agreement, each Borrower hereby acknowledges and agrees that (i) such Borrower shall be jointly and severally liable to the Administrative Agent, the Lenders and the Affected Parties to the maximum extent permitted by Applicable Law for all representations, warranties, covenants, duties and indemnities of the Borrowers, arising under this Agreement and the other Loan Documents, as applicable, and the Aggregate Unpaids, (ii) such Borrower has consented to ARSR delivering all Notices of Borrowing on behalf of all Borrowers and any such Notice of Borrowing delivered by ARSR on behalf of the Borrowers is binding upon and enforceable against each Borrower, (iii) the liability of each Borrower (A) shall be absolute and unconditional and shall remain in full force and effect (or be reinstated) until all the Aggregate Unpaids shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any bankruptcy, insolvency, reorganization, moratorium or similar law, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by the Administrative Agent, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Borrowers or the Guarantors or any other Person, (1) the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the obligations or agreements of any Borrower or the Guarantors under this Agreement or any Loan Document, (2) the failure to give notice to the Borrowers or the Guarantors of the occurrence of an Event of Default under any of the Loan Documents, (3) the release, substitution or exchange by the Administrative Agent of any or all of the Collateral (whether with or without consideration) or the acceptance by the Administrative Agent of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Obligations, whether by the Administrative Agent or in connection with any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or similar event or proceeding affecting any or all of the Borrowers, the Guarantors or any other Person who, or any of whose Property, shall at the time in question be obligated in respect of the Obligations or any part thereof, or (5) to the extent permitted by Applicable Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 7.1, result in the release or discharge of any or all of the Borrowers from the performance or observance of any obligation,
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

covenant or agreement contained in this Agreement or the Loan Documents, (iv) the Administrative Agent shall not be required first to initiate any suit or to exhaust its remedies against the Borrowers, the Guarantors or any other Person to become liable, or against any of the Collateral, in order to enforce this Agreement or the Loan Documents and the Borrowers, and the Guarantors expressly agree that, notwithstanding the occurrence of any of the foregoing, each Borrower shall be and remain directly and primarily liable for all sums due under this Agreement or any of the other Loan Documents, (v) when making any demand hereunder against any Borrower, the Administrative Agent or the Lenders may, but shall be under no obligation to, make a similar demand on the other Borrowers, and any failure by the Administrative Agent or Lenders to make any such demand or to collect any payments from the other Borrowers, or any release of such other Borrowers, shall not relieve any Borrower in respect of which a demand or collection is not made or the Borrowers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or the Lenders against the Borrowers and (vi) on disposition by the Administrative Agent of any Property encumbered by any Collateral, each Borrower shall be and shall remain jointly and severally liable for any deficiency.
     (b) Each Borrower hereby agrees that, to the extent another Borrower shall have paid more than its proportionate share of any payment made hereunder, the Borrowers shall be entitled to seek and receive contribution from and against any other Borrowers which have not paid their proportionate share of such payment; provided however, that the provisions of this Subsection 7.1(b) shall in no respect limit the obligations and liabilities of each Borrower to the Administrative Agent, the Lenders and the Affected Parties, and, notwithstanding any payment or payments made by a Borrower (the “paying Borrower”) hereunder or any set-off or application of funds of the paying Borrower by the Administrative Agent, the Lenders or the Affected Parties, the paying Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent, the Lenders or the Affected Parties against any other Borrowers or any collateral security or guarantee or right of offset held by the Administrative Agent, the Lenders or the Affected Parties, nor shall the paying Borrower seek or be entitled to seek any contribution or reimbursement from the other Borrowers in respect of payments made by the paying Borrower hereunder, until all amounts owing to the Administrative Agent, the Lenders and the Affected Parties by the Borrowers under the Loan Documents and the Aggregate Unpaids and the Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) are paid in full. If any amount shall be paid to the paying Borrower on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Borrower in trust for the Administrative Agent, segregated from other funds of the paying Borrower, and shall, forthwith upon receipt by the paying Borrower, be turned over to the Administrative Agent in the exact form received by the paying Borrower (duly indorsed by the paying Borrower to the Administrative Agent, if required), to be applied against amounts owing to the Administrative Agent and the Lenders by the Borrowers under the Loan Documents, the Aggregate Unpaids and the other Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) in such order as the Administrative Agent may determine in its discretion.
     (c) The obligations of the Borrower under the Loan Documents are full recourse obligations to each Borrower and the Borrowers hereby forever waive, demise, acquit and discharge any and all defenses, and shall at no time assert or allege any defense, to the contrary.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

ARTICLE VIII
SECURITY INTEREST
     Section 8.1 Security Interest.
     (a) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the Collateral (the “Collateral”): (i) all Collateral Cash Flow, (ii) all rights to the CDO Collateral Manager Distributions, (iii) all Additional Collateral, (iv) all Income with respect to the Additional Collateral, (v) with respect to the Additional Collateral, all files, documents, instruments, agreements, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating to, governing or constituting any of the foregoing, (vi) the Collection Account, the CDO Management Fee Account and all monies, cash, deposits, securities or investment property from time to time on deposit in the Collection Account and the CDO Management Fee Account, (vii) all Mortgage Loan Documents, all Mortgage Asset Files, including, without limitation, all promissory notes, all Security Agreements relating to the Additional Collateral and any other collateral pledged or otherwise, notes, certificates, instruments, negotiable documents, chattel mortgages and all other loan, security or other documents relating to such Additional Collateral and/or any collateral pledged or otherwise, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, licenses, contracts, computer programs, computer storage media, accounting records and other books and records relating thereto, (viii) all collateral, security interests, rights and other interests under or with respect to the Additional Collateral, (ix) all purchase agreements and the collateral, security interests, rights and other interests thereunder, (x) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate, policy or other document evidencing such mortgage guaranties or insurance relating to any Additional Collateral and all claims, payments and proceeds thereunder, (xi) all servicing fees to which a Borrower (or any Subsidiary of such Borrower) is entitled and servicing and other rights relating to the Additional Collateral, (xii) all Servicing Agreements, Servicing Records, Servicing Files and Servicer Accounts, to the extent related to the Additional Collateral, established pursuant to any Servicing Agreement, Pooling and Servicing Agreement or otherwise and all amounts on deposit therein, from time to time, (xiii) all rights of the Borrower under any Pooling and Servicing Agreements relating to the Additional Collateral, (xiv) all other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Additional Collateral, including the right to receive principal and interest payments and any related fees, breakage fees, late fees and penalties with respect to the Additional Collateral and the right to enforce such payments, insurance policies, certificates of insurance, insurance proceeds and the rights to any insurance proceeds, (xv) rights to any collection account, escrow account, reserve account, collateral account or lock-box account related to the Additional Collateral, including all monies, cash, deposits, securities or investment property from time to time on deposit therein, (xvi) rights of any Borrower under any letter of credit, guarantee, or other credit support or enhancement related to the Additional Collateral, (xvii) the rights of any Borrower under any Interest Rate Protection Agreements relating to the foregoing, (xviii) the Pledged Collateral and the Pledged Preferred Equity Collateral, (xix) all purchase or take-out commitments relating to or constituting any of the Additional Collateral, (xx) all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts”, “security accounts”, “instruments”, “securities”, “financial assets”, “uncertified securities”, “securities entitlements” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to the Additional Collateral or constituting any and all of the foregoing as they relate to the Additional Collateral, and (xxi) any and all replacements, substitutions, conversions, distributions on or proceeds of any and all of the foregoing; provided, however, none of the foregoing Collateral shall include any obligations. Notwithstanding the foregoing grant of a security interest, Collateral shall not include (i) any account, instrument, chattel paper or other obligation or Property of any kind due from, owed by, or belonging to, a Person described in the
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

definition of Prohibited Person or (ii) any lease in which the lessee is a Person described in the definition of Prohibited Person.
     (b) The Borrowers hereby assign, pledge and grant a security interest in all of their right, title and interest in, to and under the Collateral to the Administrative Agent (for the benefit of the Lenders) to secure the Obligations. The assignment, pledge and grant of security interest contained herein shall be, and the Borrowers hereby represent and warrant to the Administrative Agent that it is, a first priority perfected security interest. The Borrowers agree to mark their computer records and tapes to evidence the interests granted to the Administrative Agent hereunder.
     (c) The assignment, pledge and grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any Lender of any obligation of the Borrowers or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrowers shall remain liable under the Collateral to the extent set forth therein to perform all of their duties and obligations thereunder to the same extent as if this Agreement or the other Loan Documents had not been executed, (ii) the exercise by the Administrative Agent or any Lender of any of its rights in the Collateral shall not release the Borrowers from any of their duties or obligations under the Collateral, and (iii) the Administrative Agent and the Lenders shall not have any obligations or liability under the Collateral by reason of this Agreement or the other Loan Documents, nor shall the Administrative Agent or any Lender be obligated to perform any of the obligations or duties of the Borrowers thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     Section 8.2 Release of Lien on Collateral.
     (a) (i) Notwithstanding anything provided in any other Loan Document, the Borrowers may request that the Administrative Agent release its interest in the Collateral at such time as (A) all Revolving Commitments have been terminated, (B) all Loans have been repaid in full and all other Aggregate Unpaids have been paid in full, (C) either (x) no other Obligations are outstanding or (y) no event of default, or an event that, with the notice or the lapse of time, would become an event of default, or acceleration has occurred and is continuing with respect to the other Obligations, and (D) the Total ESH Release Amount has been received by the Administrative Agent and applied to the Arbor Credit Facility. Subject to the proviso to this sentence, the Administrative Agent’s interest in the Collateral shall be released ten (10) Business Days after the delivery by the Borrowers of an Officer’s Certificate, which certificate may be delivered not more than twenty (20) Business Days nor less than ten (10) Business Days in advance of payment in full of the Aggregate Unpaids so long as the Borrowers re-deliver such Officer’s Certificate in connection with payment in full of the Aggregate Unpaids, certifying that (A) the Total ESH Release Amount has been received by the Administrative Agent and applied to the Arbor Credit Facility and (B) either (1) no other Obligations are outstanding or (2) no event of default, or an event that, with the notice or the lapse of time, would become an event of default, or acceleration has occurred and is continuing with respect to the other Obligations; provided that such release shall have no effect if the Administrative Agent gives notice to the Borrowers, prior to the later of (x) expiration of the ten (10) Business Day period and (y) the payment in full of the Aggregate Unpaids, of its knowledge of, or belief that, an event of default, or an event that, with the notice or the lapse of time, would become an event of default, or acceleration has occurred and is continuing with respect to the other Obligations. In connection with the release of its interest in the Collateral, the Administrative Agent will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such release, except that the Administrative Agent shall represent and warrant that it has not assigned, conveyed, pledged or otherwise transferred such Collateral to any other Person.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (ii) The discovery by the Administrative Agent of a breach of any representation made in any Officer’s Certificate delivered pursuant to Section 8.2(a)(i) shall result in an automatic event of default under the Arbor Credit Facility.
     (b) The Administrative Agent shall consent to the release of its interest in any item of Additional Collateral and any related Collateral so long as the related obligor has repaid such Mortgage Asset in full and the Borrowers have delivered to the Administrative Agent all amounts the Administrative Agent is entitled to with respect thereto, including, without limitation, all amounts required in order to maintain the Availability hereunder; provided, that, the Administrative Agent will make no representation or warranty, express or implied, with respect to any such Additional Collateral or any related Collateral in connection with such release, except that the Administrative Agent shall represent and warrant that it has not assigned, conveyed, pledged or otherwise transferred such Additional Collateral or the related Collateral to any other Person.
     (c) Except as otherwise provided in any Loan Document, the Administrative Agent may, in its discretion, consent to the release of its interest in any item of Additional Collateral and any related Collateral (i) so long as no Default or Event of Default has occurred and is continuing hereunder, and (ii) so long as any such release will not result in a mandatory prepayment pursuant to Subsection 2.2(a) hereof; provided, that, the Administrative Agent will make no representation or warranty, express or implied, with respect to any such Additional Collateral or any related Collateral in connection with such release, except that the Administrative Agent shall represent and warrant that it has not assigned, conveyed, pledged or otherwise transferred such Additional Collateral or the related Collateral to any other Person.
     (d) The Administrative Agent and the Lenders acknowledge that any releases of Additional Term Loan Collateral, the ESH Allocated Assets and/or the ESH Pledged Mortgage Assets shall be governed by the Arbor Credit Facility.
     Section 8.3 Further Assurances.
     The provisions of Section 13.12 shall apply to the security interest granted under Section 8.1. To the extent that any Person owns or otherwise has an interest in any Collateral that is not a party to this Agreement, the Borrowers shall provide immediate written notice of same to the Administrative Agent, and the Borrowers shall cooperate with the Administrative Agent in causing such Person to execute and permit the Administrative Agent to file such documents, agreements and instruments as the Administrative Agent may require in its discretion to obtain or maintain a perfected first priority security interest in the Collateral.
     Section 8.4 Remedies.
     Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have, with respect to the security interest in the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Administrative Agent under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.
     Section 8.5 Waiver of Certain Laws.
     Each Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement or the other
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Loan Documents, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the Properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent, the Lenders or any court having jurisdiction to foreclose the security interests granted in this Agreement or the other Loan Documents may sell the Collateral as an entirety or in such parcels as the Administrative Agent, the Lenders or such court may determine.
     Section 8.6 Administrative Agent’s Duty of Care.
     Except as provided in the Loan Documents, the Administrative Agent’s sole duty with respect to the Collateral shall be to use reasonable care in the custody, use, operation and preservation of the Collateral in its possession or control. Neither the Administrative Agent nor any Lender shall incur any liability to any Borrower or any other Person for any act of government, act of God or other such destruction in whole or in part or negligence or wrongful act of custodians or agents selected by and supervised by the Administrative Agent or any Lender with reasonable care, or the Administrative Agent’s or any Lender’s failure to provide adequate protection or insurance for the Collateral. Neither the Administrative Agent nor any Lender shall have any obligation to take any action to preserve any rights of any Borrower in any of the Collateral against prior parties, and the Borrowers hereby agree to take such action. The Borrowers shall defend the Collateral against all such claims and demands of all Persons (other than claims and demands resulting from interests created by the Administrative Agent), at all times, as are adverse to the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall not have any obligation to realize upon any Collateral, except through proper application of any distributions with respect to the Collateral made directly to the Administrative Agent or its agent(s). So long as the Administrative Agent or any Lender shall act in good faith in its handling of the Collateral, each Borrower waives or is deemed to have waived the defense of impairment of the Collateral by the Administrative Agent or any Lender.
ARTICLE IX
POWER OF ATTORNEY
     Section 9.1 Administrative Agent’s Appointment as Attorney-in-Fact.
     (a) Following the occurrence and during the continuance of an Event of Default, each of the Borrowers and the Guarantors hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrowers and the Guarantors and in the name of any of the Borrowers or any of the Guarantors or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement and the other Loan Documents, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement and the other Loan Documents, and, without limiting the generality of the foregoing, the Borrowers and the Guarantors hereby give the Administrative Agent the power and right, on behalf of the Borrowers and the Guarantors, without assent by, but with notice to, the Borrowers and the Guarantors, to do the following (in each case to the extent the Borrowers and the Guarantors are not prohibited by Applicable Law or any applicable Contractual Obligation):
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (i) in the name of any Borrower or any Guarantor, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under or with respect to any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under or with respect to any Collateral whenever payable;
     (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
     (iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against any of the Borrowers or the Guarantors with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate, provided that same does not impose any civil or criminal liability on the Borrowers or the Guarantors or any of their Subsidiaries; and (G) generally, to sell, transfer, pledge, exercise rights and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrowers’ expense, at any time, and from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Borrowers or the Guarantors might do; and
     (iv) to execute, from time to time, in connection with any sale provided for in Section 10.2, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
     The Borrowers and the Guarantors hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the occurrence of a Final Termination.
     (b) The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s and Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Administrative Agent, the Lenders nor any of their officers, directors, employees or agents shall be responsible to the Borrowers or the Guarantors for any act or failure to act hereunder.
ARTICLE X
EVENTS OF DEFAULT
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     Section 10.1 Events of Default.
     The following events shall be Events of Default (each, an “Event of Default” and, collectively, “Events of Default”) hereunder:
     (a) the Borrowers shall have failed to timely make a mandatory prepayment or pledge Additional Collateral as required by Subsection 2.2(a) of this Agreement; or
     (b) the Borrowers shall fail to pay any principal or Interest on any Loan or Revolving Note when due (whether at maturity, by reason of acceleration, at optional or mandatory prepayment or otherwise) in accordance with the terms thereof or the other Loan Documents, or the Borrowers or any Guarantor shall fail to pay any fee, Late Payment Fee or Interest at the Post-Default Rate when due (whether at maturity, by reason of acceleration, at optional or mandatory prepayment or otherwise) in accordance with the terms of the Loan Documents; or
     (c) the Borrowers or Guarantors shall default in the payment of any other Aggregate Unpaids or other amount payable by it hereunder or under any other Loan Document after notification by the Administrative Agent of such default, and such default shall have continued unremedied for two (2) Business Days; or
     (d) an Insolvency Event relating to any Borrower, any Guarantor or any Affiliate or Consolidated Subsidiary of any Borrower or any Guarantor shall have occurred; or
     (e) any Borrower or any Guarantor shall become required to register as an “investment company” within the meaning of the 40 Act or the arrangements contemplated by the Loan Documents shall require registration as an “investment company” within the meaning of the 40 Act; or
     (f) a regulatory, tax or accounting body has ordered that the activities of any Borrower or any Guarantor contemplated in the Loan Documents be terminated or, as a result of any other event or circumstance, the activities of any Borrower or any Guarantor contemplated in the Loan Documents may reasonably be expected to cause any Borrower or any Guarantor to suffer materially adverse regulatory, accounting or tax consequences; or
     (g) there shall exist any event or occurrence that has caused a Material Adverse Effect; or
     (h) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets or Property of any Borrower or any Guarantor, and such Lien shall not have been released within five (5) Business Days; or
     (i) any event of default which has not been cured within any applicable grace period occurs under any Wachovia Indebtedness; or
(j) (i) any Loan Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective, cease to be in full force and effect or cease to be the legally valid, binding and/or enforceable obligation of the Borrowers or the Guarantors, as applicable, or
     (ii) any Borrower or any Guarantor or any other Person shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Loan Document or any Lien or security interest thereunder or deny or disaffirm such Person’s obligations under any Loan Document, or
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (iii) the Collateral shall not have been pledged to the Administrative Agent, or the Liens contemplated under the Loan Documents shall cease or fail to be first priority perfected Liens on any Collateral in favor of the Administrative Agent or shall be Liens in favor of any Person other than the Administrative Agent, or
     (iv) any Borrower shall grant, or permit or suffer to exist, any Lien on any Collateral except Permitted Liens, or
     (v) any Borrower shall grant, or permit or suffer to exist, any Lien on any Required Payment; or
     (k) the Borrowers fail to pledge Collateral required to be pledged under this Agreement or the other Loan Documents or fail to cooperate with the Administrative Agent as required by this Agreement or the other Loan Documents to ensure that the Administrative Agent has or obtains a perfected first priority security interest in all existing and future Collateral, or the Borrowers fail to deposit, or to cause to be deposited, any Required Payment or Income into the Collection Account or ARCM fails to cause the CDO Management Fees to be deposited directly into the CDO Management Fee Account; or
     (l) any Borrower or any Guarantor shall have failed to observe or perform in any material respect any of the covenants, duties or agreements of the Borrowers or the Guarantors set forth in this Agreement or the other Loan Documents to which the Borrowers or the Guarantors are a party and the same continues unremedied for a period of twenty (20) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrowers or the Guarantors by the Administrative Agent, and (ii) the date on which a Borrower or a Guarantor becomes aware thereof (provided, however, in the case of a failure which is capable of cure but cannot reasonably be cured within such twenty (20) day period (other than the payment of money), and provided the Borrowers or the Guarantors shall have timely commenced to cure such failure within such twenty (20) day period (with evidence of same delivered to the Administrative Agent) and thereafter diligently and expeditiously proceeds to cure the same, such twenty (20) day period shall be extended for an additional twenty (20) day period); or
     (m) any representation, warranty, certification or affirmation made by the Borrowers or the Guarantors in this Agreement or any Loan Document or in any certificate or document delivered pursuant to this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made or deemed made and that continues to be unremedied for a period of twenty (20) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrowers or the Guarantors by the Administrative Agent, and (ii) the date on which a Borrower or a Guarantor becomes aware thereof; or
     (n) the Borrowers or the Guarantors shall have failed to give instructions (including, without limitation, Irrevocable Instructions required by Sections 3.1, 3.2 or 5.1) or any notice to the Administrative Agent or any Lender as required by this Agreement, or to deliver any required reports hereunder, on or before the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement and any such failure continues unremedied for a period of two (2) Business Days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrowers or the Guarantors by the Administrative Agent and (ii) the date on which any Borrower or any Guarantor becomes aware thereof; or
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (o) any Person’s attempt to disavow, revoke or act contrary to, the failure of any Person to abide by or perform, or any Borrower’s or any Guarantor’s failure to enforce, the terms of any Irrevocable Instruction; or
     (p) any Borrower or any Guarantor shall have failed to make any payment due with respect to recourse debt, non-recourse debt or other obligations in excess of $1,500,000 or any default or any event or condition shall have occurred that would permit acceleration of such recourse debt, non-recourse debt or other obligations whether or not such event or condition has been waived; or
     (q) Ivan Kaufman resigns, is removed or otherwise no longer serves as an officer or director of ART; or
     (r) a final judgment or judgments for the payment of money in excess of $1,500,000 in the aggregate shall be rendered against any Borrower, any Guarantor or any of their Affiliates or Consolidated Subsidiaries by one (1) or more courts, administrative tribunals or other bodies having jurisdiction, and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof; or
     (s) any Borrower, any Guarantor or any of their Affiliates or Consolidated Subsidiaries shall be in default (and shall not have cured such default within any applicable grace period) under (i) any Indebtedness (including recourse Indebtedness and Non-Recourse Indebtedness) or Guarantee Obligation of any Borrower, any Guarantor or of their Affiliates or Consolidated Subsidiaries, which default (A) involves the failure to pay a matured obligation in excess of $1,500,000, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness or Guarantee Obligation in excess of $1,500,000, (ii) any other material Contractual Obligation to which any Borrower, any Guarantor or any of their Affiliates or Consolidated Subsidiaries is a party, which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, or (iii) any Borrower-Related Obligation; or
     (t) ART fails to comply with any Financial Covenant; or
     (u) ART grants any pledge or Lien prohibited by Subsection 5.1(mm) of this Agreement; or
     (v) (i) any Borrower, any Guarantor or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Benefit Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower, any Guarantor or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower, any Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (w) a Change of Control shall have occurred with respect to any Borrower or Guarantor; or
     (x) the Borrowers fail to comply with the provisions of Subsections 5.1(e), 5.1(oo), 5.1(pp), 5.1(qq) or 5.1(rr) in any material respect; or
     (y) ARSR shall cease to own directly 100% of the issued and outstanding Equity Interests of the CDO Subsidiaries, ARCM, any Collateral Manager or any Consolidated Subsidiary that is the “issuer” in a Debt Issuance; or
     (z) any Borrower or any Guarantor is not Solvent or shall admit its inability to, or its intentions not to, perform its obligations, covenants, duties or agreements under any Loan Document or any Obligation; or
     (aa) any event of default under any other Loan Document;
     (bb) any “Event of Default” (as defined in the Arbor Credit Agreement), or any breach, default or failure to comply or satisfy any term, provision, representation, warranty, covenant, duty, liability or agreement contained in the Arbor Credit Documents, that applies to the Additional Collateral and the related Collateral by virtue of Subsection 2.1(f) of this Agreement, after any notice or opportunity to cure applicable thereto, if any, set forth in such Arbor Credit Documents; or
     (cc) ART ceases to qualify as a REIT (without giving any effect to any cure or corrective periods or allowances), is subject to a ratings downgrade by any Rating Agency or ceases to be a publicly traded company listed, quoted or traded on or in good standing in respect of any Stock Exchange, or ARSR fails to qualify as a REIT (without giving any effect to any cure or corrective periods or allowances); or
     (dd) the Borrowers shall fail to deliver any documentation or information required to be delivered pursuant to the terms of this Agreement or the other Loan Documents and the same continues unremedied for a period of twenty (20) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrowers or the Guarantors by the Administrative Agent, and (ii) the date on which a Borrower or a Guarantor becomes aware thereof.
     For the purposes of Subsections 10.1(d), (r) and (s) and 10.2(a)(i) and the next sentence and not with respect to any other provision of this Agreement or any other Loan Document, the percentage used in the term Affiliate shall be 50% instead of 20%. Subject to the preceding sentence, upon the occurrence of any event described in Subsections 10.1(d), (r) and (s) with respect to any Affiliate, including any Person that becomes an Affiliate of any Borrower or any Guarantor as a result of an exercise by any Borrower or any Guarantor of its remedies in connection with a pledge to a Borrower or a Guarantor of interests in such Person, the Borrowers shall promptly notify the Administrative Agent of same in writing and the Administrative Agent will make a determination in its reasonable discretion and within a reasonable period of time as to whether such event shall constitute an Event of Default.
     Section 10.2 Remedies.
     (a) If an Event of Default occurs, the following rights and remedies are available to the Administrative Agent; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Administrative Agent in writing.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (i) At the option of the Administrative Agent (which option the Administrative Agent shall exercise at the written request of the Requisite Lenders), exercised by written notice to the Borrowers (which option shall be deemed to have been automatically exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of any Borrower, any Guarantor or any of their Affiliates or Consolidated Subsidiaries), the Revolving Commitments shall be immediately terminated, the Facility Maturity Date and the maturity of each Loan shall be deemed to have occurred (if it has not already occurred) (except that, in the event that the Borrowing Date for any Loan has not yet occurred as of the date of such exercise or deemed exercise, such Loan shall be deemed immediately cancelled) and the Loans (together with accrued Interest), the Aggregate Unpaids shall be immediately due and payable. The Administrative Agent shall (except upon the occurrence of an Insolvency Event of any Borrower, any Guarantor or any of their Affiliates and Consolidated Subsidiaries) give notice to the Borrowers of the exercise of such option as promptly as practicable.
     (ii) If the Administrative Agent exercises or is deemed to have exercised the option referred to in Subsection 10.2(a)(i),
     (A) the Borrowers and the Guarantors shall immediately deliver to the Administrative Agent any Collateral then in any Borrower’s or Guarantor’s possession or control; and
     (B) all Income and other amounts actually received by the Administrative Agent or on deposit in the Collection Account shall be applied to the Aggregate Unpaids and any other Obligations in accordance with the priorities set forth in Section 2.7.
     (iii) Upon the occurrence of one or more Events of Default, the Administrative Agent shall have the right to obtain physical possession of all files of the Borrowers and the Guarantors relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come into the possession of the Borrowers, the Guarantors or any third party acting for the Borrowers or the Guarantors, and the Borrowers shall deliver to the Administrative Agent such assignments as the Administrative Agent shall request, and the Administrative Agent shall have the right to appoint any Person to act as the servicer for the Collateral.
     (iv) At any time after the second (2nd) Business Day following notice to the Borrowers (which notice may be the notice given under Subsection 10.2(a)(i)), in the event the Borrowers have not paid all Aggregate Unpaids and other Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations), the Administrative Agent may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Administrative Agent may deem reasonably satisfactory any or all Collateral and apply the proceeds thereof to the Aggregate Unpaids and the other Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) in accordance with the priorities set forth in Section 2.7, or (B) in its discretion, elect, in lieu of selling all or a portion of such Collateral, to give the Borrowers credit for such Collateral in an amount equal to the market value of the Collateral against the Aggregate Unpaids and any other Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations). The proceeds of any disposition of Collateral shall be applied first to the costs and expenses incurred by the Administrative Agent in connection with the default; second to the costs of related covering
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

and/or related hedging transactions; third to the Aggregate Unpaids and other Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) in accordance with the priorities set forth in Section 2.7; and fourth to the Borrowers.
     (v) The Borrowers and the Guarantors agree that the Administrative Agent may obtain an injunction or an order of specific performance to compel the Borrowers and the Guarantors to fulfill any of their obligations as set forth in this Agreement or the other Loan Documents if the Borrowers or Guarantors fail or refuse to perform their obligations as set forth herein or therein.
     (vi) The Borrowers shall be liable to the Administrative Agent, payable as and when incurred by the Administrative Agent, for (A) the amount of all reasonable actual out-of-pocket expenses, including legal or other expenses, incurred by the Administrative Agent in connection with or as a consequence of an Event of Default, and (B) all reasonable costs incurred in connection with hedging or covering transactions.
     (b) The Administrative Agent may exercise one or more of the remedies available to the Administrative Agent immediately upon the occurrence of an Event of Default and, except to the extent provided in Subsections 10.2(a)(i) and 10.2(a)(iv), at any time thereafter without notice to the Borrowers or the Guarantors. All rights and remedies arising under this Agreement, the other Loan Documents or any other agreement relating to the Borrower-Related Obligations, as any of the foregoing are amended from time to time, are cumulative and not exclusive of any other rights or remedies that the Administrative Agent may have.
     (c) The Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Borrowers and Guarantors hereby expressly waive any defenses the Borrowers and Guarantors might otherwise have to require the Administrative Agent to enforce its rights by judicial process. The Borrowers and the Guarantors also waive any defense (other than a defense of payment or performance) any Borrower and/or any Guarantor might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies. The Borrowers and the Guarantors recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.
     (d) To the extent permitted by Applicable Law, the Borrowers shall be liable to the Administrative Agent for interest on any amounts owing by the Borrowers hereunder, under the other Loan Documents or otherwise, from the date the Borrowers become liable for such amounts hereunder until such amounts are (i) paid in full by the Borrowers or (ii) satisfied in full by the exercise of the Administrative Agent’s rights hereunder. Interest on any sum payable by the Borrowers to the Administrative Agent under this Subsection 10.2(d) shall accrue interest from and after the date of the Event of Default (but only during the continuance of that Event of Default) at a rate equal to the Post-Default Rate.
     (e) In addition to the rights under this Section 10.2, the Administrative Agent shall have the following additional rights if an Event of Default occurs:
     The Administrative Agent, the Borrowers and the Guarantors agree and acknowledge that the Collateral includes collateral that may decline rapidly in value. Accordingly, notwithstanding anything to the contrary in this Agreement, the other Loan Documents or otherwise, the
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Administrative Agent shall not be required to give notice to the Borrowers or the Guarantors prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, the Administrative Agent shall give notice to the Borrowers and the Guarantors of the remedies effected by the Administrative Agent promptly thereafter. The Administrative Agent shall act in good faith in exercising its rights pursuant to this Section 10.2.
     (f) The Administrative Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or Applicable Law (including, without limitation, the UCC).
     (g) Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Administrative Agent shall not foreclose on any Pledged Collateral or otherwise cause ownership of any Equity Interests in any Pledged CDO Subsidiary to be transferred from the applicable Borrower unless the Administrative Agent obtains an Opinion of Counsel opining (x) that a transfer of the Pledged Collateral in connection with such foreclosure or other transfer will not cause the CDO Issuer owned by the related CDO Subsidiary to cease to be treated as a QRS or (y) that, after such transfer, the CDO Issuer will be treated as a foreign corporation that is not engaged in a trade or business in the United States for United State federal income tax purposes.
     Section 10.3 Waiver.
     Except as expressly set forth in Section 10.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers and the Guarantors.
     Section 10.4 Determination of Events of Default.
     In making a determination as to whether an Event of Default has occurred, the Administrative Agent shall be entitled to rely on reports published or broadcast by media sources believed by the Administrative Agent to be generally reliable and on information provided to it by any other sources believed by it to be generally reliable; provided, that the Administrative Agent reasonably and in good faith believes such information to be accurate and has taken such steps as may be reasonable in the circumstances (including consulting with the Borrowers and the Guarantors) to attempt to verify such information.
ARTICLE XI
INDEMNIFICATION
     Section 11.1 Indemnities by the Borrowers.
     (a) Each Borrower agrees to hold the Administrative Agent, the Lenders, the other Affected Parties and each of their Affiliates and the Administrative Agent, the Lenders, the other Affected Parties and their Affiliates’ officers, directors, shareholders, members, managers, partners, owners, attorneys, employees, agents, Affiliates and advisors (each an “Indemnified Party” and collectively the “Indemnified Parties”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs, expenses, penalties and fines of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Indemnified Party, including, without limitation, fees and expenses of counsel (collectively, the “Indemnified Amounts”), relating to or arising out of (i) this Agreement, the other Loan Documents, any Loan, any Collateral or any transaction contemplated hereby or thereby, or (ii) any amendment, supplement or modification of, or any waiver or consent under or in respect of, this
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Agreement, the other Loan Documents, any Loan, any Collateral or any transaction contemplated hereby or thereby, or (iii) any violation of Applicable Law related to any of the foregoing (including, without limitation, violation of securities laws) and any civil penalties or fees assessed by OFAC against, and the reasonable costs and expenses (including fees and expenses of counsel) incurred in connection with the defense thereof by any Indemnified Party as a result of the conduct of any Borrower, any Guarantor or any Consolidated Subsidiary thereof that violates any sanctions enforced by the OFAC, or (iv) any and all Indemnified Amounts arising out of, attributable or relating to, accruing out of, or resulting from (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any Property or Underlying Mortgaged Property by any Person or other source, whether related or unrelated to any Borrower, any Guarantor or any obligor under a Mortgage Asset, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Property or Underlying Mortgaged Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to any Borrower, any Guarantor or any obligor under a Mortgage Asset in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Property or Underlying Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Property or Underlying Mortgaged Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Property or Underlying Mortgaged Property by any Person or other source, whether related or unrelated to any Borrower, any Guarantor or any obligor under a Mortgage Asset, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Property or Underlying Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or inaccuracy in any representation or warranty in any material respect or material breach or failure to perform any covenants or other obligations pursuant to this Agreement, the other Loan Documents or any of the Mortgage Loan Documents or relating to environmental matters in any way including, without limitation, under any of the Mortgage Loan Documents, or (v) any matter or item covered by the indemnification provision contained in Subsection 10.5(b) of the Arbor Credit Agreement, mutatis mutandis, or (vi) any Borrower’s, any Guarantor’s, or any Affiliate’s conduct, duties, actions and/or inactions in connections with, related to or arising out of the foregoing clauses of this Subsection 11.1(a), that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Borrowers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Indemnified Amounts relating to or arising out of any violation or alleged violation of, noncompliance with or liability under any Applicable Law, rule or regulation (including, without limitation, Environmental Laws) with respect to any Property of a Borrower or Guarantor or any Collateral that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.1 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, any Guarantor or any of their directors, shareholders, owners, partners, members, officers, managers, agents, Affiliates or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether any transaction contemplated hereby is consummated. In any suit, proceeding or action brought by an Indemnified Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Collateral, the Borrowers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder arising out of a breach by any Borrower or any Guarantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Borrower or any Guarantor. The Borrowers also
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs, expenses and fees incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, the other Loan Documents, the Loan, the Collateral and any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.
     (b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrowers to the Indemnified Party within five (5) Business Days following such Person’s demand therefor.
     (c) The obligations of the Borrowers under this Section 11.1 shall survive the resignation or removal of the Administrative Agent and the survive termination of this Agreement and the payment in full of the Obligations.
     Section 11.2 After-Tax Basis.
     Indemnification under Section 11.1 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.
ARTICLE XII
THE ADMINISTRATIVE AGENT
     Section 12.1 Appointment.
     Each Lender hereby irrevocably designates and appoints Initial Lender as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Initial Lender, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.
     Section 12.2 Delegation of Duties.
     The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its Affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrowers and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder and under the other Loan Documents as are reasonably incidental to such functions.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     Section 12.3 Exculpatory Provisions.
     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers, the Guarantors or any of their respective Affiliates or Subsidiaries or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrowers, the Guarantors or any of their respective Affiliates or Subsidiaries to perform any of their obligations hereunder or under the other Loan Documents. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrowers, the Guarantors or any of their respective Affiliates or Subsidiaries of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the Properties, books or records of the Borrowers, the Guarantors or any of their respective Affiliates or Subsidiaries.
     Section 12.4 Reliance by Administrative Agent.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers and/or the Guarantors), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes unless an executed Commitment Transfer Supplement has been filed with the Administrative Agent pursuant to Section 13.16 with respect to the Loans evidenced by such Revolving Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or the other Loan Documents unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Requisite Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Notes.
     (b) For purposes of determining compliance with the conditions specified in Section 3.1 of this Agreement, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     Section 12.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Borrowers or the Guarantors referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Requisite Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Requisite Lenders, or all of the Lenders, as the case may be.
     Section 12.6 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers or the Guarantors, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrowers and Guarantors and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrowers and the Guarantors. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers or the Guarantors which may come into the possession of the Administrative Agent or any of its Affiliates.
     Section 12.7 Indemnification.
     The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section 12.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the termination of this Agreement and the payment in full of the Obligations.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     Section 12.8 The Administrative Agent in Its Individual Capacity.
     The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers and Guarantors as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made or renewed by it and any Revolving Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     Section 12.9 Successor Administrative Agent.
     The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ prior written notice to the Borrowers and the Lenders provided there exists at such time Lenders other than the Initial Lender. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Lenders, to appoint a successor administrative agent; provided, that such successor administrative agent has minimum capital and surplus of at least $50,000,000. If no successor administrative agent has accepted appointment as Administrative Agent within sixty (60) days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder and under the other Loan Documents until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the indemnification provisions of this Agreement and the other Loan Documents and the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     Section 12.10 Other Administrative Agents.
     None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “book manager”, “book runner”, “lead manager”, “arranger”, “lead arranger” or “co-arranger”, if applicable, shall have any right (except as expressly set forth herein), power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or the other Loan Documents or in taking or not taking action hereunder.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Amendments, Waivers and Release of Collateral.
     (a) Neither this Agreement, nor any of the Revolving Notes, nor any of the other Loan Documents, nor any terms hereof or thereof, may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 13.1 nor may any Borrower or any Guarantor be released except in accordance with the provisions of this Section 13.1. The Requisite Lenders may, or, with the written consent of the Requisite Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers and Guarantors written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers and Guarantors hereunder or thereunder or (b) waive, on such terms and conditions as the Requisite Lenders may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:
     (i) extend the Facility Maturity Date, reduce the amount or extend the scheduled date of maturity of any Loan or Revolving Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased Post-Default Rate which shall be determined by a vote of the Requisite Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; or
     (ii) amend, modify, supplement or waive any provision of this Section 13.1 or reduce the percentage specified in the definition of Requisite Lenders, without the written consent of all the Lenders; or
     (iii) amend, modify, supplement or waive any provision of Articles VII and XII without the written consent of the Administrative Agent; or
     (iv) release any Borrower or any Guarantor from its obligations hereunder or under the other Loan Documents, without the written consent of all of the Lenders and, if applicable, any counterparty to any Interest Rate Protection Agreement; or
     (v) release all or substantially all of the Collateral without the written consent of all of the Lenders and, if applicable, any counterparty to any Interest Rate Protection Agreement; or
     (vi) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or
     (vii) permit the Borrowers or Guarantors to assign or transfer any of their rights or obligations under this Agreement or other Loan Documents without the written consent of all of the Lenders; or
     (viii) amend, modify, supplement or waive any provision of the Loan Documents requiring consent, approval or request of the Requisite Lenders or all Lenders without the written consent of the Requisite Lenders or all Lenders, as appropriate; or
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     (ix) amend, modify, supplement or waive the order in which Obligations are paid in Section 2.7 without the written consent of each Lender directly affected thereby; or
     (x) without the consent of Lenders having Revolving Commitment Percentages in the aggregate more than 50% amend, modify or waive Section 3.2 or any other provision of this Agreement if the effect of such amendment or waiver is to require Lenders to make Loans when such Lenders would not otherwise be required to do so; or
     (xi) amend, modify or supplement the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and, if applicable, each counterparty to any Interest Rate Protection Agreement directly affected thereby;
     provided, however, that no amendment, modification, supplement, waiver or consent affecting the rights or duties of the Administrative Agent under any Loan Document shall in any event be effective unless the same is in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action.
     (b) Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Guarantors, the Lenders, the Administrative Agent and all future holders of the Revolving Notes. In the case of any waiver, the Borrowers, the Guarantors, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Revolving Notes and other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     (c) Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers or the Guarantors shall not be required for any amendment, modification, supplement or waiver of the provisions of Article XII except to the extent that any of the Borrowers or Guarantors would be materially adversely affected thereby; provided, however, that the Administrative Agent will provide written notice to the Borrowers of any such amendment, modification or waiver. In addition, the Borrowers and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Schedule 2, which should contain a listing of all Lenders and their respective Revolving Commitments from time to time in the manner requested by the Borrowers, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.
     (d) Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Requisite Lenders may consent to allow the Borrowers to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     (e) Any waiver or consent shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     Section 13.2 Notices, Etc.
     All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth on Schedule 3 or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, or (b) notice by facsimile copy, when verbal communication of receipt is obtained.
     Section 13.3 Set-offs.
     (a) In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of such rights, each Borrower and each Guarantor hereby grants to the Administrative Agent and the Lenders a right of set-off, to secure repayment of all amounts owing to the Administrative Agent and the Lenders by the Borrowers and the Guarantors under the Loan Documents and the Obligations, upon any and all (regardless of any currency thereof) monies, securities, collateral or other Property of any Borrower or any Guarantor (but specifically excluding any Excluded Account) and any proceeds from the foregoing, now or hereafter held or received by the Administrative Agent, the Lenders or any entity under the control of the Administrative Agent or the Lenders and their respective successors and assigns (including, without limitation, branches and agencies of the Administrative Agent or Lenders wherever located), for the account of any Borrower or any Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of any Borrower or any Guarantor at any time existing, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and in each case at any time held or owing by the Administrative Agent, any Lender or any Affiliate of the foregoing to or for the credit of any Borrower or any Guarantor. The Administrative Agent and each Lender is hereby authorized at any time and from time to time upon any amount becoming due and payable by any Borrower to the Administrative Agent or the Lenders under the Loan Documents, the Aggregate Unpaids, the Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) or otherwise (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) or upon the occurrence of an Event of Default, without notice to any Borrower or any Guarantor, any such notice being expressly waived by the Borrowers to the extent permitted by Applicable Law, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to the Administrative Agent or Lenders by the Borrowers and the Guarantors under the Loan Documents, the Aggregate Unpaids and the Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations), irrespective of whether the Administrative Agent or Lenders shall have made any demand hereunder and regardless of any other collateral securing such amounts. Each Borrower and each Guarantor shall be deemed directly indebted to the Administrative Agent and each Lender in the full amount of all amounts owing to the Administrative Agent and the Lenders by the Borrowers and the Guarantors under this Agreement, the Revolving Notes, the other Loan Documents and the Obligations, and the Administrative Agent and Lenders shall be entitled to exercise the rights of set-off provided for above. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR LENDERS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE AMOUNTS OWING TO THE ADMINISTRATIVE AGENT OR LENDERS BY THE BORROWERS AND THE GUARANTORS UNDER THE LOAN DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

OTHER PROPERTY OF THE BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH BORROWER.
     (b) The Administrative Agent agrees promptly to notify the affected Borrower or Guarantor after any such set-off and application made by the Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
     Section 13.4 No Waiver; Remedies.
     No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by Applicable Law.
     Section 13.5 Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, the Administrative Agent, the Lenders and their respective successors and permitted assigns.
     Section 13.6 Term of this Agreement.
     (a) This Agreement, including, without limitation, the Borrowers’ and the Guarantors’ representations, warranties, covenants and duties set herein, create and constitute the continuing obligation of the parties hereto in accordance with its terms and shall remain in full force and effect until such time as (i) all Revolving Commitments have been terminated, (ii) all Loans have been repaid in full and all other Aggregate Unpaids have been paid in full, and (iii) either (A) no other Obligations are outstanding or (B) no event of default, or an event that, with the notice or the lapse of time, would become an event of default, or acceleration has occurred and is continuing with respect to the other Obligations; provided, however, that any provision that, by its terms, expressly survives termination shall be continuing and shall survive any termination of this Agreement and the payment in full of the Obligations.
     (b) Subject to Subsection 13.6(a), this Agreement may be terminated by the Lenders or the Borrowers upon giving thirty (30) days prior written notice to the other parties.
Section 13.7 Governing Law.
     This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
     Section 13.8 Waivers.
     (a) THE BORROWERS AND THE GUARANTORS EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY THE ADMINISTRATIVE AGENT, THE LENDERS, THE AFFECTED PARTIES OR ANY OF THE AFFILIATES OR AGENTS OF THE FOREGOING.
     (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND THE GUARANTORS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES HERETO AND/OR THE GUARANTOR ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY, THE OBLIGATIONS OR ANY DEALINGS, COURSE OF DEALINGS, COURSE OF CONDUCT AMONG THEM OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF ANY PARTY, AND NONE OF THE PARTIES OR THE GUARANTOR WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
     (c) ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWERS OR THE GUARANTORS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH THE BORROWERS AND/OR THE GUARANTORS ARE A PARTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS AND THE GUARANTORS HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE BORROWERS AND THE GUARANTORS IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWERS OR THE GUARANTORS, AS APPLICABLE, AT THEIR ADDRESS SET FORTH ON SCHEDULE 3, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER OR ANY GUARANTORS IN ANY OTHER JURISDICTION.
     (d) EACH OF THE BORROWERS AND THE GUARANTORS HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (c) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (e) EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWERS AND THE GUARANTORS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING THE ADMINISTRATIVE AGENT, THE LENDERS, ANY AFFECTED PARTY OR ANY AFFILIATE OF THE FOREGOING ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWERS AND THE GUARANTORS CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR THE INITIAL LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR INITIAL LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE
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FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.
     (f) EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO AND THE GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
     (g) THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO ANY TRANSACTION ENTERED INTO HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     (h) EACH BORROWER COVENANTS AND AGREES THAT, UPON THE COMMENCEMENT OF A VOLUNTARY OR INVOLUNTARY BANKRUPTCY PROCEEDING BY OR AGAINST A BORROWER, THE OTHER BORROWERS SHALL NOT SEEK A SUPPLEMENTAL STAY OR OTHERWISE SEEK, PURSUANT TO 11 U.S.C. § 105 OR ANY OTHER PROVISION OF THE BANKRUPTCY CODE OR ANY OTHER DEBTOR RELIEF LAW (WHETHER STATUTORY, COMMON LAW, CASE LAW OR OTHERWISE) OF ANY JURISDICTION WHATSOEVER, NOW OR HEREAFTER IN EFFECT, WHICH MAY BE OR BECOME APPLICABLE, TO STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT THE ABILITY OF AN INDEMNIFIED PARTY TO ENFORCE ANY RIGHTS OF SUCH INDEMNIFIED PARTY AGAINST SUCH BORROWER BY VIRTUE OF THIS AGREEMENT OR OTHERWISE.
     (i) IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THIS AGREEMENT INCLUDES INDEMNIFICATION PROVISIONS WHICH, IN CERTAIN CIRCUMSTANCES, COULD INCLUDE AN INDEMNIFICATION BY A BORROWER OF AN INDEMNIFIED PARTY FROM CLAIMS OR LOSSES ARISING AS A RESULT OF SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE.
     Section 13.9 Costs, Expenses and Taxes.
     (a) The Borrowers agree to pay as and when billed by the Administrative Agent or the Lenders all of the reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders in connection with the development, preparation and execution of, and any amendment, supplement or modification to, or waiver of, this Agreement, the Loan Documents or any other documents and agreements prepared in connection herewith or therewith. The Borrowers agree to pay as and when billed by the Administrative Agent and the Lenders all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to the Administrative Agent and the Lenders (provided, however, prior to the occurrence of an Event of Default, the Borrowers shall only be responsible for the fees, disbursements and expenses of one law firm) and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the
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Administrative Agent and the Lenders with respect to the Collateral under this Agreement, including, but not limited to, those costs and expenses incurred by the Administrative Agent and the Lenders and reimbursable by the Borrowers pursuant to Subsection 11.1(a) of this Agreement.
     (b) The Borrowers shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Loan Documents or the other documents to be delivered hereunder or thereunder or the funding or maintenance of Loans hereunder.
     (c) The provision of this Section 13.9 shall survive the termination of this Agreement and the payment in full of the Obligations.
     (d) The Borrowers shall pay on demand all other reasonable costs, expenses and Taxes (except for Taxes on, or Taxes one or more of the alternative bases for which are, the overall net income of the Administrative Agent, any Lender or any Affected Party, and except for franchise taxes imposed in lieu thereof) incurred by the Administrative Agent, the Lenders and the Affected Parties (“Other Costs”), including without limitation, all costs and expenses incurred by the Administrative Agent, the Lenders and the Affected Parties in connection with periodic audits of any Borrower’s, any Guarantor’s or any Servicer’s books and records.
     Section 13.10 Legal Matters.
     (a) In the event of any conflict between the terms of this Agreement, any other Loan Document or any Confirmation with respect to any Additional Collateral, the documents shall control in the following order of priority: first, the terms of the related Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Loan Documents shall prevail.
     (b) Each Borrower and Guarantor hereby acknowledges that:
     (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;
     (ii) it has no fiduciary relationship with the Administrative Agent or the Initial Lender; and
     (iii) no joint venture exists with the Administrative Agent or the Initial lender.
     Section 13.11 Recourse Against Certain Parties.
     No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lenders, the Borrowers or the Guarantors as contained in this Agreement, the Loan Documents or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders, the Borrowers, the Guarantors or any such party pursuant hereto or thereto or in connection herewith or therewith shall be had against any administrator of the Administrative Agent, the Lenders, the Borrowers or the Guarantors or any incorporator, Affiliate (direct or indirect), owner, member, partner, stockholder, officer, director, employee, agent or attorney of the Administrative Agent, the Lenders, the Borrowers or the Guarantors or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Lenders, the Borrowers or the Guarantors contained in this Agreement, the Loan Documents and all of the other agreements,
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instruments and documents entered into by it pursuant hereto or thereto or in connection herewith or therewith are, in each case, solely the corporate obligations of the Administrative Agent, the Lenders, the Borrowers or the Guarantors, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders, the Borrowers or the Guarantors or any incorporator, owner, member, partner, stockholder, Affiliate (direct or indirect), officer, director, employee, agent or attorney of the Administrative Agent, the Lenders, the Borrowers or the Guarantors, or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders, the Borrowers or the Guarantors contained in this Agreement, the Loan Documents or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders, the Borrowers or the Guarantors and each incorporator, owner, member, partner, stockholder, Affiliate (direct or indirect), officer, director, employee, agent or attorney of the Administrative Agent, the Lenders, the Borrowers or the Guarantors, or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders, the Borrowers or the Guarantors of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 13.12	Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Loans.
     (a) The Borrowers and the Guarantors shall cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent (on behalf of the Lenders) hereunder to all property comprising the Collateral. The Borrowers and the Guarantors shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrowers and the Guarantors shall execute any and all documents reasonably required to fulfill the intent of this Subsection 13.12(a).
     (b) The Borrowers and the Guarantors agree that from time to time, at their expense, they will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent or any Lender may reasonably request in order to perfect, protect or more fully evidence the Loans hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent to exercise and enforce their rights and remedies hereunder or under any Loan Document.
     (c) If the Borrowers or the Guarantors fail to perform any of their obligations hereunder, the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Borrowers. The Borrowers and the Guarantors irrevocably appoint the Administrative Agent as their attorney-in-fact and authorize the Administrative Agent to act on behalf of the Borrowers and the Guarantors (i) to execute on behalf of the Borrowers and the Guarantors as debtor and to file financing statements necessary or desirable in the Administrative Agent’s discretion to perfect and to maintain the perfection and priority of the interest in the Collateral, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its discretion deems necessary or
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desirable to perfect and to maintain the perfection and priority of the interests in the Collateral. This appointment is coupled with an interest and is irrevocable.
     (d) Without limiting the generality of the foregoing, the Borrowers and the Guarantors will not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Subsection 3.1(m)(ii) or any other financing statement filed pursuant to this Agreement or in connection with any Loan hereunder, unless this Agreement has terminated in accordance with Section 13.6:
     (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and
     (ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for the Borrowers and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Subsection 3.1(g) with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
     Section 13.13 Confidentiality.
     (a) Each of the Administrative Agent, the Lenders, the Borrowers and the Guarantors shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the Collateral and the Loans and each party’s business obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors, Affiliates and the agents of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Borrowers and the Guarantors that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrowers, the Guarantors and their Affiliates or Subsidiaries, (ii) disclose the existence of the Agreement and the Loan Documents, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law, and (iv) disclose the Agreement, the Loan Documents and such other information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Loan Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with any of the Loan Documents and (v) disclose as set forth in Section 13.22. It is understood that the financial terms that may not be disclosed except in compliance with this Subsection 13.13(a) include, without limitation, all fees and other pricing terms, all Events of Default and any priority of payment provisions.
     (b) Anything herein to the contrary notwithstanding, each Borrower and Guarantor hereby consents to the disclosure of any nonpublic information with respect to it by the Administrative Agent or the Lenders to any prospective or actual assignee, participant or pledgee provided each such Person is informed of the confidential nature of such information and such Person agrees to be bound by the confidentiality provisions set forth herein.
     (c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (A) if required to do so by any Applicable Law, (B) to any Governmental Authority
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having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, any Lender’s, any Borrower’s or any Guarantor’s business or that of their respective Affiliates or Subsidiaries, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, any Borrower or any Guarantor or an officer, director, employer, shareholder, owner, member, partner, agent, employee, Affiliate or Subsidiary of any of the foregoing is a party, or (D) in any preliminary or final offering circular, registration statement or contract or other document approved in writing in advance by any Borrower or any Guarantor; or (iii) any other disclosure authorized by the Administrative Agent, the Lenders, the Borrowers or any Guarantor, as applicable.
     (d) Notwithstanding anything to the contrary contained herein or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Agreement, the other Loan Documents or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.
     Section 13.14 Execution in Counterparts; Severability; Integration.
     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and the other Loan Documents executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior and contemporaneous oral or written understandings.
     Section 13.15 Borrowers Waiver of Setoff.
     Each Borrower and Guarantor hereby waives any right of setoff it may have or to which it may be entitled under this Agreement, the other Loan Documents or otherwise from time to time against the Administrative Agent, any Lender, any Affected Parties, or any Property or assets, or any of the foregoing.
     Section 13.16 Assignments and Participations.
     (a) No Borrower or Guarantor may assign, delegate or otherwise transfer in any way any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of all of the Lenders and any attempt by any Borrower or any Guarantor to assign, delegate or otherwise transfer in any way any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent shall be null and void.
     (b) Each Lender may upon the consent of the Administrative Agent (other than in connection with existing Lenders or Affiliates thereof) and notice to each Borrower, and (i) without the consent of the Borrowers (A) in the case of a Pre-Approved Lender, (B) after an Event of Default, or (C) any existing Lender or any Affiliate thereof, and (ii) with the prior written consent of each Borrower (not to be unreasonably withheld, conditioned or delayed) in the case of a Person that is not a Pre-Approved Lender
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or any existing Lender or Affiliate thereof, sell, transfer, assign, pledge or grant participation interests to any Person (each, a “Transferee”), all or any part of its rights and obligations under this Agreement, the Revolving Notes and its other rights and interests under the Loan Documents in minimum amounts of $5,000,000 (or, if less, the entire amount of such Lender’s obligations), pursuant to, in the case of assignments only, a Commitment Transfer Supplement, executed by such Transferee and such transferor Lender (and, in the case of a Transferee that is not then a Lender or an Affiliate thereof, the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any transfer to an existing Lender or an Affiliate of an existing Lender shall not be subject to the minimum transfer amounts specified herein.
     (c) In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Note for all purposes under this Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided, that each participant shall be entitled to the benefits of Subsections 2.9(c), 2.11, 2.12 and 11.1 with respect to its participation in the Revolving Commitments and the Loans outstanding from time to time; provided, that no participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred.
     (d) In the case of assignments, upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Transferee thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Revolving Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Transferee and the resulting adjustment of Revolving Commitment Percentages arising from the purchase by such Transferee of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Revolving Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the Revolving Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Revolving Notes to the order of such Transferee in an amount equal to the Revolving Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Revolving Commitment hereunder, new Revolving Notes to the order of the transferor Lender in an amount equal to the Revolving Commitment retained by it hereunder. Such new Revolving Notes shall be dated the Restatement Date and shall otherwise be in the form of the Revolving Notes replaced thereby. The Revolving Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled.”
     (e) Each Borrower agrees to cooperate with the Administrative Agent and Lenders, at the Borrowers’ expense, in connection with any such assignment, transfer, pledge, participation or sale, and
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to enter into such restatements of, and amendments, supplements and other modifications to this Agreement, in order to give effect to such assignment, transfer, pledge, participation or sale.
     (f) The Administrative Agent shall maintain at its principal office a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (g) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Transferee (except for any assignment by a Lender to an existing Lender or an Affiliate of an existing Lender), as agreed between them, of a registration and processing fee of $3,500 for each Transferee listed in such Commitment Transfer Supplement and the Revolving Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement and (ii) record the information contained therein in the Register.
     (h) Each Borrower and Guarantor authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers, the Guarantors and their Affiliates and Subsidiaries which has been delivered to such Lender by or on behalf of the Borrowers or the Guarantors pursuant to this Agreement or the other Loan Documents or which has been delivered to such Lender by or on behalf of the Borrowers or the Guarantors in connection with such Lender’s credit evaluation of the Borrowers, the Guarantors and their Affiliates and Subsidiaries prior to becoming a party to this Agreement, in each case subject to Section 13.13.
     (i) At the time of each assignment pursuant to this Section 13.16 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.12.
     (j) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Revolving Note) to any Federal Reserve Bank in accordance with Applicable Laws.
     Section 13.17 Heading and Exhibits.
     The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     Section 13.18 Single Agreements.
     The Administrative Agent, the Lenders and the Borrowers acknowledge that, and have entered hereinto and will enter into each Loan hereunder in consideration of and in reliance upon the fact that all Loans hereunder constitute a single business and contractual relationship and that each has been entered
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into in consideration of the other Loans. Accordingly, each Borrower agrees to perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Loans hereunder.
     Section 13.19 Periodic Due Diligence Review.
     Each Borrower and Guarantor acknowledges that the Administrative Agent and each Lender has the right to perform continuing due diligence reviews with respect to the Collateral and the Borrowers, the Guarantors and Consolidated Subsidiaries of the foregoing for purposes of verifying compliance with the representations, warranties, covenants, agreements and specifications made hereunder, or otherwise, and each Borrower and Guarantor agrees that upon reasonable (but no less than one (1) Business Day) prior notice, unless an Event of Default shall have occurred, in which case no notice is required, to the Borrowers and/or the Guarantors, as applicable, the Administrative Agent, the Lenders or their authorized representatives shall be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Collateral and any and all documents, records, agreements, instruments or information relating to such Collateral, the Borrowers, the Guarantors and their Consolidated Subsidiaries in the possession or under the control of the any Borrower and/or any Guarantor. Each Borrower and Guarantor also shall make available to the Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral, the Borrowers, the Guarantors and their Consolidated Subsidiaries. Each Borrower and Guarantor shall also make available to the Administrative Agent and the Lenders any accountants or auditors of any Borrower or any Guarantor to answer any questions or provide any documents as the Administrative Agent or the Lenders may require. The Borrowers shall pay all out-of-pocket costs and expenses incurred by the Administrative Agent and/or the Lenders in connection with the Administrative Agent’s and the Lenders’ activities pursuant to this Section 13.19 (“Due Diligence Costs”).
     Section 13.20 Use of Employee Plan Assets.
     (a) If assets of an employee benefit plan subject to any provision ERISA are intended to be used by any party hereto (the “Plan Party”) in a Loan, the Plan Party shall so notify the other parties prior to the Loan. The Plan Party shall represent in writing to the other parties that the Loan does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.
     (b) Subject to the last sentence of Subsection 13.20(a) above, any such Loan shall proceed only if the Plan Party furnishes or has furnished to the other parties its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.
     (c) By entering into a Loan pursuant to this Section 13.20, the Borrowers shall be deemed (i) to represent to the Administrative Agent and the Lenders that since the date of the applicable Borrower’s latest such financial statements, there has been no material adverse change in the Borrower’s financial condition which such Borrower has not disclosed to the Administrative Agent, and (ii) to agree to provide the Administrative Agent with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Borrower in any outstanding Loan involving a Plan Party.
     Section 13.21 Adjustments.
     Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

Subsection 10.1(d), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders in accordance with the respective Revolving Loan Percentages; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The provisions of this Section 13.21 shall survive the termination of this Agreement and the payment in full of the Obligations.
Section 13.22 Filings, Recordation, etc.
     Each Borrower and Guarantor hereby authorizes and expressly permits the Administrative Agent to file and record this Agreement with each filing office located in the organizational jurisdictions of the Borrowers and the Guarantors and in such other filing offices as Administrative Agent may deem necessary and appropriate to inform and give notice to prospective parties as to the existence of this Agreement, the other Loan Documents and the restrictions herein and therein contained. Each Borrower and Guarantor hereby expressly waives and discharges any obligations of confidentiality that Administrative Agent may owe to the Borrowers or the Guarantors, whether in connection with this Agreement, the other Loan Documents or otherwise, to preserve any information herein contained and the Borrowers and the Guarantors agree not to allege or assert any claims or defenses based on breach of confidentiality obligations or any other similar defenses or legal theories with respect to the public filing, recordation and disclosure of this Agreement from and after the effective time hereof.
     Section 13.23 Resolution of Drafting Ambiguities.
     Each Arbor Entity that is a party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
     Section 13.24 Character of Loans for Income Tax Purposes.
     The Lenders and the Borrowers shall treat all Loans hereunder as indebtedness of the Borrowers for United States federal income tax purposes.
     Section 13.25 Amendment and Restatement.
     This Agreement amends, restates and supersedes in its entirety the Original Agreement. Notwithstanding the amendment and restatement of the Original Agreement by this Agreement: (a) unless modified by the express terms of this Agreement or the other Loan Documents, each Loan outstanding on the date hereof under the Original Agreement shall continue in effect as a Loan hereunder, without any transfer, conveyance, diminution, forbearance, forgiveness or other modification thereto or effect thereon occurring or being deemed to occur by reason of the amendment and restatement of the Original Agreement hereby and (b) the Existing Borrower shall continue to be liable to the Lenders for (i) all “Obligations” (under and as defined in the Original Agreement) accrued to the date hereof under
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

the Original Agreement and (ii) all agreements on the part of the Existing Borrower under the Original Agreement to indemnify the Lenders or the Administrative Agent in connection with events or conditions arising or existing prior to the effective date of this Agreement, including, but not limited to, those events and conditions set forth in Section 11.1 thereof. This Agreement is given in substitution for the Original Agreement and not as payment of any of the obligations of the Existing Borrower thereunder, and is in no way intended to constitute a novation of the Original Agreement. Nothing contained herein is intended to amend, modify or otherwise affect any obligation of the Existing Borrower, the Guarantor or the Pledgor existing prior to the date hereof. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other Loan Document, or document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to this Agreement unless the context otherwise requires. Upon the effectiveness of this Agreement, the terms of this Agreement shall govern all aspects of the facility represented by the Original Agreement, including, without limitation, the eligibility of Collateral financed under the Original Agreement and any settlements to be made with respect thereto.
     Section 13.26 Modification of Other Loan Documents.
     The amendments and modifications to this Agreement shall amend and modify the other Loan Documents to the extent such other Loan Documents are not separately amended or modified on the Restatement Date. The Credit Parties agree that all other Loan Documents that are not separately amended or modified on the Restatement Date are binding and enforceable obligations and are in full force and effect, as modified and amended by this Agreement.
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First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWERS:	ARBOR REALTY TRUST, INC., a Maryland corporation
	By:	/s/ Paul Elenio, Chief Financial Officer
		Name:	Paul Elenio
		Title:	Chief Financial Officer

ARBOR REALTY GPOP, INC., a Delaware corporation
By:	/s/ Paul Elenio, Chief Financial Officer
	Name:	Paul Elenio
	Title:	Chief Financial Officer

ARBOR REALTY LPOP, INC., a Delaware corporation
By:	/s/ Paul Elenio, Chief Financial Officer
	Name:	Paul Elenio
	Title:	Chief Financial Officer

ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership
By:	Arbor Realty GPOP, Inc.,
its General Partner

By:	/s/ Paul Elenio, Chief Financial Officer
	Name:	Paul Elenio
	Title:	Chief Financial Officer

[Signatures Continued on the Following Page]
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

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THE BORROWERS (cont.):	ARBOR REALTY SR, INC., a Maryland corporation
	By:	/s/ John Natalone, Executive Vice President
		Name:	John Natalone
		Title:	Executive Vice President

ARBOR REALTY COLLATERAL MANAGEMENT, LLC, a Delaware limited liability company
	By:	/s/ John Natalone, Executive Vice President
		Name:	John Natalone
		Title:	Executive Vice President

[Signatures Continued on the Following Page]
First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

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THE INITIAL LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association
	By:	/s/ John Nelson, Managing Director
		Name:	John Nelson
		Title:	Managing Director

THE ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association
	By:	/s/ John Nelson, Managing Director
		Name:	John Nelson
		Title:	Managing Director

First Amended and Restated Revolving Loan Agreement
(Wachovia and Arbor)

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